As filed with the Securities and Exchange Commission on December  22, 2025

Registration No. 333-291395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SRx HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

delaware	5961	83-4284557
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

801 US Highway 1

North Palm Beach, FL 33408

(212) 896-1254

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kent Cunningham

Chief Executive Officer

801 US Highway 1

North Palm Beach, FL 33408

(212) 896-1254

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Louis Lombardo, Esq.

William P. Hubbard, Esq.

Meister Seelig & Fein PLLC

125 Park Avenue, 7th Floor

New York, NY 10017

Tel: (212) 655-3500

Fax: (212) 655-3535

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued or sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER  22, 2025

PROSPECTUS

SRx HEALTH SOLUTIONS, INC.

Up to 187,544,974 Shares of Common Stock

Offered by the Selling Stockholders

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus (collectively, the “Selling Stockholders”) or their permitted transferees (after the expiration of any applicable lock-up period, assuming the satisfaction of any applicable vesting conditions and subject to the beneficial ownership and stock exchange limitations described herein), of up to 187,552,665 shares of our common stock, par value $0.0001 per share (“Common Stock”) which consists of (a) 2,900,551 shares of our common stock issuable upon the exercise of warrants to purchase Common Stock (“July Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated July 7, 2025, (the “July PIPE SPA”) (the “July PIPE Financing”); (b) 171,373,512 shares of our common stock which represents 200% of the 31,158,945 shares of our common stock issuable upon the conversion of shares of our Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) and 54,527,811 shares of our common stock issuable upon exercise of warrants to purchase Common Stock (“October Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated October 27, 2025, (the “October PIPE SPA”) (the “October PIPE Financing”); (c) 491,628 shares of our common stock issuable in exchange for shares of the capital stock of SRx Health Solutions (Canada), Inc. (“SRx Canada”), a corporation organized under the laws of Ontario, Canada which are exchangeable for shares of our Common Stock on a one-for-one basis (the “Exchangeable Shares”); (d) 4,036,697 shares of our common stock, which were issued to certain other investors in private placement on April 24, 2025 (the “Private Placement”); (e) 3,792,586 shares of our common stock, which were issued to certain service providers in consideration of service provided (the “Service Provider Shares”); and (f) 4,950,000 shares of our common stock, which were issued to Halo Spin-Out SPV Inc. (“Spin-Out SPV”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and between the Company and SPV dated August 21, 2025 (such transaction, the “Share Exchange”). For more information about the Common Stock offered for resale by the Selling Stockholders pursuant to this prospectus, including the purchase prices paid by such Selling Stockholders for their securities, see “Information Related to Offered Securities” beginning on page 8 of this prospectus.

The shares of our Common Stock being registered for resale represent a considerable percentage of our public float, and the sales of such shares, or the perception that these sales could occur, could cause the market price of the Common Stock to decline significantly. In addition, we will not receive any proceeds from the resale of Common Stock by the Selling Stockholders pursuant to this prospectus. We expect to require substantial additional capital to support our operations and execute our business plan. We will be required to raise capital in part through the issuance of our equity or equity-based securities, the issuance of which may have an adverse effect on the price of our Common Stock. However, we may be unable to raise capital or additional financing when needed on acceptable terms, or at all. See the sections entitled “Information Related to Offered Securities” and “Risk Factors-Risks Related to Ownership of Our Securities.”

We will pay the expenses, other than any underwriting discounts and commissions, associated with the resale of securities pursuant to this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock. We are registering certain of the Selling Stockholders’ securities for resale pursuant to the Selling Stockholders’ registration rights under the Registration Rights Agreement, dated October 31, 2025, by and among us and certain investors (the “October PIPE RRA”) and pursuant to the Arrangement Agreement (defined below). Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell, as applicable, any of the securities. The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

This prospectus provides you with a general description of such securities and the general manner in which the Selling Stockholders may offer or sell the securities. More specific terms of any securities that the Selling Stockholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock is listed on the NYSE American under the symbol “SRXH”. On December 19, 2025, the closing price of our Common Stock was $0.31 per share.

We are a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements for so long as we remain a smaller reporting company.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 9 of this prospectus and any other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2025.

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SELECTED DEFINITIONS

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to the following capitalized terms have the meanings set forth below:

“AcquireCo” refers to 1000994476 Ontario Inc., a corporation existing under the laws of the Province of Ontario.

“Arrangement Agreement” refers to the Arrangement Agreement entered into by and among the Company and the other parties to which effected the Merger.

“Bylaws” refers to the Bylaws of the Company currently in effect.

“CallCo” refers to 1000994085 Ontario Inc., a corporation existing under the laws of the Province of Ontario.

“CCAA” refers to the Canadian federal Companies’ Creditors Arrangement Act.

“CCAA Proceedings” refers to SRx Canada’s proceedings under the CCAA.

“Certificate of Designations” refers to the Certificate of Designations of Rights and Preferences of the Series A Preferred Stock, filed with Secretary of State of the State of Delaware on October 27, 2025

“Charter” refers to the Company’s Certificate of Incorporation, as amended to date.

“Closing Date” refers to the date of the closing of the Merger.

“Common Stock” refers to the common stock, par value $0.0001 per share, of the Company.

“DGCL” refers to the Delaware General Corporation Law, as may be amended from time to time.

“ELOC Purchase Agreement” refers to the common share purchase agreement by and between the Company and Keystone, dated July 7, 2025, as amended October 28, 2025.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Exchangeable Shares” refers to shares in the capital stock of AcquireCo which shares are exchangeable into shares of the Company’s Common Stock on a one-for-one basis.

“Forfeited Shares” refers to the shares forfeited by the Forfeiting Shareholders pursuant to the Settlement Agreement.

“Forfeiting Shareholders” refers to the founders and officers of SRx Canada who are party to the Settlement Agreement.

“Halo” refers to Halo, Purely For Pets, Inc., a Delaware corporation and subsidiary of the Company.

“Halo Shares” refers to the shares of the common stock of Halo contributed by the Company to Spin-Out SPV in connection with the Merger.

“Initial Order” refers to the Initial Order obtained by SRx Canada in Canada under CCAA from the Ontario Superior Court of Justice (Commercial List).

“July Notes” means the senior secured convertible notes issued to the July PIPE Investors in the July PIPE Financing.

“July PIPE Financing” refers to the private placement pursuant to which we issued and sold, and the July PIPE Investors purchased, the July Notes and the July Warrants, on the terms and conditions set forth in the July PIPE SPA.

“July PIPE Investors” refer to the investors in the July PIPE Financing.

“July PIPE RRA” refers to the Registration Rights Agreement, dated as of July 27, 2025, by and between the Company and certain PIPE Investors.

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“July PIPE SPA” refers to the Securities Purchase Agreement, by and between the Company and the July PIPE Investors, dated as of July 27, 2025, pursuant to which we issued and sold, and the July PIPE Investors purchased, the Notes and the Warrants, on the terms and conditions set forth in therein.

“July Warrants” refers to the warrants entered into in the July PIPE Financing.

“Keystone” refers to Keystone Capital Partners, LLC.

“Lead Investor” refers to the lead investor in the October PIPE Financing.

“Merger” refers to the transactions contemplated by the Arrangement Agreement.

“NYSE” refers to the NYSE American.

“October PIPE Financing” refers to the private placement pursuant to which we issued and sold, and the October PIPE Investors purchased, the Series A Preferred Stock and the October Warrants, on the terms and conditions set forth in the October PIPE SPA.

“October PIPE Investors” refer to the investors in the October PIPE Financing.

“October PIPE RRA” refers to the Registration Rights Agreement, dated as of October 27, 2025, by and between the Company and certain PIPE Investors.

“October PIPE SPA” refers to the Securities Purchase Agreement, by and between the Company and the October PIPE Investors, dated as of October 27, 2025, pursuant to which we issued and sold, and the October PIPE Investors purchased, the Notes and the Warrants, on the terms and conditions set forth in therein.

“October Warrants” refers to the warrants entered into in the October PIPE Financing.

“Predecessor” refers to the Company prior to the Merger, then called Better Choice Company Inc.

“Private Placement” refers to the transaction by which the Company issued to a single investor a combination of 4,036,697 shares of Common Stock in connection with the Merger.

“Private Placement Shares” refers to the shares of Common Stock issued in the Private Placement.

“Pre-Funded Warrants” refers to the pre-funded warrants issued in the Private Placement.

“Security Agreement” refers to the Security Agreement entered into between the Company and the Lead Investor in connection with the PIPE Financing.

“Securities Purchase Agreement” refers to the Securities Purchase Agreement, dated as of July 7, 2025, , by and among the Company and certain PIPE Investors, pursuant to which the Company agreed to issue and sell the Notes and the Warrants.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Series A Preferred Stock” refers to the Series A Convertible Preferred Stock, par value $0.0001, of the Company.

“Settlement Agreement” refers to the Settlement, Share Forfeiture and Mutual Release Agreement by and among the Company and certain of the founders and officers of SRx Canada.

“Share Exchange” refers to the transaction by which the Company issued the SPV Shares to Spin-Out SPV and Spin-Out SPV transferred the Halo Shares to the Company.

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“Share Exchange Agreement” refers to the Share Exchange Agreement by and between the Company and Spin-Out SPV which effected the Share Exchange.

“Spin-Out SPV” refers to Halo Spin-Out SPV Inc., a Delaware corporation.

“SPV Shares” refers to the shares of Common Stock issued by the Company to Spin-Out SPV in connection with the Share Exchange.

“SRx Canada” refers to SRx Health Solutions (Canada), Inc., a corporation organized under the laws of Ontario, formerly known as “SRx Health Solutions, Inc.”

ABOUT THIS PROSPECTUS

Trademarks

We own or have rights to use the trademarks and trade names that we use in conjunction with the operation of our business. Each trademark or trade name of any other company appearing in this prospectus is, to our knowledge, owned by such other company. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

Industry and Market Data

This prospectus, and the documents incorporated by reference in this prospectus include industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s good faith estimates and assumptions about our markets and our internal research. Although industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, we have not, and the underwriters have not, independently verified such third-party information. Although we believe our internal company research and estimates are reliable, such research and estimates have not been verified by any independent source. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, this data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Forward Looking Statements” in this prospectus and the documents incorporated by reference herein and therein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus are “forward-looking statements” for purposes of federal and state securities laws, including statements regarding our expectations and projections regarding future developments, operations and financial conditions, and the anticipated impact of our acquisitions, business strategy, and strategic priorities. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements in this prospectus are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of known and unknown risks, uncertainties and assumptions. Although we believe the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties.

These forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

●	our ability to continue as a going concern;

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●	the impact of damage to or interruption of our information technology systems due to cyber-attacks or other circumstances beyond our control;
●	business interruptions resulting from geopolitical actions, including war and terrorism;
●	our ability to successfully implement our growth strategy;
●	failure to achieve growth or manage anticipated growth;
●	our ability to achieve or maintain profitability;
●	the loss of key members of our senior management team;
●	our ability to generate sufficient cash flow or raise capital on acceptable terms to run our operations, service our debt and make necessary capital expenditures;
●	our dependence on our subsidiaries for payments, advances and transfers of funds due to our holding company status;
●	our ability to successfully develop additional products and services or successfully market and commercialize such products and services;
●	competition in our market;
●	our ability to attract new and retain existing customers, suppliers, distributors or retail partners;
●	allegations that our products cause injury or illness or fail to comply with government regulations;
●	our ability to manage our supply chain effectively;
●	our or our co-manufacturers’ and suppliers’ ability to comply with legal and regulatory requirements;
●	the effect of potential price increases and shortages on the inputs, commodities and ingredients that we require, whether as a result of the continued actual or perceived effects of broader geopolitical and macroeconomic conditions, including the military conflict between Russia and Ukraine;
●	our ability to develop and maintain our brand and brand reputation;
●	compliance with data privacy rules;
●	our compliance with applicable regulations issued by the U.S. Food and Drug Administration (“FDA”), the U.S. Federal Trade Commission (“FTC”), the U.S. Department of Agriculture (“USDA”), and other federal, state and local regulatory authorities, including those regarding marketing pet food, products and supplements;
●	risk of our products being recalled for a variety of reasons, including product defects, packaging safety and inadequate or inaccurate labeling disclosure;
●	risk of shifting customer demand in relation to raw pet foods, premium kibble and canned pet food products, and failure to respond to such changes in customer taste quickly and effectively; and
●	other factors discussed under the headings “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

MARKET AND INDUSTRY INFORMATION

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. We believe these third-party sources to be reliable as of the date of this prospectus and we are responsible for such information. Such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section of this prospectus entitled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Additionally, while our own internal research has not been verified by any independent source, we believe such research to be reliable and are responsible for any information disclosed in this prospectus based upon such internal research.

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PROSPECTUS SUMMARY

This summary highlights certain information presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements.”

Company Overview

SRx Canada

Historically, SRx was engaged in specialty pharmaceuticals and healthcare services, including a series of acquisitions to expand its operations. These legacy operations faced financial difficulties and subsequently filed for bankruptcy, resulting in the winding down of the majority of SRx’s former business.

SRx Canada is currently subject to proceedings in Canada under the federal Companies’ Creditors Arrangement Act, as described further on page 2 under the heading “Recent Corporate Developments - Merger and CCAA Proceedings. As part of this process, all of SRx’s former specialty pharmacy, clinical services, and distribution operations have been sold or discontinued.

Halo

Halo is a pet health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. Halo offers a broad portfolio of pet health and wellness products for dogs and cats sold under the Halo brand across multiple forms, including foods, treats, toppers, and chews. Halo has a demonstrated, multi-decade track record of success and is well positioned to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. Halo’s products consist of kibble and canned dog and cat food, freeze-dried raw dog food and treats, and vegan dog food and treats. Halo’s core products are made with high-quality, thoughtfully sourced ingredients for natural, science-based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health.

Halo sells its premium and super-premium products (which Halo management believes generally includes products with a retail price greater than $0.20 per ounce) under the Halo brand umbrella, including Halo Holistic™ and Halo Elevate®. Halo’s core products sold under the Halo brand are made with high-quality, thoughtfully sourced ingredients for natural, science-based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health. Halo’s diverse and established customer base has enabled Halo to penetrate multiple channels of trade, which Halo management believes enables Halo to deliver on core consumer needs and serve pet parents wherever they shop. Halo groups these channels of trade into three distinct categories: E-commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which primarily includes the sale of product to regional distributors, pet specialty retailers, and independent pet stores, as well as to select grocery chains; and International, which includes the sale of product to foreign distribution partners and to select international retailers. In December 2023, Halo made a strategic exit out of Petco stores (while remaining on Petco.com), and Pet Supplies Plus. On June 1, 2024, Halo exited its DTC channel in an effort to improve profitability, and now directs consumers on halopets.com to Amazon and Chewy. In April 2025, the Company sold its Asian business, comprising the majority of its International channel.

A concerted effort to drive brand awareness behind distinctive positioning and messaging is the cornerstone of Halo’s growth plan, supported by innovation. Halo’s future growth is driven through an extensive brand positioning workstream resulting in new consumer messaging aimed to build awareness with pet parents, persuade them that Halo is the right choice for their pet, and move the consumer towards purchase. The creative campaign will be brought to life on Amazon and Chewy platforms as well as outside those platforms. By shifting media investment from bottom-of-funnel-driven DTC activities to full funnel activation across the Amazon and Chewy platforms, Halo will see improvements in both media effectiveness, efficiency, and reach.

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In addition to incremental consumer media activation, innovation plays a key role in Halo’s growth plans, supported by Halo’s own research and development, and acquisitions. Halo’s established supply and distribution infrastructure allows Halo to bring new products to market in less than a year. Halo’s outsourced manufacturing model is flexible, scalable and encourages innovation allowing Halo to offer a breadth of assortment in dog and cat food main meal as well as pet treat products under the Halo brand, serving a wide variety of consumer needs, dayparts, and occasions.

The Halo portfolio offers a variety of platforms through which to innovate. Halo Holistic™ is designed for the pet parent seeking complete digestive health with prebiotics, probiotics and postbiotics. Additionally, it’s one of the only brands made with only whole animal proteins and no meat meals. Halo Elevate®, features leading nutrient levels supporting the top five pet parent health concerns including digestive health, heart and immunity support, healthy skin and coat, hip and joint support and strength and energy. Halo Freeze Dried Raw recipes preserve the natural flavor and nutrition of raw food with 100% protein from natural sources.

Recent Corporate Developments

Merger and CCAA Proceedings

On September 3, 2024, Better Choice Company, Inc. (“Predecessor”), SRx Canada, 1000994476 Ontario Inc. (“AcquireCo”), a corporation existing under the laws of the Province of Ontario and an indirect wholly-owned subsidiary of Predecessor, and 1000994085 Ontario Inc., a corporation existing under the laws of the Province of Ontario and a direct wholly-owned subsidiary of Predecessor (“CallCo”) entered into an Arrangement Agreement (the “Arrangement Agreement”), and the transactions contemplated thereby (the “Merger”) were completed on April 24, 2025 (which is referred to herein as the “Closing Date”). Pursuant to the Arrangement Agreement, on the Closing Date, AcquireCo merged with and into SRx Canada, with SRx Canada remaining as the surviving entity. Predecessor acquired the business of SRx Canada pursuant to the Merger.

In connection with the Merger, on April 24, 2025, Predecessor changed its corporate name from “Better Choice Company Inc.” to “SRx Health Solutions, Inc.” by the filing of a Certificate of Amendment of its Certificate of Incorporation with the Secretary of State of the State of Delaware, and SRx Canada changed its name from “SRx Health Solutions Inc.” to “SRx Health Solutions (Canada) Inc.” by making the appropriate filing in the Province of Ontario.

On the Closing Date, Predecessor issued to certain holders of the common stock of SRx Canada 8,898,069 shares of the Company’s Common Stock, and AcquireCo issued to certain holders of the common stock of SRx Canada 19,701,935 shares in the capital stock of AcquireCo which shares are exchangeable into shares of the Company’s Common Stock (the “Exchangeable Shares”) on a one-for-one basis.

On August 12, 2025, the Company announced that SRx Canada had obtained an Initial Order (the “Initial Order”) in Canada under the federal Companies’ Creditors Arrangement Act (the “CCAA” and SRx Canada’s proceedings thereunder, the “CCAA Proceedings”) from the Ontario Superior Court of Justice (Commercial List) (the “Court”). In connection with the Initial Order, the Court, among other relief, granted a stay of proceedings in favor of SRx Canada, appointed Grant Thornton Limited as the monitor of SRx Canada (in such capacity, the “Monitor”), granted debtor-in-possession financing (“DIP Financing”), which included insider participation, and approved sale procedures (“Sale Process”) to govern the sale of the business and assets of SRx Canada. The DIP Financing consists of a credit facility of up to a maximum of $1,750,000, for the purpose of financing SRx Canada’s working capital needs, including for continued operations, implementation of the Sale Process, and to fund the restructuring contemplated in the CCAA Proceedings.

On August 21, 2025 and October 29, 2025, respectively, the Court approved transactions for the sale of substantially all of the assets and businesses of SRx Canada, the majority of which have been completed. The current stay of proceedings in respect of SRx Canada has been extended to January 30, 2026 to permit the completion of the restructuring.

Neither the Company nor the Company’s United States subsidiary, Halo, Purely For Pets, Inc., a Delaware corporation, has made any filing under any bankruptcy code or statutory reorganization scheme either in the United States or in Canada.

On August 14, 2025, the Company entered into a Settlement, Share Forfeiture and Mutual Release Agreement (the “Settlement Agreement”) with certain of the founders and officers of SRx Canada (the “Forfeiting Stockholders”), pursuant to which the Forfeiting Stockholders forfeited for cancellation approximately 18,839,332 million Exchangeable Shares (the “Forfeited Shares”). In consideration of the Forfeited Shares, the Company agreed to release the Forfeiting Stockholders from certain claims by the Company.

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Private Placement

In connection with the Merger, on April 25, 2025, the Company issued to a single investor a combination of 4,036,697 shares of Common Stock (the “Private Placement Shares”) and pre-funded warrants to purchase Company Common Stock (the “Pre-Funded Warrants”) at a price of $2.18 per share, or $8.8 million in the aggregate, in a private placement transaction (the “Private Placement”). The issuance of shares of Company Common Stock in the private placement was exempt from registration under Section 4(2) of the Securities Act.

Issuances to Service Providers

On April 25, 2025, the Company issued to one of its financial advisors 1,599,231 shares of Common Stock in consideration of services provided by the financial advisor to the Company. On July 3, 2025, the Company issued to certain of its financial advisors 1,503,355 shares of Common Stock, and July 15, 2025, the Company issued to certain of its financial advisors 690,000 shares of Common Stock (collectively, the “Service Provider Shares”).

Share Exchange

In connection with the Merger, on April 24, 2025, the Company contributed 152 shares of the common stock, without par value (the “Halo Shares”), of Halo, Purely For Pets, Inc. (“Halo”), a Delaware corporation, then the Company’s wholly-owned subsidiary, to Halo Spin-Out SPV Inc. (“Spin-Out SPV”), a special purpose subsidiary of the Company formed for such purpose. Immediately prior to the effectiveness of the Merger, the equity interests in Spin-Out SPV were distributed as a dividend to the then-current stockholders of the Company. The Halo Shares represent seventeen (17%) of the issued and outstanding capital stock of Halo.

Following the initiation of the CCAA Proceedings and the execution of the Settlement Agreement, on August 21, 2025, the Company and Spin-Out SPV executed a Share Exchange Agreement (the “Share Exchange Agreement”) whereby Spin-Out SPV transferred the Halo Shares back to the Company in exchange for 4,950,000 newly issued shares of the Company’s Common Stock (such shares, the “SPV Shares” and such transaction, the “Share Exchange”).

Disposition of Halo Assets

On April 16, 2025, the Company completed the sale of substantially all of this assets that comprised the Asia business of its US pet food subsidiary, to CZC Company LTD for total gross proceeds of $8.1 million including $6.5 million, along with a 5-year royalty agreement.

July PIPE Financing

On July 7, 2025, the Company entered into the Securities Purchase Agreement (the “July PIPE SPA”) by and among the Company and the July PIPE Investors, including the lead investor (the “Lead Investor”), pursuant to which the Company issued and sold to the Investors (i) a new series of senior secured convertible notes (the “July Notes”) with an aggregate original principal amount of $7,650,000, subject to an original issue discount as provided in the July Notes, and (ii) warrants (the “July Warrants”) to acquire 21,338,062 shares of the Company’s common stock (the “Common Stock”) (such transaction, the “July PIPE Financing”).

The July Notes bear interest at a rate of 8% per annum. The July Notes mature on July 8, 2027, provided that the maturity date may be extended by a noteholder if the Company is in default under the July Notes, and in certain other limited circumstances as described in the July Notes. The July Notes are convertible into shares of the Common Stock at a conversion price of $0.6274 per share, subject to customary adjustments. The July Warrants are exercisable for a period of three (3) years beginning six (6) months from the date of issuance at an exercise price of $0.6274 per share, also subject to adjustment.

Additionally, on July 8, 2025, pursuant to and in connection with the July PIPE SPA, the Company entered into a Security and Pledge Agreement (the “Security Agreement”) by and between the Company and the Lead Investor, in its capacity as collateral agent, pursuant to which the Company granted to the Lead Investor, for the ratable benefit of the Lead Investor and the other July PIPE Investors, a valid, perfected and enforceable security interest in certain assets of the Company and its subsidiaries, which assets include substantially all of the assets of the Company’s U.S. business, and pledged as collateral the equity held by the Company in certain of the Company’s subsidiaries.

Additionally, on July 8, 2025, pursuant to and in connection with the July PIPE SPA, the Company and the July PIPE Investors entered into a Registration Rights Agreement (the “July PIPE RRA”), pursuant to which the Company agreed to file a registration statement with the United States Securities and Exchange Commission (“SEC”) covering the resale of Common Shares that are issuable upon the conversion of the July Notes or the exercise of the July Warrants.

3

October PIPE Financing

On October 27, 2025, the Company entered into a Securities Purchase Agreement (the “October PIPE SPA”) with certain accredited investors named therein (the “October PIPE Investors”). Certain October PIPE Investors are July PIPE Investors. Pursuant to the October PIPE SPA, up to 38,070 shares of the Company’s Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) and accompanying warrants (“October Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) may be purchased for an aggregate purchase price of up to $30.46 million in one or more closings (such transaction, the “October PIPE Financing”).

On October 31, 2025, pursuant to the October PIPE SPA, the Company issued and sold, and the October PIPE Investors purchased, in a private placement (the “Private Placement”): 19,035 shares of the Series A Preferred Stock and 54,527,811 October Warrants to purchase shares of Common Stock for aggregate proceeds of approximately $15.23 million, paid in cash or through the cancellation of such October PIPE Investor’s July Note and July Warrants in lieu of cash. The Company waived receipt of the cash portion of the purchase price until November 3, 2025. Pursuant to the October PIPE SPA, the July PIPE Investors waived the requirement under the July PIPE SPA that the Company register for resale 250% of the shares of Common Stock issuable upon the conversion or exercise of the July Notes or July Warrants.

In conjunction with the October PIPE SPA, on October 31, 2025 the Company entered a registration rights agreement with the investors (the “October PIPE RRA”), pursuant to which the Company will be required to file a registration statement with the Securities and Exchange Commission (the “SEC”), to register for resale the Common Stock issuable upon (x) the conversion of the Series A Preferred Stock and (y) the exercise of the October Warrants.

ELOC Transaction

Concurrently with the issuance of the Notes and Warrants described above under “July PIPE Financing,” on July 7, 2025, the Company and the Selling Stockholder entered into a common share purchase agreement (as amended, the “ELOC Purchase Agreement”), which provides that subject to the terms and conditions set forth therein, the Company may sell to the Selling Stockholder up to the lesser of (i) $50 million of the Company’s common shares, no par value (the “Common Share”) and (ii) the Exchange Cap (as defined below) (subject to certain exceptions provided in the ELOC Purchase Agreement) (the “Total Commitment”), from time to time during the term of the ELOC Purchase Agreement. On October 28, 2025, the Company and the Selling Stockholder executed an amendment to the ELOC Purchase Agreement increasing the Total Commitment from $50 million to $1.0 billion (the “ELOC Amendment”).

Additionally, on July 7, 2025, the Company and the Selling Stockholder entered into a registration rights agreement (the “ELOC RRA”), pursuant to which the Company agreed to file this registration statement with the United States Securities and Exchange Commission (“SEC”) covering the resale of Common Shares that are issued to the Selling Stockholder under the ELOC Purchase Agreement (the “Registration Statement”).

Under the terms and subject to the satisfaction of the conditions set forth in the ELOC Purchase Agreement, the Company has the right, but not the obligation, to sell to the Selling Stockholder, and the Selling Stockholder is obligated to purchase, up to the Total Commitment. Such sales of Common Shares by the Company, if any, will be subject to certain limitations as set forth in the ELOC Purchase Agreement, and may occur from time to time, at the Company’s sole discretion, over the period commencing on the date that all of the conditions to the Company’s right to commence such sales are satisfied, including that the registration statement referred to above is declared effective by the SEC and a final form of the prospectus included therein is filed with the SEC (the “Commencement Date”) and ending upon the expiration of this Registration Statement pursuant to Rule 4125(a)(5) of the Securities Act of 1933, as amended, or otherwise upon the termination of the ELOC Purchase Agreement as provided therein. The Selling Stockholder has no right to require the Company to sell any Common Shares to the Selling Stockholder, but the Selling Stockholder is obligated to make purchases as the Company directs, subject to satisfaction of the conditions set forth in the ELOC Purchase Agreement.

As consideration for the Lead Investor entering into the ELOC Purchase Agreement, concurrently with the execution of the ELOC Amendment, the Company issued to the Lead Investor a convertible promissory note in the original principal amount of $20.0 million (the “Keystone Commitment Note”), which is convertible into up to 50,137,880 shares of Common Stock (collectively, the “Keystone Commitment Shares”), assuming a price of $0.3989 per share, which was the closing price of our shares of Common Stock on the NYSE American on December 3, 2025. The Keystone Commitment Note was issued by the Company to the Lead Investor in lieu of the Commitment Shares, as defined in the original ELOC purchase Agreement. The Company also agreed to pay the Lead Investor up to $35,000 for its reasonable expenses under the ELOC Purchase Agreement.

4

From time to time from and after the Commencement Date, on any business day selected by the Company where the closing sale price on the applicable eligible market, or quotation service is equal to or greater than $0.25, subject to the satisfaction of all of the conditions set forth in the ELOC Purchase Agreement, the Company shall have the right, but not the obligation, to direct the Selling Stockholder, to purchase the applicable VWAP Purchase Share Amount (as such term is defined in the ELOC Purchase Agreement), not to exceed the agreed upon maximum, at the applicable VWAP Purchase Price therefor, which price is at a discount to the then-current closing sale price, provided that the Selling Stockholder’s aggregate committed obligation pursuant to the foregoing shall not exceed $1.0 billion.

Under applicable rules of the NYSE American, in no event may the Company issue or sell to the Selling Stockholder under the ELOC Purchase Agreement more than that number of shares of its Common Stock (including the Commitment Shares) which equals 19.99% of the Common Stock outstanding immediately prior to the execution of the ELOC Purchase Agreement (the “Exchange Cap”), unless (i) the Company first obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable NYSE American listing rules, or (ii) the price of applicable sales of Common Stock to the Selling Stockholder under this Agreement equals or exceeds the lower of (A) the official closing sale price on the NYSE American or any nationally recognized successor thereto immediately preceding the delivery of the applicable VWAP Purchase Notice (as such term is defined in the ELOC Purchase Agreement) and (B) the average of the closing sale prices of the Common Stock on the NYSE American for the five business days immediately preceding the delivery of such VWAP Purchase Notice (in each case plus an incremental amount to take into account the Commitment Shares), such that the sales of such shares of Common Stock to the Selling Stockholder would not count toward the 19.99% because they are “at market” under applicable NYSE American rules.

The ELOC Purchase Agreement also prohibits the Company from directing the Selling Stockholder to purchase any Common Shares if those shares, when aggregated with all other Common Shares then beneficially owned by the Selling Stockholder and its affiliates, would result in the Selling Stockholder having beneficial ownership of more than 4.99% of the outstanding Common Shares.

The net proceeds under the ELOC Purchase Agreement to the Company will depend on the frequency of sales and the number of Common Shares sold to the Selling Stockholder and prices at which the Company sells Common Shares to the Selling Stockholder. The Company expects that any net proceeds received by the Company from such sales to the Selling Stockholder will be used for working capital and general corporate purposes. Management of the Company believes that it is in the Company’s best interests to have the flexibility to sell Common Shares pursuant to the ELOC Purchase Agreement, subject to market conditions.

EMJX Transaction

On December 16, 2025, the Company entered into a Share Exchange and Asset Transfer Agreement (the “Transfer Agreement”), as unanimously approved by the Board, by and among the Company, EMJ Crypto Technologies Inc., a corporation organized under the laws of Ontario, Canada (“EMJC”), CCC Crypto Corp., a Delaware corporation (“DelawareCo”), and the transferors named therein (the “Transferors”).

Upon the terms and subject to the conditions set forth in the Transfer Agreement, the Company shall acquire EMJC and DelawareCo and acquire from certain Transferors all of their rights in and to the IP Asset (defined below), in an all-stock transaction, for an aggregate purchase price of approximately $55 million (the “EMJC Transaction”).

The “IP Asset” means all intellectual property rights, whether or not registerable, in any jurisdiction in the world, including without limitation copyrights, patent rights, trademark rights, trade secrets, and software, in connection with certain technology developed by or on behalf of EMJC, DelawareCo and the Transferors that uses artificial intelligence to predict outcomes from data sets (including an algorithm which is designed to outperform Bitcoin and Ethereum based on trading volatility), including all know-how, trade secrets, coding (source code and object code), designs, data, algorithms, formulae, specifications, processes, procedures, methods, techniques, ideas, software, tools, inventions, apparatus, creations, works of authorship (whether or not copyrighted) and other similar materials, and all reports, analyses, results and records relating to any of the foregoing, in each case in any form or embodied in any media, and whether or not registrable.

The completion of the EMJC Transaction is subject to customary closing conditions, including (i) approval of the EMJC Transaction by the Company’s stockholders, (ii) filing and mailing of a definitive information statement filed with the SEC, (iii) the shares of the Company’s comm stock to be issued pursuant to the Transfer Agreement having been approved for listing on the NYSE American, (iv) the Company shall file with the SEC a registration statement on Form S-4 (the “S-4 Registration Statement”), in connection with the registration under the Securities Act of the Company’s common shares to be issued in the EMJC Transaction for resale by such holders, (v) subject to specified materiality standards, the accuracy of the representations and warranties of the other parties; and (vi) the performance by the other parties in all material respects with all obligations required to be performed under the Transfer Agreement at or prior to the date (the “EMJC Closing Date”) of the closing of the transactions contemplated by the Transfer Agreement (the “Closing”). The Transfer Agreement may be terminated under certain circumstances, including by mutual consent, failure to obtain required approvals, or a material breach by either party.

The Transfer Agreement contains customary representations and warranties of the parties thereto (the “EMJC Transaction Parties”). The Transfer Agreement also contains customary covenants and agreements, including covenants and agreements relating to (i) the conduct of the Company’s business between the date of the signing of the Transfer Agreement and the Closing and (ii) the efforts of the parties to cause the EMJC Transaction to be completed, including obtaining all approvals, consents, registrations, authorizations and other confirmations from any third party necessary, proper or advisable to consummate the transactions contemplated by the Transfer Agreement.

The Transfer Agreement may be terminated prior to the EMJC Closing by: (a) by mutual written consent of each of the EMJC Transaction Parties; (b) by any EMJC Transaction Party, after the June 30, 2026 (the “End Date”), if the Transaction has not been consummated (subject to certain conditions); (c) by any EMJC Transaction Party if a governmental body has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the EMJC Transaction; (d) by the other EMJC Transaction Parties upon the Company’s breach of the Transfer Agreement which is not timely cured; (e) by upon the Company any other EMJC Transaction Party’s breach of the Transfer Agreement which is not timely cured; (f) by the Company, if there will have occurred any EMJC Material Adverse Effect or DelawareCo Material Adverse Effect (as each such term is defined in the Transfer Agreement) (subject to certain conditions); or (g by the Transferor Parties, if there will have occurred any SRXH Material Adverse Effect (as such term is defined in the Transfer Agreement) (subject to certain conditions).

If the Transfer Agreement is terminated due to the Company’s breach thereof, the Company is required to pay to the other EMJC Transaction Parties an amount equal to all fees and expenses incurred by them in connection with the EMJC Transaction, not to exceed $300,000.00. If the Transfer Agreement is terminated due to the breach thereof by another Transferor Party, the Transferor Parties are required to pay to the Company an amount equal to all fees and expenses incurred by the Company in connection with the EMJC Transaction, not to exceed $300,000.00.

Bylaw and Charter Amendment

On October 8, 2025, the Company adopted amended and restated bylaws, which reduced the quorum required for meetings of the Company’s stockholders.

On November 19, 2025, the Company filed a Certificate of Amendment with the Secretary of State of the State of Delaware which increased the number of shares of Common Stock that the Company is authorized to issue from 200,000,000 shares to 5,000,000,000 shares.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, which allows us to take advantage of certain exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeded $100 million during such completed fiscal year or the market value of the shares of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Company Information

We were incorporated in the State of Nevada in 2001 under the name Cayenne Construction, Inc., and in 2009, changed our name to Sports Endurance, Inc. Effective March 11, 2019, we changed our name to Better Choice Company Inc. after reincorporating in Delaware and effective April 24, 2025, we changed our name to SRx Health Solutions, Inc. We have five wholly owned subsidiaries - Halo, Purely for Pets, Inc., Bona Vida, Inc., Aimia Pet Healthco Inc, SRx Health Solutions (Canada), Inc., and 1000994085 Ontario Inc. Our principal executive offices are located at 801 US Highway 1 North Palm Beach, FL 33408. Our website is available at https://www.srxhealth.com. Our website and the information contained on or connected to that site are not, and should not be deemed to be part of or incorporated into this prospectus.

5

Summary Risk Factors

Investing in our common stock involves numerous risks, including the risks described under the heading “Risk Factors” in this prospectus and elsewhere in this prospectus. You should carefully consider these risks before making an investment. The following are some of these risks, any one of which could materially adversely affect our business, financial condition, results of operations, and prospects:

●	Increases in sourcing, manufacturing, freight and/or warehousing costs, supply shortages, interruption in our sourcing operations and/or supply changes could have an adverse effect on our business, financial condition, and operating results;

●	We may not be able to successfully implement our growth strategy or effectively manage our growth on a timely basis or at all;

●	Our level of indebtedness and related covenants could limit our operational and financial flexibility and significant adversely affect our business if we breach such covenants and default on such indebtedness;

●	If we do not successfully develop additional products and services, or if such products and services are developed but not successfully commercialized, our business will be adversely affected;

●	Our ability to compete on the basis of product and ingredient quality, product availability, palatability, brand awareness, loyalty and trust, product variety and innovation, product packaging and design, reputation, price and convenience and promotional efforts in our highly competitive industry and against other industry participants, some of whom have greater resources than we do;

●	We are vulnerable to fluctuations in the price and supply of key inputs, including ingredients, packaging materials, and freight;

●	Food safety and food-borne illness incidents may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings;

●	Adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial condition and results of operations;

●	We rely heavily on third-party commerce platforms to conduct our businesses and if one of those platforms is compromised, our business, financial condition and results of operations could be harmed;

●	We may seek to grow our company and business through acquisitions, investments or through strategic alliances and our failure to identify and successfully integrate and manage these assets could have a material adverse effect on the anticipated benefits of the acquisition and our business, financial condition or results of operations;

●	International expansion of our business, could expose us to substantial business, regulatory, political, financial and economic risks;

●	Changes in existing laws or regulations, including how such existing laws or regulations are enforced by federal, state, and local authorities, or the adoption of new laws or regulations may increase our costs and otherwise adversely affect our business, financial condition and results of operations;

●	Provisions in our certificate of incorporation and bylaws and Delaware law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders;

●	The administrative and regulatory costs of public company compliance could consume a significant amount of our resources;

●	We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.

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THE OFFERING

Issuer	SRx Health Solutions, Inc., a Delaware corporation.

Shares of Common Stock offered by the Selling Stockholders	Up to 187,544,974 shares of our Common Stock which consists of (a) 2,900,551 shares of our common stock issuable upon the exercise of warrants to purchase Common Stock (“July Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated July 7, 2025, (the “July PIPE SPA”) (the “July PIPE Financing”); (b) 171,373,512 shares of our common stock which represents 200% of the 31,158,945 shares of our common stock issuable upon the conversion of shares of our Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) and 54,527,811 shares of our common stock issuable upon exercise of warrants to purchase Common Stock (“October Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated October 27, 2025, (the “October PIPE SPA”) (the “October PIPE Financing”); (c) 491,628 shares of our common stock issuable in exchange for shares of the capital stock of SRx Health Solutions (Canada), Inc. (“SRx Canada”), a corporation organized under the laws of Ontario, Canada which are exchangeable for shares of our Common Stock on a one-for-one basis (the “Exchangeable Shares”); (d) 4,036,697 shares of our common stock, which were issued to certain other investors in private placement on April 24, 2025 (the “Private Placement”); (e) 3,792,586 shares of our common stock, which were issued to certain service providers in consideration of service provided (the “Service Provider Shares”); and (f) 4,950,000 shares of our common stock, which were issued to Halo Spin-Out SPV Inc. (“Spin-Out SPV”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and between the Company and SPV dated August 21, 2025 (such transaction, the “Share Exchange”).

Shares of Common Stock outstanding prior to the exercise of all Warrants and Options	69,555,603 shares (as of December 19, 2025).

Shares of Common Stock outstanding assuming exercise of all Warrants, Options, and shares reserved for issuance pursuant to stock plans, exchangeable shares, the ELOC Purchase Agreement, and upon conversion of all Preferred shares	2,764,605,238 shares.

Terms of the offering	The Selling Stockholders will determine when and how it will dispose of any shares of our Common Stock that are registered under this prospectus for resale. See “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the resale of Common Stock by the Selling Stockholders pursuant to this prospectus. See “Use of Proceeds” and “Risk Factors” for additional information.

Common Stock ticker symbol	“SRXH”

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

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INFORMATION RELATED TO OFFERED SECURITIES

This prospectus relates to the resale of up to 187,544,974 shares of our Common Stock by the Selling Stockholders, which consists of (a) 2,900,551 shares of our common stock issuable upon the exercise of warrants to purchase Common Stock (“July Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated July 7, 2025, (the “July PIPE SPA”) (the “July PIPE Financing”); (b) 171,373,512 shares of our common stock which represents 200% of the 31,158,945 shares of our common stock issuable upon the conversion of shares of our Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) and 54,527,811 shares of our common stock issuable upon exercise of warrants to purchase Common Stock (“October Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated October 27, 2025, (the “October PIPE SPA”) (the “October PIPE Financing”); (c) 491,628 shares of our common stock issuable in exchange for shares of the capital stock of SRx Health Solutions (Canada), Inc. (“SRx Canada”), a corporation organized under the laws of Ontario, Canada which are exchangeable for shares of our Common Stock on a one-for-one basis (the “Exchangeable Shares”); (d) 4,036,697 shares of our common stock, which were issued to certain other investors in private placement on April 24, 2025 (the “Private Placement”); (e) 3,792,586 shares of our common stock, which were issued to certain service providers in consideration of service provided (the “Service Provider Shares”); and (f) 4,950,000 shares of our common stock, which were issued to Halo Spin-Out SPV Inc. (“Spin-Out SPV”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and between the Company and SPV dated August 21, 2025 (such transaction, the “Share Exchange”).

The following table includes information relating to the shares of Common Stock registered for resale hereby.

Selling Stockholder	Number of Offered Shares
Keystone Capital Partners, LLC	4,735,617
Seven Knots, LLC	4,735,617
KCP Fund I, LLC	1,408,982
Jim Fallon	9,457,729
Stratgyx, LLC	1,895,148
Matthew George	477,164
2Shores Capital Corp	11,253,842
2464344 Ontario Incorporated	2,813,461
Northern Private Capital Inc.	1,408,982
RDS Private Capital LP	15,476,283
L5 Capital Inc	5,430,119
First Fire Global Opportunities Fund LLC	3,038,538
Lincoln Alternative Strategies	1,690,861
Valter Pinto	562,693
Strategic Capital Advisors Ltd.	3,710,452
Caravel Capital Fund Ltd.	2,777,449
Pinz Capital Special Opportunities Fund, LP	3,070,049
Mank Capital	949,826
Blue Edge Global Opportunities Fund “AGI Series”	949,826
Cobalt Capital Corporation	562,693
Helena Global Investment Opportunities 1 Ltd.	6,639,767
Fifth Lane Partners Fund, LP	2,348,110
David Allan White	130,545
Michael Young	1,656,566
Lionel Conacher	1,323,453
Julian Bharti	562,693
Funicular Funds LP	2,091,967
CCII	4,036,697
Stephen Temes	281,879
Kolinda Tomasic	1,300
Phyllis Henderson	6,200
Charles Giordano	12,497
William Baquet	167,922
Kevin Mangan	109,933
Eric Lord	235,369
Ramnarain Jaigobind	406,376
Halo Spin-Out SPV Inc.	4,950,000
1981411 Alberta Limited	11,427
Alina Rodden	662
Alisha Ali	91
Alison McCarthy	69,715
Alycia Jones	1,170
Ami Shah	34,354
Anam Quraishi	1,416
Anna Nowak	755
Arash Pourzare	25,898
Aric Maclaren	1,666
Ashley Da Silva	934
Behnaz Alijani	25,898
Brittany Cooper	7,326
Dianna Mansour	1,332
Erinn Brown	10,085
Geetu Harjani	152
Hamzah Desai	251
Jason Howden	1,830
Jenna Murphy-Cardinal	654
Jennifer Goldman	87,968
Jennifer Thomson	306
Jennifer Wong	6,758
Jim Kha	4,006
Joanne Perez	223
Julia McLeod	232
Karla Mastronardi	824
Karol Sitarski	65,029
Kathy Poldre	22,564
Kimberley Goodwin	971
Kristin Secord	744
Kumudu Mannapperuma	677
Laniefel Mendoza	586
Ly Longxay	389
Lynn Vignola	1,193
Mai Ayoub	4,666
Maliheh Mollaei	6,402
Manu Luka	1,460
Mark Wong	727
Marta Gniewek	660
Melody Pan	2,270
Michael Popielaty	1,990
Monica Astle	19,629
Nancy Solanki	139
Nirav Mehta	14,856
Oshadhi Rodrigo	301
Pallavi Kothari	225
Pauline Markland	171
Phillip Cardella	13,878
Rishawn Moorley	8,603
Saba Mehdipanah	697
Sabrina Ursini	2,804
Sara Bucholtz	1,339
Sean Wong	143
Shannon Jardine	3,835
Shirley Cheung	1,956
Stephen Budgell	938
Tasha Connors	4,590
Tracey Richer	4,798
Zhuo Li	2,889
Rachel Bordage	596
Angela Stotesbury	596
Sabreena Mehdi	596
Vadzim Siukovich	596
Ysabel Silangil	596
Jaymee Sison	596

The securities being offered for resale by the Selling Stockholders pursuant to this prospectus represent approximately 7% of our total fully diluted issued and outstanding Common Stock as of the date of this prospectus, assuming and after giving effect to the issuance of the maximum number of shares of Common Stock issuable upon exercise of all outstanding Common Warrants, Options, Preferred Shares, and Exchangeable Shares, and including shares reserved pursuant to the Company’s Amended and Restated 2019 Incentive Award Plan (the “Plan”), and the ELOC Purchase Agreement. The Selling Stockholders may be able to sell all of their shares registered for resale hereunder (subject to the beneficial ownership and stock exchange limitations described herein) for so long as the registration statement of which this prospectus forms a part is available for use. Given the substantial number of securities being registered for potential resale by the Selling Stockholders pursuant to the registration statement of which this prospectus is a part, the sale of such securities by the Selling Stockholders, or the perception in the market that the Selling Stockholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock.

A decline in the market price of our Common Stock, resulting from the sale of all or substantial amounts of the Common Stock being offered by this prospectus, or the perception in the market that the Selling Stockholders may or intend to sell all or a significant portion of such securities, could adversely affect our ability to issue additional securities to raise additional capital on acceptable terms at a time that we deem appropriate or at all in the future.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the trading price of our common stock could decline significantly and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the information under the heading “Forward Looking Statements” in this prospectus.

General Risks

There is a substantial doubt about the Company’s ability to continue as a going concern.

The FY2023 report of the Company’s independent auditors that accompanies the Company’s consolidated financial statements includes an explanatory paragraph indicating there is a substantial doubt about the Company’s ability to continue as a going concern, citing the Company’s need for additional capital for the future planned expansion of the Company’s activities and to service the Company’s ordinary course activities (which may include servicing of indebtedness). The inclusion of a going concern explanatory paragraph in the report of the Company’s independent auditors will make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and likely will materially and adversely affect the terms of any financing that we might obtain. the Company’s financial statements do not include any adjustments that may result from the outcome of this uncertainty.

We have incurred significant losses in prior periods, and losses in the future could cause the quoted price of the Company’s common stock to decline or have a material adverse effect on the Company’s financial condition, the Company’s ability to pay its debts as they become due, and on its cash flows.

The Company has historically reported net losses, and any losses in the future could cause the quoted price of the Company’s common stock to decline or have a material adverse effect on the Company’s financial condition, its ability to pay its debts as they become due, and on its cash flows.

If we are unable to manage future expansion effectively, our business may be adversely impacted.

In the future, we may experience rapid growth in our business, which could place a significant strain on our operations, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

The Company’s ability to be successful will depend upon the efforts of the Company’s Board and our key personnel and the loss of such persons could negatively impact the operations and profitability of the Company’s business.

The Company’s ability to be successful is dependent upon the efforts of the Company’s board members and key personnel. We cannot assure you that the Company’s board members and key personnel will be effective or successful or remain with the Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Company’s management to expend time and resources becoming familiar with such requirements. See “Executive Compensation” for further discussion. The loss of service of our key personnel, for any reason, could seriously impair our ability to effectuate our business plan, which could have a materially adverse effect on our business and future results of operations. We also have not purchased any key-man life insurance.

If we are unable to recruit and retain key personnel, our business may be harmed.

If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our business plan is not based on independent market studies.

We have not commissioned any independent market studies concerning our business plans. Rather, our plans for implementing our business strategy and achieving profitability are based on the experience, judgment and assumptions of our management. If these assumptions prove to be incorrect, we may not be successful in our business operations.

Our Board of Directors may change our policies without shareholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegate such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

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We need to obtain financing in order to continue our operations and pursue strategic transactions.

On a prospective basis, we will require both short-term financing for operations and long-term capital to fund our expected growth. We currently have no existing bank lines of credit and have not established any definitive sources for additional financing. We believe that cash on hand will be sufficient to meet our short-term financial requirements into the 4th quarter of 2025 assuming that we elect not to pursue and consummate strategic transactions prior to that time. However, we will require additional funds if we want to fully implement our business plan and growth strategy, including strategic transactions, which funds could come in the form of equity, debt (including secured debt) or a combination of the two. Additional financing may not be available to us, or if available, then it may not be available upon terms and conditions acceptable to us. Our inability to take advantage of opportunities in the industry because of capital constraints may have a material adverse effect on our business and our prospects. While we expect to seek additional funding through public or private financings, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock and other capital securities. We may also seek additional funds through arrangements with collaborators or other third parties.

We currently do not have sufficient cash to fully implement our business plan.

We have experienced a lack of adequate capital resources causing us to be unable to fully implement our full business plan. We believe that we need to raise or otherwise obtain additional financing beyond our current cash position in order to satisfy our existing obligations and fully implement our business plan. We do not expect to have positive cash flow until the end of 2025 or longer. If we are not successful in obtaining additional financing, we will not be able to fully implement our business plan and we may not be able to continue our operations.

The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Company Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from the Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Risks Related to the Company’s Pet Health and Wellness Business

Increases in sourcing, manufacturing, freight and/or warehousing costs, supply shortages, interruption in Halo’s sourcing operations and/or supply changes could have an adverse effect on Halo’s business, financial condition, and operating results.

Halo’s products are sourced from a limited number of independent third-party suppliers, which Halo depends upon for the manufacture of all Halo’s products. Some of the ingredients, packaging materials, and other products Halo purchases may only be available from a single supplier or a limited group of suppliers. While alternate sources of supply are generally available, the supply and price are subject to market conditions and are influenced by other factors beyond Halo’s control. Halo does not have long-term contracts with many of Halo’s suppliers, and therefore they could increase prices or cease doing business with Halo. As a result, Halo may be subject to price fluctuations or demand disruptions.

The prices of raw materials, packaging materials and freight are subject to fluctuations in price attributable to, among other things, global competition for resources, weather conditions, changes in supply and demand of raw materials, or other commodities, fuel prices and government-sponsored agricultural programs. Volatility in the prices of raw materials and other supplies Halo purchases could increase Halo’s cost of sales and reduce Halo’s profitability, and Halo has no guarantees that prices will not rise. Halo’s ability to pass along higher costs through price increases to Halo’s customers is dependent upon competitive conditions and pricing methodologies employed in the various sales channels in which Halo competes, and Halo may not be successful in implementing price increases. In addition, any price increases Halo does implement may result in lower sales volumes. Customers and consumers may choose to shift purchases to lower-priced private label or other value offerings which may adversely affect Halo’s results of operations.

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Halo cannot control all of the various factors that might affect Halo’s ability to ship orders of Halo’s products to customers in a timely manner or to meet Halo’s quality standards. Such factors include, among other things, natural disasters or adverse weather and climate conditions; political and financial instability; strikes; unforeseen public health crises, including pandemics and epidemics such as the COVID-19 pandemic; acts of war or terrorism and other catastrophic events, whether occurring in the U.S. or internationally (including, without limitation, the conflict in Ukraine). From time to time, a co-manufacturer may experience financial difficulties, bankruptcy or other business disruptions, which could disrupt Halo’s supply of products or require that Halo incurs additional expense by providing financial accommodations to the co-manufacturer or taking other steps to seek to minimize or avoid supply disruption, such as establishing a new co-manufacturing arrangement with another provider. Further, Halo may be unable to locate an additional or alternate co-manufacturing arrangement in a timely manner or on commercially reasonable terms, if at all. Any delay, interruption or increased cost in the proprietary value-branded products that might occur for any reason could affect Halo’s ability to meet customer demand, adversely affect Halo’s net sales, increase Halo’s cost of sales and hurt Halo’s results of operations, which in turn may injure Halo’s reputation and customer relationships, thereby harming Halo’s business.

Halo’s ability to meet increases in demand may be impacted by Halo’s reliance on Halo’s suppliers and Halo is subject to the risk of shortages and long lead times. Halo may not be able to develop alternate sources in a timely manner. Therefore, Halo may not be able to source sufficient product on terms that are acceptable to us, or at all, which may undermine Halo’s ability to fill Halo’s orders in a timely manner. The occurrence of any of the foregoing could increase Halo’s costs, disrupt Halo’s operations, or could have a materially adverse impact on Halo’s business, financial condition, results of operations or prospects.

If Halo fails to maintain and expand Halo’s brand, or the quality of Halo’s products that customers have come to expect, Halo’s business could suffer.

The continued development and maintenance of Halo’s brand and the quality of Halo’s products is critical to Halo’s success. Halo seeks to maintain, extend, and expand Halo’s brand image through marketing investments, including advertising and consumer promotions, and product innovation. Maintaining, promoting and positioning Halo’s brand and reputation will depend on, among other factors, the success of preserving the quality of Halo’s products, the availability of Halo’s products, marketing and merchandising efforts, the nutritional benefits provided to pets and Halo’s ability to provide a consistent, high-quality customer experience.

The success of Halo’s brand may suffer if Halo’s marketing plans or product initiatives do not have the desired impact on Halo’s brand’s image or its ability to attract customers. Brand value is based on perceptions of subjective qualities, and any incident that erodes the loyalty of Halo’s customers, suppliers or co-manufacturers, including adverse publicity or a governmental investigation or litigation, could significantly reduce the value of Halo’s brand and significantly damage Halo’s business. Further, Halo’s brand value could diminish significantly due to a number of factors, including consumer perception that Halo has acted in an irresponsible manner, adverse publicity about Halo’s products (whether or not valid), Halo’s failure to maintain the quality of Halo’s products, product contamination, the failure of Halo’s products to deliver consistently positive consumer experiences, inadequate labor conditions, health or safety issues at Halo’s co-manufacturers, or the products becoming unavailable to consumers.

If Halo is unable to build and sustain brand equity by offering recognizably superior products, Halo may be unable to maintain premium pricing over private label products. The growing use of social and digital media by consumers increases the speed and extent that information and opinions can be shared. Negative posts or comments about Halo or Halo’s brands or products on social or digital media could damage Halo’s brands and reputation. If Halo fails to maintain the favorable perception of its brands, its business, financial condition and results of operations could be negatively impacted.

Halo may not be able to successfully implement and/or manage Halo’s growth strategy on a timely basis or Halo may not grow at all.

Halo’s future success depends on Halo’s ability to implement Halo’s growth strategy of introducing new products and expanding into new markets and attracting new consumers to Halo’s brand and sub-brands. Halo’s ability to implement this growth strategy depends, among other things, on Halo’s ability to: establish Halo’s brands and reputation as a well-managed enterprise committed to delivering premium quality products to the pet health and wellness industry; partner with retailers and other potential distributors of Halo’s products; continue to effectively compete in specialty channels and respond to competitive developments; continue to market and sell Halo’s products through a multi-channel distribution strategy and achieve joint growth targets with Halo’s distribution partners; expand and maintain brand loyalty; develop new proprietary value-branded products and product line extensions that appeal to consumers; maintain and, to the extent necessary, improve Halo’s high standards for product quality, safety and integrity; maintain sources from suppliers that comply with all federal, state and local laws for the required supply of quality ingredients to meet Halo’s growing demand; identify and successfully enter and market Halo’s products in new geographic markets and market segments; execute value-focused pricing strategies; and attract, integrate, retain and motivate qualified personnel. Halo may not be able to successfully implement Halo’s growth strategy and may need to change Halo’s strategy in order to maintain Halo’s growth. If Halo fails to implement Halo’s growth strategy or if Halo invests resources in a growth strategy that ultimately proves unsuccessful, Halo’s business, financial condition and results of operations may be materially adversely affected.

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If Halo succeeds in growing Halo’s business, such growth could strain Halo’s management team and capital resources. Halo’s ability to manage operations and control growth will be dependent on Halo’s ability to raise and spend capital to successfully attract, train, motivate, retain and manage new members of senior management and other key personnel and continue to update and improve Halo’s management and operational systems, infrastructure and other resources, financial and management controls, and reporting systems and procedures. Failure to manage Halo’s growth effectively could cause Halo to misallocate management or financial resources, and result in additional expenditures and inefficient use of existing human and capital resources. Such slower than expected growth may require Halo to restrict or cease Halo’s operations and go out of business. Additionally, Halo’s anticipated growth will increase the demands placed on Halo’s suppliers, resulting in an increased need for Halo to manage Halo’s suppliers and monitor for quality assurance and comply with all applicable laws. Any failure by Halo to manage Halo’s growth effectively could impair Halo’s ability to achieve Halo’s business objectives.

Halo’s recurring losses and significant accumulated deficit have raised substantial doubt regarding Halo’s ability to continue as a going concern.

Halo has experienced recurring operating losses, have a significant accumulated deficit, and Halo expects to continue to generate operating losses and consume cash resources in the near term. Without generating sufficient cash flow from operations or additional debt or equity financing, these conditions raise substantial doubt about Halo’s ability to continue as a going concern, meaning that Halo may be unable to continue operations for the foreseeable future or realize assets and discharge liabilities in the ordinary course of operations. If Halo needs to seek additional financing to fund Halo’s business activities in the future and there remains doubt about Halo’s ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all. If Halo is unable to obtain sufficient funding, Halo’s business, prospects, financial condition and results of operations will be materially and adversely affected and Halo may be unable to continue as a going concern. If Halo is unable to continue as a going concern, Halo may have to liquidate Halo’s assets and may receive less than the value at which those assets are carried on Halo’s consolidated financial statements, and it is likely that investors will lose all or a part of their investment.

If Halo does not successfully develop additional products and services, or if such products and services are developed but not successfully commercialized, Halo’s business will be adversely affected.

Halo’s success will depend, in part, on Halo’s ability to develop and market new products and improvements to Halo’s existing products. The process of identifying and commercializing new products is complex, uncertain and may involve considerable costs, and if Halo fails to accurately predict customers’ changing needs and preferences, Halo’s business could be harmed. The success of Halo’s innovation and product development efforts is affected by, among other things, the technical capability of Halo’s team; Halo’s ability to establish new supplier relationships and third-party consultants in developing and testing new products, and complying with governmental regulations; Halo’s attractiveness as a partner for outside research and development scientists and entrepreneurs; and the success of Halo’s management and sales team in introducing and marketing new products.

Halo has already and may have to continue to commit significant resources to commercializing new products before knowing whether Halo’s investments will result in products the market will accept. Substantial promotional expenditures may be required to introduce new products to the market, or improve Halo’s market position. To remain competitive and expand and keep shelf placement for Halo’s products, Halo may need to increase Halo’s advertising spending to maintain and increase consumer awareness, protect and grow Halo’s existing market share or promote new products, which could affect Halo’s operating results. Halo may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market, which could result in Halo’s competitors taking advantage of changes in customer trends before Halo is able to and harm Halo’s brand and reputation.

Furthermore, developing and commercializing new products may divert management’s attention from other aspects of Halo’s business and place a strain on management, operational and financial resources, as well as Halo’s information systems. Halo may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that Halo fails to overcome in a timely fashion, or a lack of appropriate resources. Launching new products or updating existing products may also leave Halo with obsolete inventory that Halo may not be able to sell or Halo may sell at significantly discounted prices. If Halo is unable to successfully develop or otherwise acquire new products, Halo’s business, financial condition and results of operations may be materially adversely affected.

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Because Halo is engaged in a highly competitive business, if Halo is unable to compete effectively, Halo’s results of operations could be adversely affected.

The pet health and wellness industry is highly competitive. Halo competes on the basis of product and ingredient quality, product availability, palatability, brand awareness, loyalty and trust, product variety and innovation, product packaging and design, reputation, price and convenience and promotional efforts. The pet products and services retail industry has become increasingly competitive due to the expansion of pet-related product offerings by certain supermarkets, warehouse clubs, and other mass and general retail and online merchandisers and the entrance of other specialty retailers into the pet food and pet supply market, which makes it more difficult for Halo to compete for brand recognition and differentiation of Halo’s products and services. Halo faces direct competition from companies that sell various pet health and wellness products at a lower price point and distribute such products to traditional retailers, which are larger than Halo is and have greater financial resources. Price gaps between products may result in market share erosion and harm Halo’s business. Halo’s current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies, some with greater experience in the pet health and wellness industry or greater financial resources than Halo possesses, will seek to provide products or services that compete directly or indirectly with Halo’s in the future.

Many of Halo’s competitors may have longer operating histories, greater brand recognition, larger fulfillment infrastructures, greater technical capabilities, significantly greater financial, marketing and other resources and larger customer bases than Halo does. These factors may allow Halo’s competitors to derive greater net sales and profits from their existing customer base, acquire customers at lower costs or respond more quickly than Halo can to new or emerging technologies and changes in consumer preferences or habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases or generate net sales from their customer bases more effectively than Halo does.

Halo’s competitors may be able to identify and adapt to changes in consumer preferences more quickly than Halo due to their resources and scale. They may also be more successful in marketing and selling their products, better able to increase prices to reflect cost pressures and better able to increase their promotional activity, which may impact Halo and the entire pet health and wellness industry. Increased competition as to any of Halo’s products could result in price reduction, increased costs, reduced margins and loss of market share, which could negatively affect Halo’s profitability. While Halo management believes Halo is better equipped to customize products for the pet health and wellness market generally as compared to other companies in the industry, there can be no assurance that Halo will be able to successfully compete against these other companies. Expansion into markets served by Halo’s competitors and entry of new competitors or expansion of existing competitors into Halo’s markets could materially adversely affect Halo’s business, financial condition and results of operations.

If Halo fails to attract new customers, or retain existing customers, or fail to do either in a cost-effective manner, Halo may not be able to increase sales.

Halo is highly dependent on the effectiveness of Halo’s marketing messages and the efficiency of Halo’s advertising expenditures in generating consumer awareness and sales of Halo’s products. Halo may not always be successful in developing effective messages and new marketing channels, as consumer preferences and competition change, and in achieving efficiency in Halo’s advertising expenditures. Halo depends heavily on internet-based advertising to market Halo’s products through internet-based media and e-commerce platforms. If Halo is unable to continue utilizing such platforms, if those media and platforms diminish in importance or size, or if Halo is unable to direct Halo’s advertising to Halo’s target consumer groups, Halo’s advertising efforts may be ineffective, and Halo’s business could be adversely affected. The costs of advertising through these platforms have increased significantly, which could in decreased efficiency in the use of Halo’s advertising expenditures, and Halo expects these costs may continue to increase in the future.

Consumers are increasingly using digital tools as a part of their shopping experience. As a result, Halo’s future growth and profitability will depend in part on:

●	the effectiveness and efficiency of Halo’s online experience for disparate worldwide audiences, including advertising and search optimization programs in generating consumer awareness and sales of Halo’s products;

●	Halo’s ability to prevent confusion among consumers that can result from search engines that allow competitors to use or bid on Halo’s trademarks to direct consumers to competitors’ websites;

●	Halo’s ability to prevent Internet publication or television broadcast of false or misleading information regarding Halo’s products or Halo’s competitors’ products;

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●	the nature and tone of consumer sentiment published on various social media sites; and

●	the stability of Halo’s website and other e-commerce platforms on which Halo sells Halo’s products. In recent years, a number of DTC, Internet-based retailers have emerged and have driven up the cost of basic search terms, which has and may continue to increase the cost of Halo’s Internet-based marketing programs.

If Halo’s marketing messages are ineffective or Halo’s advertising expenditures, geographic price-points, and other marketing programs, including digital programs, are inefficient in creating awareness and consideration of Halo’s products and brand name and in driving consumer traffic to Halo’s website or to Halo’s other sales channels, Halo’s sales, profitability, cash flows and financial condition may be adversely impacted. In addition, if Halo is not effective in preventing the publication of confusing, false or misleading information regarding Halo’s brand or Halo’s products, or if there arises significant negative consumer sentiment on social media regarding Halo’s brand or Halo’s products, Halo’s sales, profitability, cash flows and financial condition may be adversely impacted.

Food safety and food-borne illness incidents may materially adversely affect Halo’s business by exposing Halo to lawsuits, product recalls or regulatory enforcement actions, increasing Halo’s operating costs and reducing demand for Halo’s product offerings.

Selling food for consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents caused by products Halo sells, or involving Halo’s suppliers or co-manufacturers, could result in the discontinuance of sales of these products or Halo’s relationships with such suppliers or co-manufacturers, or otherwise result in increased operating costs, regulatory enforcement actions or harm to Halo’s reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose Halo to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against Halo may exceed or be outside the scope of Halo’s existing or future insurance policy coverage or limits. Any judgment against Halo that is more than Halo’s policy limits or not covered by Halo’s policies or not subject to insurance would have to be paid from Halo’s cash reserves, which would reduce Halo’s capital resources.

The occurrence of food-borne illnesses or other food safety incidents could also adversely affect the price and availability of affected ingredients, resulting in higher costs, disruptions in supply and a reduction in Halo’s sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by Halo’s actions, could compel us, Halo’s suppliers, Halo’s distributors or Halo’s customers, depending on the circumstances, to conduct a recall in accordance with FDA regulations, comparable state laws or foreign laws in jurisdictions in which Halo operates. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors or customers and a potential negative impact on Halo’s ability to attract new customers due to negative consumer experiences or because of an adverse impact on Halo’s brand and reputation. The costs of a recall could exceed or be outside the scope of Halo’s existing or future insurance policy coverage or limits.

In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and Halo, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into consumer products as well as product substitution. FDA regulations require companies like Halo to analyze, prepare and implement mitigation strategies specifically to address tampering (i.e., intentional adulteration) designed to inflict widespread public health harm. If Halo does not adequately address the possibility, or any actual instance, of intentional adulteration, Halo could face possible seizure or recall of its products and the imposition of civil or criminal sanctions, which could materially adversely affect Halo’s business, financial condition and operating results.

Halo may not be able to manage Halo’s manufacturing and supply chain effectively, which may adversely affect Halo’s results of operations.

Halo must accurately forecast demand for all of Halo’s products in order to ensure that Halo has enough products available to meet the needs of Halo’s customers. Halo’s forecasts are based on multiple assumptions that may cause Halo’s estimates to be inaccurate and affect Halo’s ability to obtain adequate co-manufacturing capacity in order to meet the demand for Halo’s products. If Halo does not accurately align Halo’s manufacturing capabilities with demand, Halo’s business, financial condition and results of operations may be materially adversely affected.

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In addition, Halo must continuously monitor Halo’s inventory and product mix against forecasted demand. If Halo underestimates demand, Halo having inadequate supplies. Halo also faces the risk of having too much inventory on hand that may reach its expiration date and become unsalable, and Halo may be forced to rely on markdowns or promotional sales to dispose of excess or slow-moving inventory. If Halo is unable to manage Halo’s supply chain effectively, Halo’s operating costs could increase and Halo’s profit margins could decrease.

If any of Halo’s independent shipping providers experience delays or disruptions, Halo’s business could be adversely affected.

Halo relies on independent shipping service providers to ship raw materials and products from Halo’s third-party suppliers and to ship products from Halo’s manufacturing and distribution warehouses to Halo’s customers. Halo’s utilization of any shipping companies that Halo may elect to use, is subject to risks, including increases in fuel prices, employee strikes, organized labor activities and inclement weather, which may impact the shipping company’s ability to provide delivery services sufficient to meet Halo’s shipping needs. If Halo is not able to negotiate acceptable terms with these companies or they experience performance problems or other difficulties, it could negatively impact Halo’s operating results and customer experience.

Halo’s intellectual property rights may be inadequate to protect Halo’s business.

Halo attempts to protect Halo’s intellectual property rights, both in the U.S. and in foreign countries, through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, Halo’s intellectual property rights may not receive the same degree of protection in foreign countries as they would in the U.S. Halo’s failure to obtain or maintain adequate protection of Halo’s intellectual property rights for any reason could have a material adverse effect on Halo’s business, results of operations and financial condition.

Halo also relies on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to Halo’s unpatented technology. To protect Halo’s trade secrets and other proprietary information, Halo requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. Halo cannot assure you that these agreements will provide meaningful protection for Halo’s trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If Halo is unable to maintain the proprietary nature of Halo’s technologies, Halo could be materially adversely affected.

Halo relies on Halo’s trademarks, trade names, and brand names to distinguish Halo’s products from the products of Halo’s competitors, and have registered or applied to register many of these trademarks. Halo cannot assure you that Halo’s trademark applications will be approved. Third parties may also oppose Halo’s trademark applications, or otherwise challenge Halo’s use of the trademarks. In the event that Halo’s trademarks are successfully challenged, Halo could be forced to rebrand Halo’s products, which could result in loss of brand recognition, and could require Halo to devote significant additional resources to advertising and marketing new brands. Further, Halo cannot assure you that competitors will not infringe Halo’s trademarks, or that Halo will have adequate resources to enforce Halo’s trademarks.

Halo depends on the knowledge and skills of Halo’s senior management and other key employees, and if Halo is unable to retain and motivate them or recruit additional qualified personnel, Halo’s business may suffer.

Halo has benefited substantially from the leadership and performance of Halo’s senior management, as well as other key employees. Halo’s success will depend on Halo’s ability to retain Halo’s current management and key employees, and to attract and retain qualified personnel in the future, and Halo cannot guarantee that Halo will be able to retain Halo’s personnel or attract new, qualified personnel. In addition, Halo does not maintain any “ key person” life insurance policies. The loss of the services of members of Halo’s senior management or key employees could prevent or delay the implementation and completion of Halo’s strategic objectives, or divert management’s attention to seeking qualified replacements.

A failure of one or more key information technology systems, networks or processes may materially adversely affect Halo’s ability to conduct Halo’s business.

The efficient operation of Halo’s business depends on Halo’s information technology systems. Halo relies on Halo’s information technology systems to effectively manage Halo’s sales and marketing, accounting and financial and legal and compliance functions, engineering and product development tasks, research and development data, communications, supply chain, order entry and fulfillment and other business processes. Halo also relies on third parties and virtualized infrastructure to operate and support Halo’s information technology systems. The failure of Halo’s information technology systems, or those of Halo’s third-party service providers, to perform as Halo anticipates could disrupt Halo’s business and could result in transaction errors, processing inefficiencies and the loss of sales and customers, causing Halo’s business and results of operations to suffer.

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In addition, Halo’s information technology systems may be vulnerable to damage or interruption from circumstances beyond Halo’s control, including fire, natural disasters, power outages, systems failures, security breaches, cyber-attacks and computer viruses. The failure of Halo’s information technology systems to perform as a result of any of these factors or Halo’s failure to effectively restore Halo’s systems or implement new systems could disrupt Halo’s entire operation and could result in decreased sales, increased overhead costs, excess inventory and product shortages and a loss of important information.

Further, it is critically important for Halo to maintain the confidentiality and integrity of Halo’s information technology systems. To the extent that Halo has information in Halo’s databases that Halo’s customers consider confidential or sensitive, any unauthorized disclosure of, or access to, such information could result in a violation of applicable data privacy and security, data protection, and consumer protection laws and regulations, legal and financial exposure, damage to Halo’s reputation, a loss of confidence of Halo’s customers, suppliers and manufacturers and lost sales. Despite the implementation of certain security measures, Halo’s systems may still be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. If any of these risks materialize, Halo’s reputation and Halo’s ability to conduct Halo’s business may be materially adversely affected.

Halo relies heavily on third-party commerce platforms to conduct Halo’s businesses. If one of those platforms is compromised, Halo’s business, financial condition and results of operations could be harmed.

Halo relies upon third-party commerce platforms, including Shopify. The use of Shopify was discontinued when Halo exited Halo’s DTC channel in June 2024. Halo also relies on e-mail service providers, bandwidth providers, Internet service providers and mobile networks to deliver e-mail and “ push” communications to customers and to allow customers to access Halo’s website. Any damage to, or failure of, Halo’s systems or the systems of Halo’s third-party commerce platform providers could result in interruptions to the availability or functionality of Halo’s website and mobile applications. As a result, Halo could lose customer data and miss order fulfillment deadlines, which could result in decreased sales, increased overhead costs, excess inventory and product shortages.

In the future, the loss of access to these third-party platforms, or any significant cost increases from operating on the marketplaces, could significantly reduce Halo’s revenues, and the success of Halo’s business depends partly on continued access to these third-party platforms. Halo’s relationships with Halo’s third-party commerce platform providers could deteriorate as a result of a variety of factors, such as if they become concerned about Halo’s ability to deliver quality products on a timely basis or to protect a third-party’s intellectual property. In addition, third-party marketplace providers could prohibit Halo’s access to these marketplaces if Halo is not able to meet the applicable required terms of use. If for any reason Halo’s arrangements with Halo’s third-party commerce platform providers are terminated or interrupted, such termination or interruption could adversely affect Halo’s business, financial condition, and results of operations.

In addition, Halo exercises little control over these providers, which increases Halo’s vulnerability to problems with the services they provide. Halo could experience additional expense in arranging for new facilities, technology, services and support. The failure of Halo’s third-party commerce platform providers to meet Halo’s capacity requirements could result in interruption in the availability or functionality of Halo’s website and mobile applications, which could adversely affect Halo’s business and results of operations.

Halo may face difficulties as Halo expands business and operations into jurisdictions in which Halo has no prior operating experience.

Halo plans in the future to expand Halo’s operations and business into jurisdictions outside of the jurisdictions where Halo currently carries on business, including internationally. There can be no assurance that any market for Halo’s products will develop in any such foreign jurisdiction. Halo may face new or unexpected risks or significantly increase Halo’s exposure to one or more existing risk factors, including economic instability, new competition, changes in laws and regulations, including the possibility that Halo could be in violation of these laws and regulations as a result of such changes, and the effects of competition.

In addition, it may be difficult for Halo to understand and accurately predict taste preferences and purchasing habits of consumers in new markets. It is costly to establish, develop and maintain operations and develop and promote Halo’s brands in new jurisdictions. As Halo expands its business into other jurisdictions, Halo may encounter regulatory, legal, personnel, technological and other difficulties that increase Halo’s expenses and/or delay Halo’s ability to become profitable in such countries, which may have a material adverse effect on Halo’s business and brand. These factors may limit Halo’s capability to successfully expand Halo’s operations in, or export Halo’s products to, those other jurisdictions.

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There may be decreased spending on pets in a challenging economic climate.

A challenging economic climate, including adverse changes in interest rates, volatile commodity markets and inflation, contraction in the availability of credit in the market and reductions in consumer spending, or a slow-down in the general economy or a shift in consumer preferences to less expensive products may result in reduced demand for Halo’s products which may affect Halo’s profitability. Pet ownership and the purchase of pet-related products may constitute discretionary spending for some consumers and any material decline in consumer discretionary spending may reduce overall levels of spending on pets. As a result, a challenging economic climate may cause a decline in demand for Halo’s products which could be disproportionate as compared to competing pet food brands since Halo’s products command a price premium.

Since a significant portion of Halo’s revenue has been derived from China, a slowdown in economic growth in China could adversely impact the sales of Halo’s products in China, which could have a material adverse effect on Halo’s results of operations and financial condition. In addition, a deterioration in trade relations between the U.S. and China or other countries, or the negative perception of U.S. brands by Chinese or other international consumers, could have a material adverse effect on Halo’s results of operations and financial condition.

If economic conditions result in decreased spending on pets and have a negative impact on Halo’s suppliers or distributors, Halo’s business, financial condition and results of operations may be materially adversely affected.

Significant merchandise returns or refunds could harm Halo’s business.

Halo allows Halo’s customers to return products or obtain refunds, subject to Halo’s return and refunds policy. If merchandise returns or refunds are significant or higher than anticipated and forecasted, Halo’s business, financial condition, and results of operations could be adversely affected. Further, Halo modifies its policies relating to returns or refunds from time to time, and may do so in the future, which may result in customer dissatisfaction and harm to Halo’s reputation or brand, or an increase in the number of product returns or the amount of refunds Halo makes.

Halo may seek to grow Halo’s company and business through acquisitions, investments or through strategic alliances and Halo’s failure to identify and successfully integrate and manage these assets could have a material adverse effect on the anticipated benefits of the acquisition and Halo’s business, financial condition or results of operations.

Halo management expects to consider opportunities to acquire or make investments in new or complementary businesses, facilities, technologies or products, or enter into strategic alliances, which may enhance Halo’s capabilities, expand Halo’s network, complement Halo’s current products or expand the breadth of Halo’s markets. In 2019, Halo completed three significant acquisitions that involved the combination of three businesses that historically have operated as independent companies. The success of these completed acquisitions and any future acquisitions will depend in large part on the success of Halo’s management team in integrating the operations, strategies, technologies and personnel. Potential and completed acquisitions, investments and other strategic alliances involve numerous risks, including: problems integrating the purchased business, facilities, technologies or products; issues maintaining uniform standards, procedures, controls and policies; assumed liabilities; unanticipated costs associated with acquisitions, investments or strategic alliances; diversion of management’s attention from Halo’s existing business; adverse effects on existing business relationships with suppliers, manufacturers, and retail customers; risks associated with entering new markets in which Halo has limited or no experience; potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of an acquisition; potential loss of key employees of acquired businesses; and increased legal and accounting compliance costs.

Halo may fail to realize some or all of the anticipated benefits of the acquisitions if the integration process takes longer than expected or is more costly than expected. Halo’s failure to meet the challenges involved in successfully integrating acquisitions, including the operations of Halo, or to otherwise realize any of the anticipated benefits of the acquisitions could impair Halo’s financial condition and results of operations. Furthermore, Halo does not know if Halo will be able to identify additional acquisitions or strategic relationships Halo deems suitable or whether Halo will be able to successfully complete any such transactions on favorable terms or at all. Halo’s ability to successfully grow through strategic transactions depends upon Halo’s ability to identify, negotiate, complete and integrate suitable target businesses, facilities, technologies and products and to obtain any necessary financing. These efforts could be expensive and time-consuming and may disrupt Halo’s ongoing business.

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Premiums for Halo’s insurance coverage may not continue to be commercially justifiable, and Halo’s insurance coverage may have limitations and other exclusions and may not be sufficient to cover Halo’s potential liabilities.

Halo has insurance to protect Halo’s assets, operations and employees. While Halo management believes Halo’s insurance coverage addresses all material risks to which Halo is exposed and is adequate and customary in Halo’s current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which Halo is exposed. No assurance can be given that such insurance will be adequate to cover Halo’s liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If Halo is unable to obtain such insurances or if Halo were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, Halo may be prevented from entering into certain business sectors, Halo’s growth may be inhibited, and Halo may be exposed to additional risk and financial liabilities, which could have a material adverse effect on Halo’s business, results of operations and financial condition could be materially adversely affected.

Adverse litigation judgments or settlements resulting from legal proceedings relating to Halo’s business operations could materially adversely affect Halo’s business, financial condition and results of operations.

From time to time, Halo is subject to allegations, and may be party to legal claims and regulatory proceedings, relating to Halo’s business operations. Such allegations, claims and proceedings may be brought by third parties, including Halo’s customers, employees, governmental or regulatory bodies or competitors. Defending against such claims and proceedings, regardless of their merits or outcomes, is costly and time consuming and may divert management’s attention and personnel resources from Halo’s normal business operations, and the outcome of many of these claims and proceedings cannot be predicted. If any of these claims or proceedings were to be determined adversely to us, a judgment, a fine or a settlement involving a payment of a material sum of money were to occur, or injunctive relief were issued against us, Halo’s reputation could be affected and Halo’s business, financial condition and results of operations could be materially adversely affected.

If third parties claim that Halo infringes upon their intellectual property rights, Halo’s business and results of operations could be adversely affected.

Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend; could require Halo to cease selling the products that incorporate the challenged intellectual property; could require Halo to redesign, reengineer, or rebrand the product, if feasible; could divert management’s attention and resources; or could require Halo to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property. Any royalty or licensing agreements, if required, may not be available to Halo on acceptable terms or at all.

A successful claim of infringement against Halo could result in Halo’s being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products, any of which could have a negative impact on Halo’s business, financial condition, results of operations and Halo’s future prospects.

Failure to comply with the U.S. Foreign Corrupt Practices Act, other applicable anti-corruption and anti-bribery laws, and applicable trade control laws could subject Halo to penalties and other adverse consequences.

Halo also operates Halo’s business in part outside of the U.S. and Halo’s operations are subject to the U.S. Foreign Corrupt Practices Act (the “ FCPA”), as well as the anti-corruption and anti-bribery laws in the countries where Halo does business. In addition, Halo is subject to U.S. and other applicable trade control regulations that restrict with whom Halo may transact business, including the trade sanctions enforced by the U.S. Treasury, Office of Foreign Assets Control (“ OFAC”). Halo also plans to expand its operations outside of the U.S. in the future and Halo’s risks related to the FCPA will increase as Halo grows its international presence. Any violations of these anti-corruption or trade controls laws, or even allegations of such violations, can lead to an investigation and/or enforcement action, which could disrupt Halo’s operations, involve significant management distraction, and lead to significant costs and expenses, including legal fees. In addition, Halo’s brand and reputation, Halo’s sales activities or Halo’s stock price could be adversely affected if Halo becomes the subject of any negative publicity related to actual or potential violations of anti-corruption, anti-bribery or trade control laws and regulations.

Halo’s ability to utilize its net operating loss carryforwards may be limited.

Halo’s ability to utilize its federal net operating loss carryforwards and federal tax credit may be limited under Section 382 of the Code as amended by the Tax Cut and Jobs Act (the “ TCJA”). The limitations apply if Halo experiences an “ownership change”. Similar provisions of state tax law may also apply. If Halo has experienced an ownership change at any time since Halo’s formation, Halo may already be subject to limitations on Halo’s ability to utilize Halo’s existing net operating losses to offset taxable income. In addition, future changes in Halo’s stock ownership, which may be outside of Halo’s control, may trigger an ownership change and, consequently, the limitations under Section 382. As a result, if or when Halo earns net taxable income, Halo’s ability to use Halo’s pre-change net operating loss carryforwards to offset such taxable income may be subject to limitations, which could adversely affect Halo’s future cash flows.

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Risks Related to the Regulation of Halo’s Business and Products

Halo and its co-manufacturers and suppliers are subject to extensive governmental regulation and may be subject to enforcement if Halo is not in compliance with applicable requirements.

Halo and its third-party suppliers are subject to a broad range of foreign, federal, state and local laws and regulations governing, among other things, the testing, development, manufacture, distribution, marketing and post-market reporting of animal foods. These include laws administered by the FDA, the FTC, the USDA, and other federal, state and local regulatory authorities. Because Halo markets food, supplements and other products that are regulated as food and cosmetic care products for animals, Halo and the companies that manufacture its products are subject to the requirements of the FDCA and regulations promulgated thereunder by the FDA. The FDCA and related regulations govern, among other things, the manufacturing, composition, ingredients, packaging, labeling and safety of food for animals. The FDA requires that facilities that manufacture animal food products comply with a range of requirements. If Halo’s third-party suppliers cannot successfully manufacture products that conform to Halo’s specifications and the strict regulatory requirements, they may be subject to adverse inspectional findings or enforcement actions, which could materially impact Halo’s ability to market Halo’s products, could result in their inability to continue manufacturing for Halo or could result in a recall of Halo’s products that have already been distributed.

If the FDA or other regulatory authority determines that Halo or they have not complied with the applicable regulatory requirements, Halo’s business, financial condition and results of operations may be materially adversely impacted. If Halo does not comply with labeling requirements, including making unlawful claims about Halo’s products, Halo could be subject to public warning letters and possible further enforcement. Failure by Halo or Halo’s co-manufacturers and suppliers to comply with applicable laws and regulations or to obtain and maintain necessary permits, licenses and registrations relating to Halo’s or Halo’s partners’ operations could subject Halo to administrative and civil penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of Halo’s products, or refusals to permit the import or export of products, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on Halo’s operating results and business.

International expansion of Halo’s business could expose Halo to substantial business, regulatory, political, financial and economic risks.

Halo currently conducts business and market products in the U.S., Canada and select Asian markets, including China. The expansion of Halo’s business outside of the U.S. could expose Halo to substantial risks, which may include, but are not limited to, the following:

●	political, social and economic instability;

●	higher levels of credit risk, corruption and payment fraud;

●	regulations that might add difficulties in repatriating cash earned outside the U.S. and otherwise prevent Halo from freely moving cash;

●	import and export controls and restrictions and changes in trade regulations

●	compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar laws in other jurisdictions;

●	multiple, conflicting and changing laws and regulations such as privacy, security and data use regulations, tax laws, trade regulations, economic sanctions and embargoes, employment laws, anti-corruption laws, regulatory requirements, reimbursement or payor regimes and other governmental approvals, permits and licenses;

●	failure by us, Halo’s collaborators or Halo’s distributors to obtain regulatory clearance, authorization or approval for the use of Halo’s products in various countries;

●	additional potentially relevant third-party patent rights;

●	complexities and difficulties in obtaining intellectual property protection and enforcing Halo’s intellectual property;

●	logistics and regulations associated with shipping samples and customer orders, including infrastructure conditions and transportation delays;

●	the impact of local and regional financial crises;

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●	natural disasters, political and economic instability, including wars, terrorism and political unrest, and outbreak of disease;

●	breakdowns in infrastructure, utilities and other services;

●	boycotts, curtailment of trade and other business restrictions; and

●	the other risks and uncertainties described in this Form 10K

Any of these factors could significantly harm Halo’s future international expansion and operations and, consequently, Halo’s revenue and results of operations.

Changes in government regulations and trade policies may materially and adversely affect Halo’s sales and results of operations.

The U.S. or foreign governments may take administrative, legislative, or regulatory action that could materially interfere with Halo’s ability to sell products in certain countries and/or to certain customers, particularly in China. As part of Halo’s attempt to broaden its customer base, Halo has begun offering Halo’s products to Chinese consumers. Halo’s decision to export products to China requires Halo to comply with Chinese rules, laws, and regulations, as well as certain domestic and international laws relating to the import and export of goods to foreign countries. These laws are often changing, and the costs associated with complying with these laws and regulations may adversely affect Halo. Additionally, changes in the current laws may make importing products to China more difficult, which may also negatively affect Halo’s business. Furthermore, changes in U.S. trade policy more generally could trigger retaliatory actions by affected countries, which could impose restrictions on Halo’s ability to do business in or with affected countries or prohibit, reduce or discourage purchases of Halo’s products by foreign customers. Changes in, and responses to, U.S. trade policy could reduce the competitiveness of Halo’s products, cause Halo’s sales to decline and adversely impact Halo’s ability to compete, which could materially and adversely impact Halo’s business, financial condition and results of operations.

There is significant uncertainty about the future relationship between the U.S. and China with respect to trade policies, treaties, government regulations and tariffs. An escalation of recent trade tensions between the U.S. and China has resulted in trade restrictions that could harm Halo’s ability to participate in Chinese markets and numerous additional such restrictions have been threatened by both countries. The U.S. and China have imposed a number of tariffs and other restrictions on items imported or exported between the U.S. and China. Halo cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the U.S. and China or other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. The institution of trade tariffs both globally and between the U.S. and China specifically carries the risk of negatively impacting China’s overall economic condition, which could have negative repercussions for Halo’s business. Halo’s products are and may continue to be subject to export license requirements or restrictions, particularly in respect of China.

Halo’s products may be subject to recalls for a variety of reasons, which could require Halo to expend significant management and capital resources.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, adulteration, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. Although Halo has detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits, whether frivolous or otherwise. If any of the animal food or care products produced by Halo are recalled due to an alleged product defect or for any other reason, Halo could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. Halo had to issue a recall in 2018 for one of Halo’s products after a single retail sample collected by the Michigan Department of Agriculture tested positive for Salmonella. Although customers reported no incidents of injury or illness in association with this product, the recall negatively affected Halo’s results. As a result of any such recall, customers may be hesitant to purchase Halo’s products in the future and Halo may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention or damage Halo’s reputation and goodwill or that of Halo’s products or brands. Additionally, product recalls may lead to increased scrutiny of Halo’s operations by the FDA or other state or federal regulatory agencies, requiring further management attention, increased compliance costs and potential legal fees, fines, penalties and other expenses.

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Changes in existing laws or regulations, including how such existing laws or regulations are enforced by federal, state, and local authorities, or the adoption of new laws or regulations may increase Halo’s costs and otherwise adversely affect Halo’s business, financial condition and results of operations.

The manufacture and marketing of animal food products is highly regulated, and Halo and its co-manufacturers and suppliers are subject to a variety of federal and state laws and regulations applicable to pet food and treats. These laws and regulations apply to many aspects of Halo’s business, including the manufacture, packaging, labeling, distribution, advertising, sale, quality and safety of Halo’s products. Halo could incur costs, including fines, penalties, and third-party claims, in the event of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements. For example, in connection with the marketing and advertisement of Halo’s products, Halo could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and state consumer protection statutes. The regulatory environment in which Halo operates could change significantly and adversely in the future. The laws and regulations that apply to Halo’s products and business may change in the future and Halo may incur (directly or indirectly) material costs to comply with current or future laws and regulations or any required product recalls. New or revised government laws and regulations could significantly limit Halo’s ability to run Halo’s business as it is currently conducted, result in additional compliance costs and, in the event of noncompliance, lead to administrative or civil remedies, including fines, injunctions, withdrawals, recalls or seizures and confiscations, as well as potential criminal sanctions. Any such changes or actions by the FDA or other regulatory agencies could have a material adverse effect on Halo’s co-manufacturers, Halo’s suppliers or Halo’s business, financial condition and results of operations.

Risks Related to Our Organization and Structure

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary.

Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

Delaware law and the Certificate of Incorporation, as amended, and Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions contained in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us after we have become a publicly traded company. Provisions in our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could dilute the voting power of holders of our other series of capital stock. These rights may have the effect of delaying or deterring a change of control of our company. Additionally, our certificate of incorporation and/or bylaws establish limitations on the removal of directors and on the ability of our stockholders to call special meetings and include advance notice requirements for nominations for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “ DGCL”), which prohibits an “ interested stockholder” owning in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which such stockholder acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

The Certificate of Incorporation, as amended, is attached as Exhibits 3.1 through 3.9 to this Registration Statement and we urge you to read it.

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The Certificate of Incorporation, as amended, designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between the Company and its stockholders, which could limit the Company’s stockholders’ ability to choose the judicial forum for disputes with the Company or its directors, officers, or employees.

The Certificate of Incorporation, as amended, provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or its officers or directors arising pursuant to any provision of the DGCL or the Amended and Restated Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine of the law of the State of Delaware; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. Additionally, the Amended and Restated Certificate of Incorporation will provide that, unless the Company consents to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; provided, however, that such provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a court would enforce this provision and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of the securities of the Company will be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may limit or make more costly a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors, officers, or other employees, which may discourage lawsuits against the Company and its directors, officers, and other employees. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Risks Related to Our Capital Structure

We are a holding company and rely on payments, advances and transfers of funds from our subsidiaries to meet our obligations and pay any dividends.

We have limited direct operations and significant assets other than ownership of 100% of the capital stock of our subsidiaries. Because we primarily conduct our operations through our subsidiaries, we depend on those entities for payments to generate the funds necessary to meet our financial obligations, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in our Wintrust credit facility and other agreements that may govern future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, our subsidiaries might not be sufficient to make distributions or obtain loans to enable us to meet certain of our obligations. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations and cash flows.

Our level of indebtedness and related covenants could limit our operational and financial flexibility and could significantly adversely affect our business if we breach such covenants and default on such indebtedness.

Our ability to meet our debt service obligations depends upon our operating and financial performance, which is subject to general economic and competitive conditions and to financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to service our debt, we may need to sell inventory and other material assets, restructure or refinance our debt, or seek additional equity capital. If our inability to meet our debt service obligations results in an event of default as defined under our Wintrust receivables credit facility, the lender thereunder may be able to take possession of substantially all of our assets. Prevailing economic conditions and global credit markets could adversely impact our ability to do so.

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In addition, our debt agreements contain limits on our ability to, among other things, incur additional debt, grant liens, undergo certain fundamental changes, make investments, and dispose of inventory. These restrictions may prevent us from taking actions that we believe would be in the best interests of the business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. If we determine that we need to take any action that is restricted under our debt agreements, we will need to first obtain a waiver from the related lenders. Obtaining such waivers, if needed, may impose additional costs or we may be unable to obtain such waivers. Our ability to comply with these restrictive covenants in future periods will largely depend on our ability to successfully implement our overall business strategy. The breach of any of these covenants or restrictions could result in a default, which could result in the acceleration of our outstanding debt. In the event of an acceleration of such debt, we could be forced to apply all available cash flows to repay such debt, which could also force us into bankruptcy or liquidation.

For information regarding our outstanding debt, refer to “Note 8 - Debt” in the Notes to Consolidated Financial Statements included this prospectus.

Our common stock may be deemed to be a “penny stock” and the “penny stock” rules could adversely affect the market price of our common stock.

The SEC has adopted Rule 3a51-1, which establishes the definition of a “penny stock” as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock may be deemed to be a penny stock. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires that a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Our failure to meet the continued listing requirements of NYSE American could result in a delisting of our common stock and could make it more difficult to raise capital in the future.

NYSE American has listing requirements for inclusion of securities for trading on the NYSE American, including minimum levels of stockholders’ equity, market value of publicly held shares, number of public stockholders and stock price. There can be no assurance that we will be successful in maintaining the listing of NYSE American as it is possible we may fail to satisfy the continued listing requirements, such as the corporate governance requirements or the minimum stock price requirement. On October 14, 2025, we received a written notice (the “Notice”) from the NYSE American indicating that we are in compliance with the NYSE American continued listing standard set forth in Section 1003(a)(ii) of the NYSE American Company Guide (“Section 1003(a)(ii)”). Section 1003(a)(ii) requires a listed company to have stockholders’ equity of $4 million or more if the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years.. The Notice has no immediate effect on the listing or trading of our common stock and the common stock will continue to trade on the NYSE American under the symbol “SRXH.” Additionally, the Notice does not result in the immediate delisting of our common stock from the NYSE American. We are subject to the procedures and requirements of Section 1009 of the Company Guide, which could, among other things, result in the initiation of delisting proceedings, unless we cure the deficiency in a timely manner. NYSE American may also accelerate delisting action in the event that our common stock trades at levels viewed by the Staff to be abnormally low. Such a delisting or the announcement of such delisting will have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we may attempt to take actions to restore our compliance with the NYSE American listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NYSE American minimum listing requirements or prevent future non-compliance with the NYSE American listing requirements. If we do not maintain the listing of our common stock on NYSE American, it could make it harder for us to raise additional capital in the long-term. If we are unable to raise capital when needed in the future, we may have to cease or reduce operations. On November 13, 2025, we submitted a plan of actions we have taken or will take to regain compliance with the Exchange’s continued listing standards by July 14, 2026. We intend to regain compliance with the NYSE American’s continued listing standards by undertaking a measure or measures that are for our best interests and the best interests of our stockholders.

Our common stock prices may be volatile.

The market price of our common stock has been and may continue to be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock.

The public price of our common stock could also be subject to wide fluctuations in response to the risk factors described in this prospectus and others beyond our control, including: the number of shares of our common stock publicly owned and available for trading; actual or anticipated quarterly variations in our results of operations or those of our competitors; our actual or anticipated operating performance and the operating performance of similar companies in our industry; our announcements or our competitors’ announcements regarding significant contracts, acquisitions, or strategic investments; general economic conditions and their impact on the pet food markets; the overall performance of the equity markets; threatened or actual litigation; changes in laws or regulations relating to our industry; any major change in our board of directors or management; publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts; and sales or expected sales of shares of our common stock by us, and our officers, directors, and significant stockholders. From time to time, our affiliates may sell stock for reasons due to their personal financial circumstances. These sales may be interpreted by other stockholders as an indication of our performance and result in subsequent sales of our stock that have the effect of creating downward pressure on the market price of our common stock.

The volatility of the market price of our common stock may adversely affect the ability of investors to purchase or sell shares of our common stock. Investors may also experience losses on their investments in our stock due to price fluctuations. In addition, the stock market in general has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results, and financial condition.

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We do not expect to pay any cash dividends to the holders of the common stock in the foreseeable future and the availability and timing of future cash dividends, if any, is uncertain.

We expect to use cash flow from future operations to repay debt and support the growth of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. Our Wintrust receivables credit facility places certain restrictions on the ability of us and our subsidiaries to pay cash dividends. We may amend our current credit facilities or enter into new debt arrangements that also prohibit or restrict our ability to pay cash dividends on our common stock.

Subject to such restrictions, our board of directors will determine the amount and timing of stockholder dividends, if any, that we may pay in future periods. In making this determination, our directors will consider all relevant factors, including the amount of cash available for dividends, capital expenditures, covenants, prohibitions or limitations with respect to dividends, applicable law, general operational requirements and other variables. We cannot predict the amount or timing of any future dividends you may receive, and if we do commence the payment of dividends, we may be unable to pay, maintain or increase dividends over time. Therefore, you may not be able to realize any return on your investment in our common stock for an extended period of time, if at all.

Future sales of our common stock, or the perception that such sales may occur, may depress our share price, and any additional capital through the sale of equity or convertible securities may dilute your ownership in us.

In the future, we may issue our previously authorized and unissued securities. We are authorized to issue 5,000,000,000 shares of common stock and 4,000,000 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. The potential issuance of such additional shares of common stock will result in the dilution of the ownership interests of the holders of our common stock and may create downward pressure on the trading price, if any, of our common stock. The sales of substantial amounts of our common stock pursuant to our effective registration statements, or the perception that these sales may occur, could cause the market price of our common stock to decline and impair our ability to raise capital. These shares also may be sold pursuant to Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. We also may grant additional registration rights in connection with any future issuance of our capital stock.

For information regarding our outstanding stockholders’ equity and potentially dilutive securities, refer to “Note 8 - Debt”, “Note 10 - Commitments and contingencies”, “Note 11 - Warrants” and “Note 12 - Share-based compensation” in the Notes to Consolidated Financial Statements included in this prospectus.

The market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

There can be no assurance that the share price of our stock will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock with respect to dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might grant to holders of preferred stock could affect the value of the common stock. The issuance of such preferred stock could also be used as a method of discouraging, delaying or preventing a change of control.

The administrative and regulatory costs of public company compliance could consume a significant amount of our resources.

The rules and regulations related to being a public company require us to incur significant legal, accounting and other expenses. The legal and financial compliance make some activities more time-consuming and costly, particularly after we are no longer a smaller reporting company. Moreover, if we are not able to comply with the requirements or regulations as a public reporting company in any regard, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a costly and challenging process to document and evaluate our internal control over financial reporting. In this regard, we will need to continue to dedicate internal resources and potentially engage outside consultants or hire an internal audit resource to assess and document the adequacy of internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

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We are a smaller reporting company which could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are a smaller reporting company, as defined in Item 10(f)(1) of Regulation S-K, and we may take advantage of certain reduced disclosure obligations. To the extent we take advantage of such reduced disclosure obligations while we continue to qualify as a smaller reporting company, it may make comparison of our financial statements with other public companies difficult or impossible. Some investors may find our common stock less attractive because we may rely on these exemptions, which could result in a less active trading market for our common stock, and our stock price may be more volatile.

Risks Related to this Offering by the Selling Stockholders

The shares of Common Stock being offered in this prospectus represent a substantial percentage of the outstanding shares of Common Stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of the Common Stock to decline significantly.

Under this prospectus, the Selling Stockholders can resell up to a total of 101,865,909 shares of Common Stock. The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Stockholders would represent approximately 49% of the fully diluted shares of Common Stock outstanding as of December 19, 2025 assuming and after giving effect to the issuance of Common Stock upon exercise of all outstanding warrants, options or other convertible securities, including shares reserved pursuant to the Plan, and the maximum number of shares of Common Stock issuable upon conversion of all outstanding Preferred Shares. Given the substantial number of shares of Common Stock being registered pursuant to this prospectus, the sale of such shares, or the perception in the market of the potential for the sale of a large number of shares, could increase the volatility of the market price of the Common Stock or result in a significant decline in the public trading price of the Common Stock.

After the registration statement of which this prospectus forms a part is effective and until such time that it is no longer effective, it will permit the resale of these shares of Common Stock. The resale, or expected or potential resale, of a substantial number of shares of our Common Stock in the public market could adversely affect the market price for our Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares of our Common Stock being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Stockholders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time. Sales of substantial number of such shares in the public market, including the resale of the shares of Common Stock held by the Selling Stockholders, could adversely affect the market price of our Common Stock.

Certain existing securityholders purchased our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in us may not experience a similar rate of return.

Certain of our securityholders, including the Selling Stockholders, acquired our securities at prices below the current trading prices of our Common Stock and may experience a positive rate of return. While some of the Selling Stockholders may experience a positive rate of return based on the current trading price, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices they paid and the trading price at the time of sale and may instead experience a negative rate of return on their investment.

See the section titled “Information Related to Offered Securities” for more information.

In addition to any resales pursuant to such registration statements, subject to applicable transfer restrictions and the conditions to the availability of Rule 144 for former shell companies under Rule 144(i), shares of Common Stock held by these stockholders will be eligible for resale, potentially subject to, in the case of stockholders who are our affiliates, volume, manner of sale, and other limitations under Rule 144 promulgated under the Securities Act.

In addition, shares of our Common Stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our Common Stock reserved for future issuance under our incentive plan may become available for sale in future.

The market price of shares of our Common Stock could drop significantly if the holders of the shares of Common Stock described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our Common Stock or other securities.

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USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their shares of Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE American listing fees, and fees and expenses of our counsel and our independent registered public accountants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently listed on the NYSE American under the symbol “SRXH.” The following table sets forth, for the periods indicated and as reported on the NYSE American, the high and low bid prices for our common stock. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-downs or commissions, and may not necessarily represent actual transactions:

	High*	Low*
2023
First Quarter	$24.59	$22.81
Second Quarter	$16.74	$14.40
Third Quarter	$8.30	$7.35
Fourth Quarter	$17.19	$10.37
2024
First Quarter	$10.96	$8.03
Second Quarter	$7.90	$5.04
Third Quarter	$3.15	$2.89
Fourth Quarter	$1.98	$1.68

*Source: Yahoo Finance historical data for SRXH (NYSE American)

Holders of Common Stock

As of December 19, 2025, we had 69,555,603 shares of our common stock issued and outstanding, and there were 380 record holders of our common stock. Certain shares are held in “street” name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

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Dividend Policy

We do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon then-existing conditions, including our results of operations and financial condition, capital requirements, business prospects, statutory and contractual restrictions on our ability to pay cash dividends, including restrictions contained in our credit agreements, and other factors our board of directors may deem relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

Recent Sales of Unregistered Securities

Since January 1, 2023, the registrant made the following issuances and purchases of its unregistered securities as described below. All share amounts have been retroactively adjusted to give effect to a reverse stock split of 1-for-44 effective March 20, 2024.

(1) On January 4, 2023, the registrant issued 20,292 shares of common stock to its board of directors in return for services provided in their capacity as directors.

(2) On January 11, 2023, the registrant issued 4,545 shares of common stock to its key executives as part of their compensation packages.

(3) On January 31, 2023, the registrant issued 409 shares of common stock to a member of its board of directors for service as interim CEO.

(4) On April 30, 2023, the registrant issued 909 shares of common stock to a member of its executive management as part of their compensation package.

(5) On September 5, 2023, the registrant issued 34,090 shares of common stock to two members of its board of directors in return for services provided in their capacity as directors.

(6) On February 9, 2024, the registrant issued 45,629 shares of common stock to the shareholders of Aimia Pet Healthco Inc., a corporation organized under the laws of Canada (“Aimia”), and certain related parties, in connection with the acquisition of Aimia by the registrant.

(7) In February 2024, the registrant granted 42,088 shares of restricted common stock to members of its Board of Directors as part of their equity compensation pursuant to the Amended and Restated 2019 Incentive Award Plan. These restricted stock awards were immediately vested and, as such, the registrant recorded share-based compensation expense of $0.4 million upon issuance.

(8) On June 26, 2024, the registrant accelerated the vesting of 22,727 shares of restricted common stock held by its Chief Executive Officer in return for services provided in his capacity as such.

(9) On June 26, 2024, the registrant issued 47,285 options to purchase shares of common stock to certain of its directors, officers and employees in return for services provided in their capacities as such.

(10) In April 2025, the registrant issued 890,102 shares of restricted common stock to certain of its directors, officers and employees in return for services provided in their capacities as such.

(11) The Private Placement.

(12) The issuance of the Service Provider Shares.

(13) In July 2025, the registrant issued 2,193,355 shares of restricted common stock to service providers in connection with advisory, consulting, and other services provided.

(14) Between July and September 2025, the registrant issued 394,789 shares of restricted common stock to holders of exchangeable shares who retracted their exchangeable shares in exchange for common stock on a one-for-one basis.

(15) The July PIPE Financing.

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(16) On August 25, 2025, the registrant issued 2,396,697 shares of restricted common stock to certain of its directors, officers and employees in return for services provided in their capacities as such.

(17) On September 16, 2025, the registrant issued 196,000 shares of restricted common stock to certain of its current and former directors in return for services provided in their capacity as directors.

(18) The Share Exchange.

(19) The October PIPE Financing.

Unless otherwise stated above, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.

Purchases of Equity Securities by the Issuer

On April 17, 2025, our Board of Directors reinstated the Company’s stock repurchase program and increased the authorization to $6.5 million of our outstanding common stock (the “Repurchase Program”). The Repurchase Program was publicly announced on the same date and will remain in effect until December 31, 2025. Repurchases may be made from time to time in open-market transactions, privately negotiated transactions, or other methods, and the timing and amount of any repurchases are determined by management based on market conditions and other factors. The Repurchase Program does not obligate the Company to repurchase any specific number of shares and may be modified, suspended, or terminated at any time.

During the fiscal year ended September 30, 2025, the Company repurchased 178,469 shares of its common stock pursuant to the reinstated Repurchase Program at an average price of $1.9096 per share, for an aggregate purchase price of $0.3 million, with $6.2 million remaining available for future repurchased under the Repurchase Program.

Under the Company’s prior $5.0 million stock repurchase program, which expired on December 31, 2024, the Company repurchased 102,405 shares of its common stock at an average price of $1.9869 per share.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2025, on:

●	an actual basis; and

●	on an as adjusted basis to give effect to (i) the potential sale of 2.5 billion shares of Common Stock to the Selling Stockholder for approximate $1.0 billion proceeds net of approximately $0.2 million closing costs; (ii) issuance of the $20.0 million Commitment Note under the ELOC Purchase Agreement, converted to 50,137,880 common shares; and (iii) issuance of 19,035 shares of preferred stock under the October PIPE Financing at a $15.3 million purchase price and net cash proceeds of $8.9 million, including a $1.6 million loss on settlement of the convertible notes under the July PIPE Financing.

You should refer to the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and the financial statements and related notes contained elsewhere in this prospectus in evaluating the material presented below.

	As of September 30, 2025 (Dollars in thousands, except share and per share amounts)
	Actual	As Adjusted(1)
	(unaudited)	(unaudited)
Cash	$1,309	$1,009,772

Convertible debt	4,452
Stockholders’ Equity
Preferred Stock, par value $0.001 per share (4,000,000 shares authorized; 0 shares issued or outstanding as of June 30, 2025, actual; 19.541 shares issued and outstanding, as adjusted	–	–
Additional paid-in capital – Preferred Stock		5,208
Common Stock, par value $0.001 per share (200,000,000 shares authorized at September 30, 2025, actual; 5,000,000,000 shares authorized, as adjusted; 24,915,740 shares issued and outstanding at September 30, 2025, actual; 2,725,530,238 shares issued and outstanding, as adjusted)	31	2,588
Additional paid-in capital – Common Stock	23,304	1,030,034
Accumulated deficit	(22,928)	(24,508)
Total Shareholders’ Equity	$407	$1,013,322
Total Capitalization	$4,859	$1,013,322

(1)	The capitalization table as of September 30, 2025 is presented on an as adjusted basis to give effect to (i) the potential sale of 2.5 billion shares of Common Stock to the Selling Stockholder for approximate $1.0 billion proceeds net of approximately $0.2 million closing costs; (ii) issuance of the $20.0 million Commitment Note under the ELOC Purchase Agreement, converted to 50,137,880 common shares; and (iii) issuance of 19,035 shares of preferred stock under the October PIPE Financing at a $15.3 million purchase price and net cash proceeds of $8.9 million, including a $1.6 million loss on settlement of the convertible notes under the July PIPE Financing. These adjustments are for illustrative purposes only and do not reflect final accounting conclusions, which are subject to change.

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A $0.10 increase (decrease) in the assumed conversion price per share of Common Stock of $0.3989, which was the closing price of our shares of Common Stock on the NYSE American on December 3, 2025, would increase (decrease) the as adjusted amount of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $250.7 million ($250.7 million).

The number of shares of our common stock issued and outstanding was 69,555,603 as of December 19, 2025 and excludes as of that date:

●	2,506,893,959 shares of our commons stock issuable upon the sale of the common shares sold to Keystone pursuant to the ELOC Purchase Agreement;

●	39,732 shares of our common stock issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $22.82 per share (which number includes 27,274 fully vested shares of common stock issuable upon exercise of stock options granted to certain of its directors, officers and employees on June 26, 2024, at a weighted-average exercise price of $5.00 per share);

●	91,389,056 shares of our common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $0.89 per share (which number includes 2.9 million shares issued under the July PIPE Financing with a weighted-average exercise price of $0.62 per share, and 85.4 million shares issued under the October PIPE Financing a with a weighted-average exercise price of $0.39 per share);

●	46,384 shares of our common stock reserved for future issuance under our 2019 equity incentive plan as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our plan;

●	48,807,693 shares of our common stock issuable upon conversion of the preferred stock issued pursuant to the October PIPE Financing, with a $19.035 million stated value at assumed $0.39 conversion price;

● ●

491,628 shares of our common stock issuable upon conversion of the Exchangeable Shares which are shares exchangeable into shares of the Company’s Common Stock on a one-for-one basis; and

50,137,880 shares of our common stock issuable upon conversion of the Keystone Commitment Note, assuming a price of $0.3989 per share, which was the closing price of our shares of Common Stock on the NYSE American on December 3, 2025.

DILUTION

The sale of our common stock pursuant to this prospectus will have a dilutive impact on our stockholders.

Our net tangible book value as of September 30, 2025 was $0.4 million or $0.02 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2025. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

After only giving effect to the sale of 134.2 million shares of our common stock in October PIPE Financing, at an assumed sale price of $0.39 per share, which was the closing price of our shares of Common Stock on the NYSE American on December 3, 2025, our as adjusted net tangible book value as of September 30, 2025 would have been $13.5 million, or $0.08 per share. This represents an immediate increase in net tangible book value of $0.07 per share to existing stockholders and an immediate dilution of $0.31 per share to new investors purchasing shares of our common stock.

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The following table illustrates this calculation on a per share basis.

Assumed combined offering price per share	$0.39
Net tangible book value per share as of September 30, 2025, before giving effect to this Offering	$0.02
Increase in net tangible book value per share attributed to existing investors	$0.07
As adjusted net tangible book value per share after giving effect to this offering(1)	$0.08
Dilution to net tangible book value per share to new investors in this offering	$0.31

(1)	assumed 48,607,693 shares issued upon conversion of preferred shares, and 85,413,463 shares issued for warrants pursuant to October PIPE financing, at $0.39 price.

A $0.10 increase in the assumed offering price per share of Common Stock of $0.39 per share, which was the closing price of our shares of Common Stock on the NYSE American on December 3, 2025, would increase our as adjusted net tangible book value by approximately $0.00 per share and decrease the dilution per share to new investors participating in this offering by $0.00 per share, assuming no change in the assumed offering price per share of Common Stock. A $0.00 decrease in the assumed public offering price per share of Common Stock of $0.30, would decrease our as adjusted net tangible book value by approximately $0.00 per share and increase the dilution per share to new investors participating in this offering by $0.00 per share, assuming no change in the assumed offering price per share of Common Stock.

The number of shares of our common stock issued and outstanding was 69,555,603 as of December 19, 2025 and excludes as of that date:

●	2,506,893,959 shares of our commons stock issuable upon the sale of the common shares sold to Keystone pursuant to the ELOC Purchase Agreement;

●	39,732 shares of our common stock issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $22.82 per share (which number includes 27,274 fully vested shares of common stock issuable upon exercise of stock options granted to certain of its directors, officers and employees on June 26, 2024, at a weighted-average exercise price of $5.00 per share);

●	91,389,056 shares of our common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $0.89 per share (which number includes 2.9 million shares issued under the July PIPE Financing with a weighted-average exercise price of $0.62 per share, and 85.4 million shares issued under the October PIPE Financing a with a weighted-average exercise price of $0.39 per share);

●	46,384 shares of our common stock reserved for future issuance under our 2019 equity incentive plan as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our plan;

●	48,807,693 shares of our common stock issuable upon conversion of the preferred stock issued pursuant to the October PIPE Financing, with a $19.035 million stated value at assumed $0.39 conversion price;

● ●

491,628 shares of our common stock issuable upon conversion of the Exchangeable Shares which are shares exchangeable into shares of the Company’s Common Stock on a one-for-one basis; and

50,137,880 shares of our common stock issuable upon conversion of the Keystone Commitment Note, assuming a price of $0.3989 per share, which was the closing price of our shares of Common Stock on the NYSE American on December 3, 2025.

To the extent that all derivatives outstanding as of December 19, 2025 have been or may be exercised or other shares are issued, investors purchasing our securities in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion includes forward-looking statements about our business, financial condition and results of operations, including discussions about management’s expectations for our business. The financial condition, results of operations and cash flows discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are those of SRx Health Solutions, Inc. and its consolidated subsidiaries, collectively, the “Company,” “SRx”, “we,” “our,” or “us”. These statements represent projections, beliefs and expectations based on current circumstances and conditions and in light of recent events and trends, and you should not construe these statements either as assurances of performance or as promises of a given course of action. Instead, various known and unknown factors are likely to cause our actual performance and management’s actions to vary, and the results of these variances may be both material and adverse. A description of material factors known to us that may cause our results to vary or may cause management to deviate from its current plans and expectations, is set forth under “Risk Factors.” See “Cautionary Note Regarding Forward-Looking Statements.” The following discussion should also be read in conjunction with our audited consolidated financial statements including the notes thereto appearing elsewhere in this filing. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We undertake no obligation to publicly release the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Overview and Outlook

Following the recent restructuring and the filing for creditor protection by SRx Canada, the Company has undergone a significant transition. As part of this process, all of SRx’s former specialty pharmacy, clinical services, and distribution operations have been sold or discontinued. The business now continues through the Consumer Products segment, which represents the remaining operating platform after the restructuring.

The Consumer Products segment provides a broad portfolio of premium and super-premium pet food and wellness products formulated with high-quality, science-based nutrition under the Halo brand. Unlike the capital-intensive, infrastructure-heavy specialty healthcare model previously operated under the SRx Network, the continuing business has a more streamlined operating footprint, reduced overhead, and a more focused commercial strategy. This shift fundamentally changes the Company’s business profile, risk exposures, and future operating priorities.

The termination of the former specialty healthcare operations has also resulted in a simplified organizational structure. The Company no longer operates specialty pharmacies, clinics, PSP programs, or pharmaceutical distribution facilities, and is no longer positioned as a national specialty healthcare platform. Instead, management is focused on stabilizing the remaining operations, preserving core customer relationships, and ensuring continuity of service while the Company transitions to a more sustainable operating model.

Looking ahead, the Company’s outlook reflects the early stages of this reset. Near-term priorities include strengthening the financial position of the continuing operations, optimizing cost structure, and re-establishing a focused growth path that aligns with the capabilities and market positioning of the Consumer Products business. While the restructuring has materially reduced the scale and scope of the Company compared to prior periods, management believes that the streamlined business provides a clearer path to operational stability and disciplined execution.

The Company will continue evaluating strategic alternatives to support the long-term viability of the business, including potential partnerships, product expansion opportunities, and targeted investments that align with the strengths of the continuing operations.

Recent Corporate Developments

Merger and CCAA Proceedings

On September 3, 2024, Better Choice Company, Inc. (“Predecessor”), SRx Canada, 1000994476 Ontario Inc. (“AcquireCo”), a corporation existing under the laws of the Province of Ontario and an indirect wholly-owned subsidiary of Predecessor, and 1000994085 Ontario Inc., a corporation existing under the laws of the Province of Ontario and a direct wholly-owned subsidiary of Predecessor (“CallCo”) entered into an Arrangement Agreement (the “Arrangement Agreement”), and the transactions contemplated thereby (the “Merger”) were completed on April 24, 2025 (which is referred to herein as the “Closing Date”). Pursuant to the Arrangement Agreement, on the Closing Date, AcquireCo merged with and into SRx Canada, with SRx Canada remaining as the surviving entity. Predecessor acquired the business of SRx Canada pursuant to the Merger.

In connection with the Merger, on April 24, 2025, Predecessor changed its corporate name from “Better Choice Company Inc.” to “SRx Health Solutions, Inc.” by the filing of a Certificate of Amendment of its Certificate of Incorporation with the Secretary of State of the State of Delaware, and SRx Canada changed its name from “SRx Health Solutions Inc.” to “SRx Health Solutions (Canada) Inc.” by making the appropriate filing in the Province of Ontario.

On the Closing Date, Predecessor issued to certain holders of the common stock of SRx Canada 8,898,069 shares of the Company’s Common Stock, and AcquireCo issued to certain holders of the common stock of SRx Canada 19,701,935 shares in the capital stock of AcquireCo which shares are exchangeable into shares of the Company’s Common Stock (the “Exchangeable Shares”) on a one-for-one basis.

On August 12, 2025, the Company announced that SRx Canada had obtained an Initial Order (the “Initial Order”) in Canada under the federal Companies’ Creditors Arrangement Act (the “CCAA” and SRx Canada’s proceedings thereunder, the “CCAA Proceedings”) from the Ontario Superior Court of Justice (Commercial List) (the “Court”). In connection with the Initial Order, the Court, among other relief, granted a stay of proceedings in favor of SRx Canada, appointed Grant Thornton Limited as the monitor of SRx Canada (in such capacity, the “Monitor”), granted debtor-in-possession financing (“DIP Financing”), which included insider participation, and approved sale procedures (“Sale Process”) to govern the sale of the business and assets of SRx Canada. The DIP Financing consists of a credit facility of up to a maximum of $1,750,000, for the purpose of financing SRx Canada’s working capital needs, including for continued operations, implementation of the Sale Process, and to fund the restructuring contemplated in the CCAA Proceedings.

On August 21, 2025 and October 29, 2025, respectively, the Court approved transactions for the sale of substantially all of the assets and businesses of SRx Canada, the majority of which have been completed. The current stay of proceedings in respect of SRx Canada has been extended to January 30, 2026 to permit the completion of the restructuring.

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Neither the Company nor the Company’s United States subsidiary, Halo, Purely For Pets, Inc., a Delaware corporation, has made any filing under any bankruptcy code or statutory reorganization scheme either in the United States or in Canada.

On August 14, 2025, the Company entered into a Settlement, Share Forfeiture and Mutual Release Agreement (the “Settlement Agreement”) with certain of the founders and officers of SRx Canada (the “Forfeiting Stockholders”), pursuant to which the Forfeiting Stockholders forfeited for cancellation approximately 18,839,332 million Exchangeable Shares (the “Forfeited Shares”). In consideration of the Forfeited Shares, the Company agreed to release the Forfeiting Stockholders from certain claims by the Company.

Private Placement

In connection with the Merger, on April 25, 2025, the Company issued to a single investor a combination of 4,036,697 shares of Common Stock (the “Private Placement Shares”) and pre-funded warrants to purchase Company Common Stock (the “Pre-Funded Warrants”) at a price of $2.18 per share, or $8.8 million in the aggregate, in a private placement transaction (the “Private Placement”). The issuance of shares of Company Common Stock in the private placement was exempt from registration under Section 4(2) of the Securities Act.

Issuances to Service Providers

On April 25, 2025, the Company issued to one of its financial advisors 1,599,231 shares of Common Stock in consideration of services provided by the financial advisor to the Company. On July 3, 2025, the Company issued to certain of its financial advisors 1,503,355 shares of Common Stock , and July 15, 2025, the Company issued to certain of its financial advisors 690,000 shares of Common Stock (collectively, the “Service Provider Shares”).

Share Exchange

In connection with the Merger, on April 24, 2025, the Company contributed 152 shares of the common stock, without par value (the “Halo Shares”), of Halo, Purely For Pets, Inc. (“Halo”), a Delaware corporation, then the Company’s wholly-owned subsidiary, to Halo Spin-Out SPV Inc. (“Spin-Out SPV”), a special purpose subsidiary of the Company formed for such purpose. Immediately prior to the effectiveness of the Merger, the equity interests in Spin-Out SPV were distributed as a dividend to the then-current stockholders of the Company. The Halo Shares represent seventeen (17%) of the issued and outstanding capital stock of Halo.

Following the initiation of the CCAA Proceedings and the execution of the Settlement Agreement, on August 21, 2025, the Company and Spin-Out SPV executed a Share Exchange Agreement (the “Share Exchange Agreement”) whereby Spin-Out SPV transferred the Halo Shares back to the Company in exchange for 4,950,000 newly issued shares of the Company’s Common Stock (such shares, the “SPV Shares” and such transaction, the “Share Exchange”).

Disposition of Halo Assets

On April 16, 2025, the Company completed the sale of substantially all of this assets that comprised the Asia business of its US pet food subsidiary, to CZC Company LTD for total gross proceeds of $8.1 million including $6.5 million, along with a 5-year royalty agreement.

July PIPE Financing

On July 7, 2025, the Company entered into the Securities Purchase Agreement (the “July PIPE SPA”) by and among the Company and the July PIPE Investors, including the lead investor (the “Lead Investor”), pursuant to which the Company issued and sold to the Investors (i) a new series of senior secured convertible notes (the “July Notes”) with an aggregate original principal amount of $7,650,000, subject to an original issue discount as provided in the July Notes, and (ii) warrants (the “July Warrants”) to acquire 21,338,062 shares of the Company’s common stock (the “Common Stock”) (such transaction, the “July PIPE Financing”).

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The July Notes bear interest at a rate of 8% per annum. The July Notes mature on July 8, 2027, provided that the maturity date may be extended by a noteholder if the Company is in default under the July Notes, and in certain other limited circumstances as described in the July Notes. The July Notes are convertible into shares of the Common Stock at a conversion price of $0.6274 per share, subject to customary adjustments. The July Warrants are exercisable for a period of three (3) years beginning six (6) months from the date of issuance at an exercise price of $0.6274 per share, also subject to adjustment.

Additionally, on July 8, 2025, pursuant to and in connection with the July PIPE SPA, the Company entered into a Security and Pledge Agreement (the “Security Agreement”) by and between the Company and the Lead Investor, in its capacity as collateral agent, pursuant to which the Company granted to the Lead Investor, for the ratable benefit of the Lead Investor and the other July PIPE Investors, a valid, perfected and enforceable security interest in certain assets of the Company and its subsidiaries, which assets include substantially all of the assets of the Company’s U.S. business, and pledged as collateral the equity held by the Company in certain of the Company’s subsidiaries.

Additionally, on July 8, 2025, pursuant to and in connection with the July PIPE SPA, the Company and the July PIPE Investors entered into a Registration Rights Agreement (the “July PIPE RRA”), pursuant to which the Company agreed to file a registration statement with the United States Securities and Exchange Commission (“SEC”) covering the resale of Common Shares that are issuable upon the conversion of the July Notes or the exercise of the July Warrants.

October PIPE Financing

On October 27, 2025, the Company entered into a Securities Purchase Agreement (the “October PIPE SPA”) with certain accredited investors named therein (the “October PIPE Investors”). Certain October PIPE Investors are July PIPE Investors. Pursuant to the October PIPE SPA, up to 38,070 shares of the Company’s Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) and accompanying warrants (“October Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) may be purchased for an aggregate purchase price of up to $30.46 million in one or more closings (such transaction, the “October PIPE Financing”).

On October 31, 2025, pursuant to the October PIPE SPA, the Company issued and sold, and the October PIPE Investors purchased, in a private placement (the “Private Placement”): 19,035 shares of the Series A Preferred Stock and 54,527,811 October Warrants to purchase shares of Common Stock for aggregate proceeds of approximately $15.23 million, paid in cash or through the cancellation of such October PIPE Investor’s July Note and July Warrants in lieu of cash. The Company waived receipt of the cash portion of the purchase price until November 3, 2025. Pursuant to the October PIPE SPA, the July PIPE Investors waived the requirement under the July PIPE SPA that the Company register for resale 250% of the shares of Common Stock issuable upon the conversion or exercise of the July Notes or July Warrants.

In conjunction with the October PIPE SPA, on October 31, 2025 the Company entered a registration rights agreement with the investors (the “October PIPE RRA”), pursuant to which the Company will be required to file a registration statement with the Securities and Exchange Commission (the “SEC”), to register for resale the Common Stock issuable upon (x) the conversion of the Series A Preferred Stock and (y) the exercise of the October Warrants.

ELOC Transaction

Concurrently with the issuance of the Notes and Warrants described above under “July PIPE Financing,” on July 7, 2025, the Company and the Selling Stockholder entered into a common share purchase agreement (as amended, the “ELOC Purchase Agreement”), which provides that subject to the terms and conditions set forth therein, the Company may sell to the Selling Stockholder up to the lesser of (i) $50 million of the Company’s common shares, no par value (the “Common Share”) and (ii) the Exchange Cap (as defined below) (subject to certain exceptions provided in the ELOC Purchase Agreement) (the “Total Commitment”), from time to time during the term of the ELOC Purchase Agreement. On October 28, 2025, the Company and the Selling Stockholder executed an amendment to the ELOC Purchase Agreement increasing the Total Commitment from $50 million to $1.0 billion (the “ELOC Amendment”).

Additionally, on July 7, 2025, the Company and the Selling Stockholder entered into a registration rights agreement (the “ELOC RRA”), pursuant to which the Company agreed to file this registration statement with the United States Securities and Exchange Commission (“SEC”) covering the resale of Common Shares that are issued to the Selling Stockholder under the ELOC Purchase Agreement (the “Registration Statement”).

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Under the terms and subject to the satisfaction of the conditions set forth in the ELOC Purchase Agreement, the Company has the right, but not the obligation, to sell to the Selling Stockholder, and the Selling Stockholder is obligated to purchase, up to the Total Commitment. Such sales of Common Shares by the Company, if any, will be subject to certain limitations as set forth in the ELOC Purchase Agreement, and may occur from time to time, at the Company’s sole discretion, over the period commencing on the date that all of the conditions to the Company’s right to commence such sales are satisfied, including that the registration statement referred to above is declared effective by the SEC and a final form of the prospectus included therein is filed with the SEC (the “Commencement Date”) and ending upon the expiration of this Registration Statement pursuant to Rule 4125(a)(5) of the Securities Act of 1933, as amended, or otherwise upon the termination of the ELOC Purchase Agreement as provided therein. The Selling Stockholder has no right to require the Company to sell any Common Shares to the Selling Stockholder, but the Selling Stockholder is obligated to make purchases as the Company directs, subject to satisfaction of the conditions set forth in the ELOC Purchase Agreement.

As consideration for the Lead Investor entering into the ELOC Purchase Agreement, concurrently with the execution of the ELOC Amendment, the Company issued to the Lead Investor a convertible promissory note in the original principal amount of $20.0 million (the “Keystone Commitment Note”), which is convertible into up to 50,137,880 shares of Common Stock (collectively, the “Keystone Commitment Shares”), assuming a price of 0.3989 per share, which was the closing price of our shares of Common Stock on the NYSE American on December 3, 2025. The Keystone Commitment Note was issued by the Company to the Lead Investor in lieu of the Commitment Shares, as defined in the original ELOC purchase Agreement. The Company also agreed to pay the Lead Investor up to $35,000 for its reasonable expenses under the ELOC Purchase Agreement.

From time to time from and after the Commencement Date, on any business day selected by the Company where the closing sale price on the applicable eligible market, or quotation service is equal to or greater than $0.25, subject to the satisfaction of all of the conditions set forth in the ELOC Purchase Agreement, the Company shall have the right, but not the obligation, to direct the Selling Stockholder, to purchase the applicable VWAP Purchase Share Amount (as such term is defined in the ELOC Purchase Agreement), not to exceed the agreed upon maximum, at the applicable VWAP Purchase Price therefor, which price is at a discount to the then-current closing sale price, provided that the Selling Stockholder’s aggregate committed obligation pursuant to the foregoing shall not exceed $1.0 billion.

Under applicable rules of the NYSE American, in no event may the Company issue or sell to the Selling Stockholder under the ELOC Purchase Agreement more than that number of shares of its Common Stock (including the Commitment Shares) which equals 19.99% of the Common Stock outstanding immediately prior to the execution of the ELOC Purchase Agreement (the “Exchange Cap”), unless (i) the Company first obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable NYSE American listing rules, or (ii) the price of applicable sales of Common Stock to the Selling Stockholder under this Agreement equals or exceeds the lower of (A) the official closing sale price on the NYSE American or any nationally recognized successor thereto immediately preceding the delivery of the applicable VWAP Purchase Notice (as such term is defined in the ELOC Purchase Agreement) and (B) the average of the closing sale prices of the Common Stock on the NYSE American for the five business days immediately preceding the delivery of such VWAP Purchase Notice (in each case plus an incremental amount to take into account the Commitment Shares), such that the sales of such shares of Common Stock to the Selling Stockholder would not count toward the 19.99% because they are “at market” under applicable NYSE American rules.

The ELOC Purchase Agreement also prohibits the Company from directing the Selling Stockholder to purchase any Common Shares if those shares, when aggregated with all other Common Shares then beneficially owned by the Selling Stockholder and its affiliates, would result in the Selling Stockholder having beneficial ownership of more than 4.99% of the outstanding Common Shares.

The net proceeds under the ELOC Purchase Agreement to the Company will depend on the frequency of sales and the number of Common Shares sold to the Selling Stockholder and prices at which the Company sells Common Shares to the Selling Stockholder. The Company expects that any net proceeds received by the Company from such sales to the Selling Stockholder will be used for working capital and general corporate purposes. Management of the Company believes that it is in the Company’s best interests to have the flexibility to sell Common Shares pursuant to the ELOC Purchase Agreement, subject to market conditions.

EMJX Transaction

On December 16, 2025, the Company entered into a Share Exchange and Asset Transfer Agreement (the “Transfer Agreement”), as unanimously approved by the Board, by and among the Company, EMJ Crypto Technologies Inc., a corporation organized under the laws of Ontario, Canada (“EMJC”), CCC Crypto Corp., a Delaware corporation (“DelawareCo”), and the transferors named therein (the “Transferors”).

Upon the terms and subject to the conditions set forth in the Transfer Agreement, the Company shall acquire EMJC and DelawareCo and acquire from certain Transferors all of their rights in and to the IP Asset (defined below), in an all-stock transaction, for an aggregate purchase price of approximately $55 million (the “EMJC Transaction”).

The “IP Asset” means all intellectual property rights, whether or not registerable, in any jurisdiction in the world, including without limitation copyrights, patent rights, trademark rights, trade secrets, and software, in connection with certain technology developed by or on behalf of EMJC, DelawareCo and the Transferors that uses artificial intelligence to predict outcomes from data sets (including an algorithm which is designed to outperform Bitcoin and Ethereum based on trading volatility), including all know-how, trade secrets, coding (source code and object code), designs, data, algorithms, formulae, specifications, processes, procedures, methods, techniques, ideas, software, tools, inventions, apparatus, creations, works of authorship (whether or not copyrighted) and other similar materials, and all reports, analyses, results and records relating to any of the foregoing, in each case in any form or embodied in any media, and whether or not registrable.

The completion of the EMJC Transaction is subject to customary closing conditions, including (i) approval of the EMJC Transaction by the Company’s stockholders, (ii) filing and mailing of a definitive information statement filed with the SEC, (iii) the shares of the Company’s comm stock to be issued pursuant to the Transfer Agreement having been approved for listing on the NYSE American, (iv) the Company shall file with the SEC a registration statement on Form S-4 (the “S-4 Registration Statement”), in connection with the registration under the Securities Act of the Company’s common shares to be issued in the EMJC Transaction for resale by such holders, (v) subject to specified materiality standards, the accuracy of the representations and warranties of the other parties; and (vi) the performance by the other parties in all material respects with all obligations required to be performed under the Transfer Agreement at or prior to the date (the “EMJC Closing Date”) of the closing of the transactions contemplated by the Transfer Agreement (the “Closing”). The Transfer Agreement may be terminated under certain circumstances, including by mutual consent, failure to obtain required approvals, or a material breach by either party.

The Transfer Agreement contains customary representations and warranties of the parties thereto (the “EMJC Transaction Parties”). The Transfer Agreement also contains customary covenants and agreements, including covenants and agreements relating to (i) the conduct of the Company’s business between the date of the signing of the Transfer Agreement and the Closing and (ii) the efforts of the parties to cause the EMJC Transaction to be completed, including obtaining all approvals, consents, registrations, authorizations and other confirmations from any third party necessary, proper or advisable to consummate the transactions contemplated by the Transfer Agreement.

The Transfer Agreement may be terminated prior to the EMJC Closing by: (a) by mutual written consent of each of the EMJC Transaction Parties; (b) by any EMJC Transaction Party, after the June 30, 2026 (the “End Date”), if the Transaction has not been consummated (subject to certain conditions); (c) by any EMJC Transaction Party if a governmental body has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the EMJC Transaction; (d) by the other EMJC Transaction Parties upon the Company’s breach of the Transfer Agreement which is not timely cured; (e) by upon the Company any other EMJC Transaction Party’s breach of the Transfer Agreement which is not timely cured; (f) by the Company, if there will have occurred any EMJC Material Adverse Effect or DelawareCo Material Adverse Effect (as each such term is defined in the Transfer Agreement) (subject to certain conditions); or (g by the Transferor Parties, if there will have occurred any SRXH Material Adverse Effect (as such term is defined in the Transfer Agreement) (subject to certain conditions).

If the Transfer Agreement is terminated due to the Company’s breach thereof, the Company is required to pay to the other EMJC Transaction Parties an amount equal to all fees and expenses incurred by them in connection with the EMJC Transaction, not to exceed $300,000.00. If the Transfer Agreement is terminated due to the breach thereof by another Transferor Party, the Transferor Parties are required to pay to the Company an amount equal to all fees and expenses incurred by the Company in connection with the EMJC Transaction, not to exceed $300,000.00.

Bylaw and Charter Amendment

On October 8, 2025, the Company adopted amended and restated bylaws, which reduced the quorum required for meetings of the Company’s stockholders.

On November 19, 2025, the Company filed a Certificate of Amendment with the Secretary of State of the State of Delaware which increased the number of shares of Common Stock that the Company is authorized to issue from 200,000,000 shares to 5,000,000,000 shares.

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Results of Operations for the years ended September 30, 2025 and 2024

The following table sets forth our condensed consolidated results for the periods presented (in thousands):

	Years Ended September 30,		Change
	2025	2024	$	%
Net sales	$6,534	$-	$-	*
Cost of goods sold	5,008	-	-
Gross profit	1,526	-	-	*
Operating expenses:
Selling, general and administrative	12,932	-	-	*
Total operating expenses	12,932	-	-	*
Loss from continuing operations	(11,406)	-	-	*
Other income (expense):
Interest expense	(628)	-	-	*
Loss on extinguishment of debt	(716)
Bargain purchase gain	4,111	-	-	*
Total other income	2,767	-	-	*
Net loss before income taxes	(8,639)	-	-	*
Income tax expense	-	-	-	*
Net loss from continuing operations	$(8,639)	$-	$-	*

*Percentage change is not meaningful due to a prior year balance of zero.

Net sales

We generate revenue primarily through the sale of premium and super-premium pet food and wellness products under the Halo brand. Revenue is recognized when control transfers to the customer, generally at the point of sale through our digital, international, or brick-and-mortar channels. Most transactions involve a single performance obligation. Reported net sales are reduced by trade promotions, discounts, and other customer incentives, which are estimated and recorded as reductions to gross revenue. We also maintain a reserve for expected product returns based on historical experience. Following the restructuring of SRx Canada and the CCAA proceedings, the Company no longer derives material revenue from specialty pharmacy, clinical services, diagnostics, or pharmaceutical distribution, and its current operations are focused exclusively on the pet health and wellness business.

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Information about our revenue channels is as follows (in thousands):

	Year Ended September 30,
	2025		2024
Digital (1)	$5,038	77%	$—	—%
International (2)	$1,009	15%	$—	—%
Brick & Mortar (3)	$487	8%	$—	—%
Net Sales (4)	$6,534	100%	$—	—%

(1)	The Company’s Digital channel includes two wholesale customers that amounted to greater than 10% of the Company’s total net sales for the year ended September 30, 2025.

(2)	One of the Company’s International customers amounted to greater than 10% of the Company’s total net sales and represented $0.8 million of net sales for the year ended September 30, 2025.

(3)	None of the Company’s Brick & Mortar customers represented greater than 10% of net sales for the year ended September 30, 2025.

(4)	Prior period amounts have not been presented, as the Company’s prior year operations primarily related to SRX Canada, which has since been deconsolidated and is presented as discontinued operations. Accordingly, the results for the year ended September 30, 2025, reflect only the continuing operations of BTTR and Halo and are not comparable to prior periods.

Net sales for 2025 were $6.5 million, reflecting revenue generated from the Company’s continuing operations in the Halo pet health and wellness business. Prior-year results for the Halo business are not presented, as the Company only became the reporting entity following the reverse takeover on April 24, 2025. Net sales were driven by the sale of premium and super-premium pet food products across digital, brick-and-mortar, and international channels, reflecting the Company’s focus on product innovation, brand awareness, and meeting consumer demand in multiple trade channels.

As a result of the restructuring of SRx Canada and the Company’s shift to the Consumer Products business, the results of operations for 2025 are not directly comparable to 2024. Prior-year amounts reflect the specialty healthcare business, which has since been discontinued and are thus not presented.

Gross profit

Cost of goods sold for the year ended September 30, 2025, consists primarily of the cost of products obtained from co-manufacturers, packaging materials, freight costs for shipping inventory to the warehouse, and third-party warehouse and order fulfillment expenses. Inventories are periodically reviewed to identify damaged, slow-moving, or aged inventory. Based on this assessment, inventory is recorded at the lower of cost or net realizable value, with any reduction in value expensed as cost of goods sold.

Our products are manufactured to our specifications by co-manufacturers using raw materials that meet our formulation requirements. Co-manufacturers also handle product testing and packaging, with packaging designed by the Company and shipped directly to the manufacturer.

Gross profit is affected by a variety of factors, including product sales mix, volumes sold, discounts offered to customers, the cost of manufactured products, and freight costs from the manufacturer to the warehouse. For the year ended September 30, 2025, gross profit was $1.5 million, with a gross margin of 23%.

We continue to work with co-manufacturing and freight partners to realize future cost savings and improved gross margins. However, gross margins may continue to fluctuate due to inflationary pressures on transportation and raw material costs. We will continue to refine and optimize our pricing strategy to align with market conditions and manage cost pressures.

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Operating expenses

Our Selling, general and administrative (“SG&A”) expenses consist of the following:

●	Sales and marketing costs for the year ended September 30, 2025 primarily reflect spending on customer acquisition and retention programs, paid media, content development, promotional activities on Amazon and Chewy, and costs associated with supporting the Halo brand portfolio. These expenses also include the Company’s digital marketing initiatives and brand-building programs following the Halo brand renovation and the prior migration of the TruDog brand into the Halo umbrella. Prior-year comparisons are not meaningful due to the reverse takeover and the discontinuation of the SRx Canada operations. Sales and marketing spend in 2025 reflects the Company’s strategic focus on strengthening brand awareness, improving conversion across key e-commerce platforms, and optimizing channel-specific promotional activity, while remaining disciplined in its approach to paid media investment.

●	Employee compensation and benefits for the year ended September 30, 2025 reflect personnel costs associated with the Company’s continuing operations in the Halo pet health and wellness business. These expenses include salaries, wages, benefits, and stock-based compensation for employees supporting operations, marketing, supply chain, and corporate functions. Compensation levels in 2025 also reflect the impact of organizational restructuring activities completed during the year, including changes in headcount and role realignments following the reverse takeover and the subsequent discontinuation of the SRx Canada business under the CCAA process. As a result, current-year expense levels represent the ongoing cost structure of the standalone Halo business and are not directly comparable to prior periods.

●	Share-based compensation includes expenses related to equity awards granted to employees and non-employee directors. For the year ended September 30, 2025, share-based compensation reflects the ongoing equity incentive programs of the continuing Halo business, including expense recognition for outstanding awards, new grants issued during the period, and common stock issued for board service. Share-based compensation in 2025 also reflects the vesting patterns of historical Better Choice equity awards, including awards that reached full vesting during the year. Because the Company became the reporting entity following the reverse takeover and the SRx Canada operations were subsequently discontinued, prior-year comparative amounts are not meaningful. Current-year expense therefore represents the continuing cost structure of the standalone Halo business.

●	Freight costs for the year ended September 30, 2025 primarily relate to the shipping and logistics associated with fulfilling customer orders across the Company’s retail and e-commerce sales channels. Freight expense in 2025 also reflects the impact of the discontinuation of the direct-to-consumer (“DTC”) channel, which was shut down on June 1, 2024. As a result, freight activity in the current year is primarily driven by shipments to distribution partners, online retailers, and brick-and-mortar customers rather than individual consumer deliveries. Given the changes in the Company’s operating structure following the reverse takeover and the discontinuation of SRx Canada, prior-year comparisons are not meaningful. Current freight costs therefore reflect the ongoing logistics profile of the standalone Halo business.

●	Non-cash charges for the year ended September 30, 2025 primarily consisted of depreciation and amortization, bad debt expense, and gains or losses on the disposal of assets. The Company recorded a gain on the sale of assets of approximately $0.5 million during the period related to the sale of its Halo Asia business. Given the impact of the reverse takeover and the discontinuation of the SRx Canada operations, prior-year comparative amounts are not meaningful. Current-year non-cash activity reflects the operating profile of the standalone Halo business.

●	Other general and administrative costs for the year ended September 30, 2025 primarily reflect expenses incurred for professional services, insurance, and corporate compliance activities. The most significant components for the period included approximately $3.3 million of equity offering-related costs associated with capital markets transactions completed during the fiscal year, professional fees — including legal, financial advisory, and other consulting services — totaling approximately $1.8 million, and insurance expense of approximately $0.4 million. These costs also include routine corporate expenses such as director fees, state feed registration fees, and information technology support. Given the reverse takeover and the discontinuation of the SRx Canada operations, prior-year comparative amounts are not meaningful. Current-year costs reflect the operating and capital markets activities of the standalone Halo business.

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Interest expense, net

Interest income for the year ended September 30, 2025 primarily reflects interest earned on the notes receivable previously extended to SRx Health Solutions Inc. prior to the consummation of the reverse takeover. These notes included a $1.5 million convertible promissory note bearing interest at 25% per annum and a revolving promissory note with borrowing capacity of up to $1.9 million bearing interest at 12% per annum. Accrued interest on these notes continued to be recognized through the transaction date, after which the notes were settled in connection with the business combination at amounts approximating their carrying value.

Following the settlement of the notes receivable and the subsequent discontinuation of the SRx Canada operations under the CCAA process, interest income attributable to these instruments will not recur in future periods. As a result, period-over-period comparisons to prior quarters or fiscal years are not meaningful. Future interest income, if any, will depend on the Company’s capital allocation strategy and investment of excess cash.

Income taxes

Our income tax expense now reflects only the tax position of the continuing U.S. operations following the discontinuation and deconsolidation of the SRx Canada business as a result of the CCAA proceedings. Accordingly, the Company’s tax provision is based on estimated U.S. federal and state income taxes, adjusted for nondeductible items and the impact of the valuation allowance.

For the year ended September 30, 2025, the Company recorded no material income tax expense or benefit, resulting in a near-zero effective tax rate. The absence of a significant tax benefit is primarily due to the continued maintenance of a full valuation allowance that fully offsets deferred tax assets arising from current-year losses. Prior-year comparative tax amounts related to the former SRx Canada operations are not indicative of the continuing business and are therefore not meaningful.

The Company continues to maintain a full valuation allowance against its U.S. deferred tax assets due to uncertainties regarding the timing and likelihood of generating sufficient future taxable income. Deferred tax assets consist primarily of U.S. federal and state net operating loss (“NOL”) carryforwards, which total approximately $24.0 million on a tax-effected basis and begin to expire at various dates unless utilized. The Company will continue to evaluate both positive and negative evidence each reporting period to determine whether a release of the valuation allowance is warranted. A reversal of the valuation allowance in future periods would reduce income tax expense.

The Company had no uncertain tax positions as of September 30, 2025. We remain subject to examination in the United States for tax years 2021 through 2025.

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Non-GAAP Measures

Adjusted EBITDA

We define Adjusted EBITDA to supplement the financial measures prepared in accordance with GAAP. Adjusted EBITDA adjusts EBITDA to eliminate the impact of certain items that we do not consider indicative of our core operations. Adjusted EBITDA is determined by adding the following items to net loss: interest expense, tax expense (benefit), depreciation and amortization, share-based compensation, gain on extinguishment of debt and accounts payable, loss on disposal of assets, transaction-related expenses, and other non-recurring expenses.

We present Adjusted EBITDA as it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. We believe that the disclosure of Adjusted EBITDA is useful to investors as this non-GAAP measure forms the basis of how our management team reviews and considers our operating results. By disclosing this non-GAAP measure, we believe that we create for investors a greater understanding of and an enhanced level of transparency into the means by which our management team operates our company. We also believe this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

Adjusted EBITDA does not represent cash flows from operations as defined by GAAP. Adjusted EBITDA has limitations as a financial measure and you should not consider it in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss, gross margin, and our other GAAP results.

The following table presents a reconciliation of net loss, the closest GAAP financial measure, to EBITDA and Adjusted EBITDA for each of the periods indicated (in thousands):

	Year Ended September 30,
	2025	2024*
Net loss from continuing operations	$(8,639)	$—
Interest expense, net	628	—
Income tax expense	—	—
Depreciation and amortization	31	—
EBITDA from continuing operations	(7,980)	—
Share-based compensation	3,206	—
Bargain purchase gain	(4,111)	—
Loss on extinguishment of accounts payable	716	—
Transaction-related expenses (a)	6,031	—
Other single occurrence expenses (b)	376	—
Adjusted EBITDA from continuing operations	$(1,762)	$—

(a) One-time legal fees, professional fees, financing fees, and other expenses for transaction-related business matters

(b) Restructuring costs, severance costs, and other litigation matters

*Prior-year results are not presented because the Halo business, which constitutes the Company’s continuing operations, only became the reporting entity following the reverse takeover completed on April 24, 2025. In addition, the SRx Health Solutions operations, which comprised prior-year results, were subsequently discontinued following SRx’s bankruptcy and are classified as discontinued operations. Accordingly, prior-year amounts for continuing operations are not meaningful and are presented as zero.

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Liquidity and capital resources

Historically, we have financed our operations primarily through debt financing. On September 30, 2025 and 2024, we had cash and cash equivalents of $1.3 million and $0.1 million, respectively.

We are subject to risks common in the healthcare and pharmacy services industry, including, but not limited to, our dependence on key personnel, intense competition, our ability to effectively market and scale our service offerings, the protection and enforcement of proprietary technology and data systems, expansion into new markets or service lines, and compliance with complex and evolving healthcare, data privacy, and pharmaceutical regulations. As of September 30, 2025, we have not experienced a significant adverse impact to our business, financial condition or cash flows resulting from geopolitical actions or threat of cyber-attacks. However, we have seen adverse impacts to our gross margin from time to time due to inflationary pressures in the current economic environment. Uncertainties regarding the continued economic impact of inflationary pressures, geopolitical actions and threat of cyber-attacks are likely to result in sustained market turmoil, which could negatively impact our business, financial condition, and cash flows in the future.

A summary of our cash flows is as follows (in thousands):

	Year Ended September 30,
	2025	2024
Cash flows (used in) provided by:
Operating activities	$(8,143)	$(1,478)
Investing activities	5,905	(1,090)
Financing activities	12,171	932
Net increase (decrease) in cash and cash equivalents	$9,933	$(1,636)

Cash flows from operating activities

Cash used in operating activities increased $6.7 million, or 451%, during the year ended September 30, 2025 compared to $1.5 million during the year ended September 30, 2024. The increase in cash used in operating activities was primarily driven by the $4.1 million bargain purchase gain recognized related to the Merger, partially offset by significant fluctuations in our working capital.

Cash flows from investing activities

Cash provided by investing activities was $5.9 million during the year ended September 30, 2025 compared to cash used in investing activities of $1.1 million during the year ended September 30, 2024. The cash provided by investing activities related to the $5.9 million of cash acquired in business combinations as well as $2.0 million proceeds from the sale of cryptocurrency, offset by $2.1 million of purchases of cryptocurrency.

Cash flows from financing activities

Cash provided by financing activities was $12.2 million, during the year ended September 30, 2025 and $0.9 million during the year ended September 30, 2024. The cash provided by financing activities for the year ended September 30, 2025 was mainly related to net proceeds from the PIPE Offering of $8.8 million and proceeds from the issuance of convertible debt of $6.1 million, partially offset by payments on convertible debt of $1.7 million.

CWB Facility

As of June 30, 2025, SRx Canada maintained senior secured term loan facilities with CWB Financial Group (“CWB”) totaling $23.1 million. These facilities were originally entered into to support the development and acquisition of select pharmacy locations. On September 18, 2023, SRx Health Solutions Inc. refinanced its existing term facilities under a consolidated agreement with CWB that introduced updated financial covenants, including a Senior Funded Debt to Adjusted EBITDA ratio of less than 4.0x and a Fixed Charge Coverage Ratio greater than 1.0x.

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As at both June 30, 2025 and 2024, SRx Canada was not in compliance with the CWB loan covenants. As a result, the full amount of the CWB loans was classified as a current liability, and the debt was callable at the lender’s discretion. Interest rates on the outstanding facilities ranged from 8.67% to 9.21%, with contractual maturities extending through late 2027.

The Company initiated restructuring proceedings for its SRx Canada subsidiaries under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”) in August 2025. As part of these proceedings, the CWB debt was addressed through the court-supervised restructuring process and Company has no guarantees to the SRx Canada debt following the wind-down of the SRx Canada operations. Accordingly, the CWB facilities do not form part of the Company’s post-restructuring capital structure. Refer to Note 8 – Debt for additional information.

Contractual Commitments and Obligations

We are contractually obligated to make future cash payments for various items, including debt arrangements, certain purchase obligations, as well as the lease arrangement for our office. See Note 8 – Debt to our audited consolidated financial statements included in this Registration Statement for more information about our debt obligations. Our purchase obligations include certain ongoing marketing projects, software subscriptions as well as in-transit or in-production purchase orders with our suppliers, for which amounts vary depending on the purchasing cycle. The majority of our software subscriptions are not under long-term contracts, and we do not have long-term contracts or commitments with any of our suppliers beyond active purchase orders. These purchase obligations were not material as of the date of this Registration Statement.

Off-Balance Sheet Arrangements

On July 7, 2025, the Company entered into a Common Share Purchase Agreement (the “ELOC”) with a lead investor, under which the Company may sell, at its discretion, up to $50.0 million of its common shares, subject to certain conditions and limitations, including the NYSE American 19.99% Exchange Cap unless stockholder approval is obtained or sales otherwise qualify as “at-market” under applicable rules. The investor is obligated to purchase shares when directed by the Company, subject to the terms of the ELOC, and may not beneficially own more than 4.99% of the Company’s outstanding common shares following any purchase.

In connection with entering into the ELOC, the Company agreed to issue common shares to the investor as commitment consideration (the “Commitment Shares”) and to reimburse up to $35,000 of the investor’s expenses. Although the ELOC provides for the issuance of the Commitment Shares, the Company did not issue any such shares during fiscal year 2025. The Company also entered into a Registration Rights Agreement requiring it to file a resale registration statement covering shares issuable under the ELOC.

As of September 30, 2025, no shares have been sold under the ELOC and no Commitment Shares have been issued, and the ELOC remained unutilized.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, net sales, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting estimates. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. See “Note 1 - Nature of business and summary of significant accounting policies” to our audited consolidated financial statements included in this Registration Statement for a description of our significant accounting policies.

Share-Based Compensation

Share-based compensation expense is measured based on the estimated fair value of awards granted to employees, directors, officers and consultants on the grant date. Forfeitures are accounted for as they occur, therefore there are no forfeiture related estimates required.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model, which requires the development of input assumptions, as described in “Note 12 - Share-based compensation”. Determining the appropriate fair value model and calculating the fair value of share-based payment awards requires the input of the subjective assumptions described in “Note 12 - Share-based compensation”. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. See “Note 12 - Share-based compensation” to our audited consolidated financial statements included in this Registration Statement for more information.

Valuation of Derivative Liabilities and Equity-Linked Instruments

The Company’s accounting for convertible notes, embedded conversion features, and warrants requires the application of significant judgment, particularly in assessing the classification and measurement of these instruments under ASC 815, ASC 480, and other relevant guidance. In connection with the July 7, 2025 financing transaction, the Company determined that the embedded conversion option within the senior secured convertible notes should be bifurcated and accounted for as a derivative liability. This determination required management to evaluate the economic characteristics of the conversion feature, assess settlement alternatives, and apply the relevant scope exceptions under U.S. GAAP. The derivative liability is initially recorded at fair value and remeasured at each reporting period, with changes in fair value recognized in earnings, which may result in significant volatility in the Company’s reported results. The fair value of the derivative liability and the related equity-classified warrants is estimated using valuation models such as the Black-Scholes option pricing model or other appropriate techniques, which incorporate assumptions including expected volatility, risk-free interest rates, expected term, and the market price of the Company’s common shares. These inputs involve inherent uncertainty and require considerable management judgment. Actual results could differ materially from the estimates used, and changes in assumptions or market conditions may have a material impact on the Company’s financial position and results of operations. See Note 11 – Warrants and other equity related instruments to our audited consolidated financial statements included in this Registration Statement for more information.

Convertible Notes

The Company’s accounting for its senior secured convertible notes requires the use of significant judgment in applying the guidance in ASC 470-20, ASC 815, and ASC 835. Upon issuance of the Notes on July 7, 2025, management was required to evaluate the economic characteristics and risks of the embedded conversion feature to determine whether it should be separately accounted for. Based on this evaluation, the conversion option did not qualify for equity classification and was bifurcated as a derivative liability measured at fair value. This assessment required consideration of settlement alternatives, the terms of the host debt instrument, and the applicability of scope exceptions under U.S. GAAP. The initial measurement of the Notes also required allocation of proceeds among the debt host contract, the derivative liability, the original issue discount, and issuance costs, each of which impacts the effective interest rate recognized over the life of the Notes. The derivative liability is remeasured at fair value at each reporting date, with changes recorded in earnings, which may produce significant period-to-period volatility. The valuation of the derivative liability incorporates assumptions such as expected volatility, risk-free interest rates, expected term, and market price of the Company’s common shares, all of which involve considerable estimation uncertainty. Changes in these assumptions or market conditions could materially impact the recorded amounts for the Notes, the derivative liability, interest expense, and the Company’s results of operations. See Note 8 – Debt to our audited consolidated financial statements included in this Registration Statement for more information.

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BUSINESS

Our History

On April 24, 2025, SRx Health Solutions, Inc., a corporation incorporated under the laws of the Province of Ontario on April 26, 2022 (“SRx Canada” or the “Accounting Acquirer”), consummated a business combination (the “Merger”) with Better Choice Company, Inc., a Delaware corporation (“Better Choice” or the “Legal Acquirer”). In the Merger, 1000994476 Ontario Inc. (“AcquireCo”), an indirect wholly-owned subsidiary of Better Choice, amalgamated with and into SRx Canada, with SRx Canada surviving the amalgamation and continuing its operations under the new legal name SRx Health Solutions (Canada) Inc. (“SRx Canada”), an indirect wholly-owned subsidiary of Better Choice.

The Company was incorporated in the State of Nevada in 2001 under the name Cayenne Construction, Inc., and in 2009, changed its name to Sports Endurance, Inc. Effective March 11, 2019, the Company changed its name to Better Choice Company Inc. after reincorporating in Delaware. In connection with the Merger, Better Choice changed its corporate name to “SRx Health Solutions, Inc.”, and adopted the operations of the Accounting Acquirer as its primary business. As such, SRx Canada is the continuing reporting entity for accounting purposes. Refer to Note 4 – Business Combinations for more information.

SRx Canada’s registered head office was originally located at 65 Queen Street West, Suite 800, Toronto, Ontario, M5H 2M5. Post the Merger, the Company’s registered head office remained at 12400 Race Track Road, Tampa, Florida 33626, and is now 801 US Highway 1, North Palm Beach, FL 33408.

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Explanatory Note

On August 12, 2025, the Company announced that SRx Canada had obtained an Initial Order (the “Initial Order”) in Canada under the federal Companies’ Creditors Arrangement Act (the “CCAA” and SRx Canada’s proceedings thereunder, the “CCAA Proceedings”) from the Ontario Superior Court of Justice (Commercial List) (the “Court”). In connection with the Initial Order, the Court, among other relief, granted a stay of proceedings in favor of SRx Canada, appointed Grant Thornton Limited as the monitor of SRx Canada (in such capacity, the “Monitor”), granted debtor-in-possession financing (“DIP Financing”), which included insider participation, and approved sale procedures (“Sale Process”) to govern the sale of the business and assets of SRx Canada. The DIP Financing consists of a credit facility of up to a maximum of $1,750,000, for the purpose of financing SRx Canada’s working capital needs, including for continued operations, implementation of the Sale Process, and to fund the restructuring contemplated in the CCAA Proceedings.

On August 21, 2025 and October 29, 2025, respectively, the Court approved transactions for the sale of substantially all of the assets and businesses of SRx Canada, the majority of which have been completed. The current stay of proceedings in respect of SRx Canada has been extended to January 30, 2026 to permit the completion of the restructuring.

Neither the Company nor the Company’s United States subsidiary, Halo, Purely For Pets, Inc., a Delaware corporation, has made any filing under any bankruptcy code or statutory reorganization scheme either in the United States or in Canada.

Company Overview

Description of the Pet Health and Wellness Business Conducted by Halo

History

On December 17, 2018, the Company made a $2.2 million investment in TruPet LLC (“TruPet”), an online seller of pet foods, pet nutritional products and related pet supplies. On February 2, 2019, the Company entered into a definitive agreement to acquire the remainder of TruPet and closed the acquisition on May 6, 2019.

On February 28, 2019, the Company entered into a definitive agreement to acquire all of the outstanding shares of Bona Vida, Inc. (“Bona Vida”) and closed the acquisition on May 6, 2019.

On October 15, 2019, the Company entered into a Stock Purchase Agreement (as amended, the “Halo Agreement”) with Halo, Thriving Paws, LLC, a Delaware limited liability company (“Thriving Paws”), HH-Halo LP, a Delaware limited partnership (“HH-Halo” and, together with Thriving Paws, the “Sellers”) and HH-Halo, in the capacity of the representative of the Sellers. Pursuant to the terms and subject to the conditions of the Halo Agreement, among other things, the Company agreed to purchase from the Sellers 100% of the issued and outstanding capital stock of Halo, Purely for Pets, Inc., a Delaware corporation (“Halo”) (the “Halo Acquisition”). The Company closed the Halo Acquisition on December 19, 2019.

Overview of the Halo Business

Halo is a pet health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. Halo offers a broad portfolio of pet health and wellness products for dogs and cats sold under the Halo brand across multiple forms, including foods, treats, toppers, and chews. Halo has a demonstrated, multi-decade track record of success and is well positioned to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. Halo’s products consist of kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products and supplements. Halo’s core products are made with high-quality, thoughtfully sourced ingredients for natural, science-based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health.

Halo sells its premium and super-premium products (which Halo management believes generally includes products with a retail price greater than $0.20 per ounce) under the Halo brand umbrella, including Halo Holistic™, Halo Elevate® and the former TruDog brand, which was rebranded and successfully integrated under the Halo brand umbrella during the third quarter of 2022. Halo’s core products sold under the Halo brand are made with high-quality, thoughtfully sourced ingredients for natural, science based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health. Halo’s diverse and established customer base has enabled Halo to penetrate multiple channels of trade, which Halo management believes enables Halo to deliver on core consumer needs and serve pet parents wherever they shop. Halo groups these channels of trade into four distinct categories: E-commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which primarily includes the sale of product to Pet Specialty retailers such as Petco, Pet Supplies Plus and neighborhood pet stores, as well as to select grocery chains; Direct to Consumer (“DTC”) which includes the sale of product through Halo’s website halopets.com; and International, which includes the sale of product to foreign distribution partners and to select international retailers. In December 2023, Halo made a strategic exit out of Petco stores (while remaining on Petco.com), and Pet Supplies Plus. On June 1, 2024, Halo exited its DTC channel in an effort to improve profitability, and now directs consumers on halopets.com to Amazon and Chewy.

A concerted effort to drive brand awareness behind distinctive positioning and messaging is the cornerstone of Halo’s growth plan, supported by innovation. Halo’s future growth is driven through an extensive brand positioning workstream executed over the last year. New consumer messaging will build awareness with pet parents, persuade them that Halo is the right choice for their pet, and move the consumer towards purchase. The creative campaign will be brought to life on Amazon and Chewy platforms as well as outside those platforms. By shifting media investment from bottom-of-funnel-driven DTC activities to full funnel activation across the Amazon and Chewy platforms, Halo will see improvements in both media effectiveness, efficiency, and reach.

In addition to incremental consumer media activation, innovation plays a key role in Halo’s growth plans, supported by Halo’s own research and development, and acquisitions. Halo’s established supply and distribution infrastructure allows Halo to bring new products to market in less than a year. Halo’s outsourced manufacturing model is flexible, scalable and encourages innovation allowing Halo to offer a breadth of assortment in dog and cat food main meal as well as pet treat products under the Halo brand, serving a wide variety of consumer needs, dayparts, and occasions.

The Halo portfolio offers a variety of platforms through which to innovate. Halo Holistic™ is designed for the pet parent seeking complete digestive health with prebiotics, probiotics and postbiotics. Additionally, it’s one of the only brands made with only whole animal proteins and no meat meals. Halo Elevate®, features leading nutrient levels supporting the top five pet parent health concerns including digestive health, heart and immunity support, healthy skin and coat, hip and joint support and strength and energy. Halo Freeze Dried Raw recipes preserve the natural flavor and nutrition of raw food with 100% protein from natural sources.

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Halo’s Products and Brands

Halo has a broad portfolio of over 100 active premium and super premium animal health and wellness products for dogs and cats, which includes products sold under the Halo brand across multiple forms, including foods, treats, toppers, dental products, chews, and supplements. Halo’s products consist of naturally formulated premium kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products and supplements. Halo’s products are sustainably sourced, derived from real whole meat and no rendered meat meal and include non-GMO fruits and vegetables.

Halo’s products are manufactured by an established network of co-manufacturers in partnership with Halo. Halo has maintained each of its key co-manufacturing relationships for more than four years, with certain relationships in place for more than ten years and with the launch of Halo Elevate®, Halo expanded and engaged two new co-manufacturing partners in 2022.

Our Customers and Channels

For the year ended September 30, 2025, the Company’s continuing operations, conducted through Better Choice, generated net sales of approximately $6.5 million. The Company primarily serves pet owners through three main channels: E-commerce, Brick & Mortar, and International.

E-commerce: The majority of continuing net sales are generated through E-commerce partner websites, including Amazon, Chewy, Petflow, Thrive Market, and Vitacost. Online sales are largely driven by repeat purchases from existing customers, reflecting strong brand loyalty.

Brick & Mortar: Sales through physical retailers primarily include specialty pet stores and select grocery chains. As of December 2023, the Company strategically exited Petco and Pet Supplies Plus stores while continuing online sales via those platforms.

International: Halo’s international sales represent a smaller portion of total net sales. Following the sale of Halo Asia, international operations now contribute only a limited amount of revenue, and the Company’s activities outside North America are no longer a significant growth focus. As a result, no single foreign market represents a material share of international revenue.

The majority of net sales are generated online, reflecting both the Company’s focus on digital channels and consumer preference for online purchasing. The Company’s ability to reach a growing base of diverse customers online is expected to improve as E-commerce penetration increases.

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Discontinued Operations

The Company’s legacy specialty pharmaceuticals and healthcare services operations, historically conducted under SRx, are classified as discontinued operations following the Company’s bankruptcy and subsequent winding down of these activities.

Historically, SRx provided specialty pharmaceutical products and related services to healthcare providers and patients across various therapeutic areas. Over time, the Company pursued acquisitions and expansion strategies aimed at growing its product portfolio and market presence.

Due to financial challenges, SRx filed for bankruptcy, resulting in the termination, sale, or wind-down of its operations. As of the reporting date, the legacy SRx business no longer generates meaningful revenue or operational activity.

Financial results of the discontinued operations are reported separately in the consolidated financial statements, in accordance with accounting guidance for discontinued operations, and include any final settlements, asset disposals, and associated liabilities. The Company does not expect future cash flows from these operations.

Supply Chain, Manufacturing and Logistics

Halo partners with a number of co-manufacturing partners to produce its products. Products sold today under the Halo brand are made strictly from naturally raised animals on sustainable farms and are manufactured in the U.S and use healthy, natural ingredients, with all purchases transacted in U.S. dollars. By sourcing cage-free poultry, pasture-raised beef, and wild-caught fish from certified sustainable fisheries and not including meat meals or other animal byproducts in its formulations, the Halo brand is able to provide pets and pet parents with a nutritious and highly digestible suite of food and treats. Some products are preserved using either freeze drying or gentle air dehydration to eliminate the need for artificial preservatives and added chemicals. Halo’s treats and chews are oven-baked, using natural ingredients for maximum nutrition and protein content. Halo’s dog and cat foods meet The Association of American Feed Control Officials (“AAFCO”) guidelines and are small-batch tested for common contaminants prior to leaving the manufacturer.

Halo utilizes logistics service providers as a part of our supply chain, primarily for shipping and logistics support. Fulfillment of orders is managed by a third-party warehousing and logistics partner, Fidelitone. Halo’s warehouse is located in Wauconda, Illinois. Halo’s products are shipped by trusted carriers for expeditious and reliable delivery.

Raw Materials and Principal Suppliers

Halo relies upon the supply of raw materials that meet our high-quality specifications and sourcing requirements. Halo sources Global Animal Partnership (“GAP”) certified cage-free chicken, GAP certified cage-free turkey, Marine Stewardship Council (“MSC”) certified wild-caught salmon and whitefish and select non-GMO fruits and vegetables, such as peas, sweet potatoes and lentils. If any raw material is adulterated and does not meet Halo’s specifications, it could significantly impact Halo’s ability to source manufactured products and could materially and adversely impact our business, financial condition and results of operations.

For the supply and co-manufacturing of our products, we have relied on: Alphia, Inc. (“Alphia” f/k/a “C.J. Foods”) for dry kibble which transitioned to Barrett Petfood Innovations during 2022, then back to Alphia during 2023; Simmons Pet Food, Inc. (“Simmons”) and Thai Union Manufacturing Co., LTD. for canned wet food; BrightPet Nutrition Group, LLC (“BrightPet”) for vegan kibble and freeze dried treats; Carnivore Meat Company, LLC (“Carnivore”) for the supply and co-manufacturing of freeze-dried food and treats. We sourced approximately 85% of its inventory purchases from three vendors for the year ended September 30, 2025.

Sales and Marketing

Halo’s marketing strategies are designed to clearly communicate to consumers about the benefits of Halo’s products and to build awareness of Halo’s brands. Halo deploys a broad set of marketing tools across various forms of media to reach consumers through multiple touch points and engage with a number of marketing agencies to develop content and product packaging. Halo’s marketing initiatives include the use of social and digital marketing, Search Engine Optimization, email and SMS marketing, and paid media (Facebook, Instagram & YouTube), among other proven strategies to generate and convert sales prospects into loyal, satisfied customers. In addition to directly targeting and educating consumers of Halo’s products, Halo partners with a number of retailers such as Amazon, Chewy and Petco to develop joint sales and marketing initiatives to increase sales and acquire new customers.

In recent years, consumer purchasing behaviors have shifted dramatically and E-Commerce penetration has significantly increased. In the fourth quarter of 2023, Halo management shifted from a Brick & Mortar channel focus to a digital first strategy as a result of its annual operating plan process and has strategically reallocated marketing investments to work more effectively and efficiently in its larger e-commerce platforms to drive growth and brand awareness.

Competition

The pet health and wellness industry is highly competitive. Competitive factors include product quality, ingredients, brand awareness and loyalty, product variety, product packaging and design, reputation, price, advertising, promotion, and nutritional claims. Halo management believes that Halo competes effectively with respect to each of these factors. Halo competes with manufacturers of conventional pet food such as Mars, Nestlé and Big Heart Pet Brands (part of the J.M. Smucker Company), and manufacturers of specialty and natural pet food such as Blue Buffalo (part of General Mills), Wellness, Fromm, Orijen, Merrick (part of Nestlé), Stella and Chewy, Open Farm and Freshpet. In addition, Halo competes with many regional niche brands in individual geographic markets.

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Employees and Human Capital Resources

As of September 30, 2025, we had 10 full time employees and one part time employee. Halo’s human capital resource objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating Halo’s existing and additional employees. The principal purposes of = the Company’s incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards. Halo’s employees are not represented by any labor union or any collective bargaining arrangement with respect to their employment with us. Halo has never experienced any work stoppages or strikes as a result of labor disputes and Halo management believes its overall relationships with its employees are positive and the strength of its team is a critical success factor in becoming the most innovative premium pet food company in the world. Halo’s employees share an entrepreneurial spirit, a passion for excellence and the inspiration to drive the future of the pet health and wellness industry.

Halo’s core values are Integrity, Respect, Working Smarter and Faster and Building Lasting Relationships in all that Halo does. Halo continually focuses on employee engagement and a diverse, inclusive culture in order to ensure the continued strength and well-being of its workforce. Halo strives to create a workplace where employees feel engaged, believe in Halo’s mission, understand their role in Halo’s strategy and are passionate about the work they do. Halo management conducts employee engagement surveys to provide Halo management with valuable insights into employee perspectives and experiences. Halo also holds frequent virtual town-hall meetings and team building events to provide updates, celebrate milestones in the business, communicate initiatives, recognize significant individual accomplishments and provide a forum for employees to communicate and engage with Halo’s entire employee base. Halo values and embraces diversity by fostering a culture that encompasses the unique attributes, ideas, perspectives, and experiences of its employees, customers, suppliers and communities. Halo believes a more inclusive and diverse work environment allows us to achieve better results and makes us a stronger business.

Halo operates under a “Win From Anywhere” culture, which is Halo’s approach to creating a flexible and entrepreneurial working environment built for long term success. Winning from anywhere means our employees can work from anywhere in the country. Halo management believes this culture provides the ability for Halo to attract the best talent and halo now has employees all over the U.S. that are winning from anywhere.

Government Regulation

The regulation of animal food products is complex, multi-faceted, and continually changing. The U.S. Food and Drug Administration (“FDA”), the U.S. Federal Trade Commission (“FTC”), the U.S. Department of Agriculture (“USDA”) and other regulatory authorities at the federal, state and local levels, as well as authorities in foreign countries, extensively regulate, among other things, the research, development, testing, composition, manufacture, import, export, labeling, storage, distribution, promotion, marketing, and post-market reporting of animal foods. Halo is required to navigate a complex regulatory framework in the locations in which Halo wishes to manufacture, test, import, export, or sell its products.

FDA Regulation of Animal Foods

The FDA regulates foods, including foods intended for animals, under the Federal Food, Drug and Cosmetic Act (“FDCA”) and its implementing regulations. The FDCA defines “ food” as articles used for food or drink for man or other animals, which includes products that are intended primarily for nutritional use, taste, or aroma and the components of such products. For animal foods in particular, this definition applies based on their intended use regardless of labelling as animal food, treats, or supplements. The FDA also imposes certain requirements on animal foods relating to their composition, manufacturing, labeling, and marketing. Among other things, the facilities in which Halo’s products and ingredients are manufactured must register with the FDA, comply with current good manufacturing practices (“cGMPs”) and comply with a range of food safety requirements.

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Although pet foods are not required to obtain premarket approval from the FDA, any substance that is added to or is expected to become a component of a pet food must be used in accordance with a food additive regulation, unless it is generally recognized as safe (“GRAS”) under the conditions of its intended use or if it appears on an FDA-recognized list of acceptable animal food ingredients in the Official Publication of AAFCO. A food may be adulterated if it uses an ingredient that is neither GRAS nor an approved food additive, and that food may not be legally marketed in the U.S.

The labeling of pet foods is regulated by both the FDA and state regulatory authorities. FDA regulations require proper identification of the product, a net quantity statement, a statement of the name and place of business of the manufacturer or distributor and proper listing of all the ingredients in order of predominance by weight. The FDA also considers certain specific claims on pet food labels to be medical claims and therefore subject to prior review and approval by the FDA. The FDA has a list of specific factors it will consider in determining whether to initiate enforcement action against such products if they do not comply with the regulatory requirements applicable to drugs, including, among other things, whether the product is only made available through or under the direction of a veterinarian and does not present a known safety risk when used as labeled. The FDA may classify some of Halo’s products differently than Halo does and may impose more stringent regulations which could lead to possible enforcement action.

Under the FDCA, the FDA may require the recall of an animal food product if there is a reasonable probability that the product is adulterated or misbranded, and the use of or exposure to the product will cause serious adverse health consequences or death. In addition, pet food manufacturers may voluntarily recall or withdraw their products from the market. If the FDA believes that Halo’s products are adulterated, misbranded or otherwise marketed in violation of the FDCA, the agency make take further enforcement action, including: restrictions on the marketing or manufacturing of a product; required modification of promotional materials or issuance of corrective marketing information; issuance of safety alerts, press releases, or other communications containing warnings or other safety information about a product; warning or untitled letters; product seizure or detention; refusal to permit the import or export of products; fines, injunctions, or consent decrees; and/or imposition of civil or criminal penalties.

Halo’s Trademarks and Other Intellectual Property

Halo management believes that that Halo’s intellectual property has substantial value and has contributed significantly to the success of Halo’s business. Halo’s trademarks are valuable assets that reinforce Halo’s brand, Halo’s sub-brands and Halo’s consumers’ perception of Halo’s products. The current registrations of these trademarks in the U.S. and foreign countries are effective for varying periods of time and may be renewed periodically, provided that Halo, as the registered owner, or Halo’s licensees where applicable, comply with all applicable renewal requirements including, where necessary, the continued use of the trademarks in connection with the goods or services identified in the applicable registrations. In addition to trademark protection, Halo has registered more than 100 domain names, including www.betterchoicecompany.com, www.halopets.com, www.trupet.com, www.trudog.com and www.rawgo.com, that are important to the successful implementation of Halo’s marketing and advertising strategy. Halo relies on and carefully protect unpatented proprietary expertise, recipes and formulations, continuing innovation and other trade secrets to develop and maintain Halo’s competitive position.

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DIRECTORS AND EXECUTIVE OFFICERS

The following persons are the Company’s executive officers and directors, who each hold the positions set forth opposite their name(1).

Executive Officers and Directors	Age	Position
Simon Conway	57	Director
Michael Young	47	Director
Joshua A. Epstein	46	Director
Sammy Dorf	40	Director
Kent Cunnigham	54	Chief Executive Officer
Carolina Martinez	35	Chief Financial Officer

(1) On October 31, 2025, each of Lionel F. Conacher and David Allen White voluntarily resigned from the Company’s Board of Directors.

Simon Conway. Mr. Conway was appointed to the Company’s Board of Directors on April 24, 2025 upon the closing of the Merger. Mr. Conway is an experienced investor and entrepreneur with a distinguished 30-year career in real estate, corporate finance, and advisory services, operating across the UK, US, and international markets. After earning a degree in Accounting & Financial Management, Mr. Conway qualified as a Chartered Accountant with Stoy Hayward (now BDO). Post-qualification, he was seconded to Howarth & Howarth, where he focused on hotel and leisure consultancy—laying the foundation for a career built on strategic property investment and operational turnaround. In 1994, Mr. Conway founded his own property business and, over a four-year period, assembled a UK-based leisure investment portfolio valued at approximately £40 million. In 1998, following a merger and rebrand to St James Capital, the business acquired a 55-unit public house portfolio. Under Mr. Conway’s leadership, the group grew the rent roll to £13.5 million per annum and ultimately exited at a gross portfolio value of around £240 million by 2005. In 2004, Mr. Conway and his partners acquired Earls Court & Olympia in London for £235 million, encompassing over 1 million sq. ft. of exhibition and conference space and 350 employees. Through asset enhancement and operational efficiencies, EBITDA grew by 50%, culminating in a full exit in 2009 for £360 million. In parallel, the exhibition creation business was sold via a management buyout for £35 million in 2005. In 2008, Mr. Conway co-founded Matterhorn Capital with Anthony Lyons. The firm has since transacted over £1.5 billion in real estate, with a diverse portfolio spanning shopping centres, hospitals, hotels, office buildings, and residential development land. Transactions have been completed in the UK, France, Bermuda, St Lucia, and across the US, including Florida, Texas, Arizona, New York, and Georgia. Mr. Conway’s core strengths lie in debt structuring, tax-efficient deal architecture, capital raising, and transaction execution. Alongside his investment activities, he has advised institutional funds and deployed internal capital via mezzanine and preferred equity structures. Beyond real estate, Mr. Conway has played a pivotal strategic role in two leasing businesses. In the US, he advised a lighting-as-a-service platform managing over 3,000 commercial sites, supporting its growth and securitised debt structuring with partners such as Deutsche Bank. In the UK, he has helped scale a children’s bike leasing company to over 100,000 customers, now preparing for European expansion under a “rent to upgrade” model.

Michael Young. Mr. Young has served on the Board of Directors since December 2019. Mr. Young served as the Company’s Chairman from December 2019 to April 24, 2025, when he resigned from such position upon the closing of the Merger. Mr. Young is a founding partner of Cottingham Capital, an investment company focused on real estate and technology investment, where he has served as Managing Partner since its inception in January 2017. Prior to January 2017, Mr. Young served as the Managing Director and Co-Head of Trading of GMP Securities, L.P., a Canadian investment bank. Mr. Young has previously served on the boards of Aerues Inc., an anti-microbial copper coating technology company, XIB I Capital Corp., a capital pool company, Nuuvera Corp. and ICC Labs. Mr. Young holds a diploma in Finance from George Brown College. We believe Mr. Young’s qualifications to serve as a director of our Company include his extensive senior level executive management and trading experience in the Canadian and U.S. capital markets and his experience on other public company boards of directors.

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Joshua A. Epstein. Joshua A. Epstein joined the Board on October 1, 2025. Mr. Epstein has over 20 years of operational, advisory and investing experience in the energy, technology, healthcare, medical cannabis, blockchain, and gaming sectors, including as an executive, investor, and attorney. Since December of 2024, Mr. Epstein has been the head of Corporate Development and on the Board of Managers for for Lisbon Valley Mining Co., overseeing all capital markets, M&A, partnership, and other transactional activities for the producing copper mine in Southeast Utah. Formerly, from March 2021 to November 2024, Mr. Epstein was a consultant to JJR Private Capital, a Florida and Toronto-based private equity firm founded in 2003. Previously, Mr. Epstein served as the CEO and Director of Socati Corp., a vertically integrated manufacturer of ingredients and consumer products for global cannabinoid and wellness markets. Prior to Socati, Mr. Epstein served as President and COO of Nuuvera Inc., an international wellness and medical cannabis company founded in 2016 that later listed on the Toronto Stock Exchange–V and sold to Tilray Inc. (NASDAQ: TLRY) (formerly Aphria Inc.) in 2018. Mr. Epstein was previously a Partner with FastForward Innovations Ltd., an early-stage venture capital firm where he oversaw investments and divestitures of the firm’s portfolio companies in the United States, Canada, the United Kingdom, Germany, Israel and China. Mr. Epstein began his career as an attorney with the international law firm Baker Botts, LLP, where his practice focused on mergers and acquisitions, venture capital and securities offerings. Mr. Epstein holds a B.A (English, Honors Program) and B.B.A. (Finance) from the University of Texas, a JD from the University of Texas School of Law, where he graduated with Honors and as a member of the Texas Law Review, and an MBA from the Acton School of Business in Austin, Texas, where he was Valedictorian of his class.

Sammy Dorf. Mr. Dorf joined the Board on November 10, 2025. Mr. Dorf currently serves as the Executive Chairman of Flora Growth Corp. (NASDAQ: FLGC). Prior to joining Flora, Sammy was the Co-Founder and Chief Growth Officer of Verano Holdings, one of the most successful multi-state cannabis companies in the United States, from 2015 to 2021. At Verano, Mr. Dorf was instrumental in the company’s evolution from a start-up into a national powerhouse known for its premium products, operational sophistication, and award-winning brands.. To date, Mr. Dorf has successfully raised over $300 million in capital and secured more than 25 licenses across 14 states. Beyond the cannabis sector, Sammy has also demonstrated deep expertise in cryptocurrency investments, treasury management, and alternative asset strategy, helping companies optimize liquidity, hedge exposure, and build resilient portfolios in emerging financial ecosystems.

Kent Cunningham. Mr. Cunningham was appointed as Chief Executive Officer of the Company effective as of May 22, 2023, which appointment was ratified by the Company’s Board of Directors on April 24, 2025 upon the closing of the Merger. Prior to joining the Company, Mr. Cunningham was a Principal with Catapult Consulting where he provided management and M&A advisory consulting services from February 2022 to May 2023. Prior to consulting, Mr. Cunningham served as the Chief Executive Officer of 1440 Foods, a sports and active nutrition company, between August 2021 and January 2022. Prior to 1440 Foods, he was a General Manager at The Bountiful Company, an American dietary supplements company, from May 2019 to August 2021. Prior to The Bountiful Company, Mr. Cunningham was Chief Marketing Officer for Whole Earth Brands, a global food company providing plant-based sweeteners and flavor enhancers, between April 2018 and May 2019. From 2013 to April 2018, Mr. Cunningham held various marketing positions at Glanbia Performance Nutrition, a global nutrition company. From 2006 to 2013, Mr. Cunningham held various Marketing positions at MARS Petcare, owner of several health and nutrition pet food brands. Mr. Cunningham is a passionate brand builder and business leader with over 25 years of CPG and Health & Wellness marketing and sales experience across a range of corporate environments and categories including accelerating growth within multinationals, brand turnarounds and high value exits in the private equity business for the likes of KKR & Co. Inc. Mr. Cunningham holds an MBA in Marketing from Vanderbilt University and a BA in Communications from the University of Michigan. Mr. Cunningham was appointed as a member of the Board, effective April 1, 2024. Mr. Cunningham resigned from the Company’s Board of Directors on April 24, 2025 upon the closing of the Merger.

Carolina (Nina) Martinez. Mrs. Martinez was appointed as Chief Financial Officer, effective August 2, 2023, which appointment was ratified by the Company’s Board of Directors on April 24, 2025 upon the closing of the Merger. Mrs. Martinez was previously appointed and served as the Interim Chief Financial Officer, Secretary and Treasurer of the Company effective as of April 3, 2023, and will continue to serve as the Secretary and Treasurer of the Company. Prior to joining the Company, Mrs. Martinez was a Director of CFO Partnership Solutions at ONE10 Advisors, LLC, (“ONE10 Advisors”) a strategic finance and accounting advisory firm in Tampa, FL. Prior to joining ONE10 Advisors in January 2022, Mrs. Martinez spent nine years at PricewaterhouseCoopers, LLP where she served as a Manager in the National Quality Organization office from March through December 2021, and in various assurance roles from January 2013 through March 2021 where she primarily served publicly traded companies. Mrs. Martinez is a Certified Public Accountant in the State of Florida and holds a Master of Science in Accounting from The University of Tampa and a Bachelor of Science in Business Administration, Accounting from the University of Central Florida.

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Code of Business Conduct

The Company Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Company’s Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of the Company’s website. The Company will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website or in a current report on Form 8-K.

Family Relationships

There are no family relationships amongst any of our executive officers or directors.

Director Independence

Each of Simon Conway, Michael Young, Joshua A. Epstein and Sammy Dorf meets the definition of “independence” per Rule 803 of the NYSE American Company Guide.

Committees of the Board

We have an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Strategic Advisory Committee. Each such committee of the Board of Directors has or will have the composition and responsibilities described below. Each committee is governed by a written charter. In 2024, each director attended all of the meetings of the Board and the committees on which such director serves. Each committee charter is posted on our website at https://ir.betterchoicecompany.com/corporate-governance. From time to time, our Board may also establish other, special committees when necessary to address specific issues.

Audit Committee

Our Audit Committee’s responsibilities include, among other matters: appointing, approving the compensation of, and assessing the independence of our registered public accounting firm; overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm; reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures; coordinating our Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures; discussing our risk management policies; meeting independently with our internal auditing staff, if any, registered public accounting firm and management; reviewing and approving or ratifying any related person transactions; and preparing the audit committee report required by the SEC.

The members of our Audit Committee are Messrs. Young, Conway, Epstein and Dorf. Mr. Conway was appointed as chairperson of this committee on October 31, 2025. Our Board has determined that each of Messrs. Young, Conway, Epstein and Dorf is independent under the applicable independence standards of Rule 10A-3 under the Exchange Act applicable to audit committee members. In addition, our Board has determined that Messrs. Young, Conway, Epstein and Dorf each qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K. Our Audit Committee met three times during 2024.

Compensation Committee

Our Compensation Committee’s responsibilities include, among other matters: reviewing and approving, or recommending for approval by the board of directors, the compensation of our Chief Executive Officer and our other executive officers; overseeing and administering our cash and equity incentive plans; reviewing and making recommendations to our board of directors with respect to director compensation; reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; reviewing and discussing the voting recommendations of our stockholders on matters involving executive compensation, to the extent required; and preparing the annual compensation committee report required by SEC rules, to the extent required. No compensation consultant was engaged to provide advice or recommendations on our executive or director compensation for 2024.

The members of our Compensation Committee are Messrs. Young, Conway, Epstein and Dorf, and Mr. Young serves as chairman of this committee. Our Compensation Committee met twice during 2024.

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Nominating and Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include, among other matters: identifying individuals qualified to become board of directors members; recommending to our board of directors the persons to be nominated for election as directors and to each board committee; developing and recommending to our board of directors corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time; and overseeing a periodic evaluation of our board of directors.

The members of our Nominating and Corporate Governance Committee are Messrs. Young, Conway, Epstein and Dorf. Mr. Epstein serves as chairperson of this committee. Our Nominating and Corporate Governance Committee did not meet during 2024.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Company Board.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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SECURITY OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding our common stock beneficially owned on April 24, 2025, immediately following the closing the Merger, for (i) each stockholder known to be the beneficial owner of more than 5% of our outstanding Company Common Stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group, on a pro forma basis to reflect the transactions contemplated by the Merger Agreement. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days, through the exercise of a warrant or stock option, conversion of a convertible security or otherwise. The table assumes a total of 27,723,906 shares of our common stock outstanding as of December 12, 2025, and 491,628 shares of outstanding Exchangeable Shares, and (ii) that all shares that may be subject to appraisal rights have been issued to those persons eligible to receive such shares. Unless otherwise noted below the address of each person identified is c/o SRx Health Solutions, Inc., 801 US Highway 1, North Palm Beach, Florida 33408.

Unless otherwise indicated and subject to applicable community property and similar laws, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name of Stockholder	Shares Beneficially Owned	Percentage Owned
Executive Officers and Directors
Michael Young(1)	9,333,339	12.85%
Simon Conway(2)	834,792	2.19%
Kent Cunningham	618,596	*
Carolina Martinez	565,436	*
Josh Epstein	507,500	*
Sammy Dorf	476,191	*
Officer and Directors as a Group (6 persons)	12,335,854	16.98%

Name of Stockholder	Shares Beneficially Owned	Percentage Owned
Executive Officers and Directors
Michael Young(1)	8,389,749	7.01%
Kent Cunningham	618,596	*
Carolina Martinez	565,436	*
Simon Conway	834,792	*
Josh Epstein	507,500	*
Sammy Dorf	476,191	*
Officer and Directors as a Group (4 persons)	11,392,264	9.5%

*indicates <1.0% ownership

(1)	Includes approximately 2.24 million shares directly owned by Michael Young, 2,557 shares held indirectly through Cottingham Capital, LLC, and approximately 4.95 million shares issued to Halo Spin-out SPV, Inc. in which Michael Young has the power to vote and/or direct the voting of such group. Mr. Young disclaims beneficial ownership of the 4.95 million shares owned by Halo Spin-out SPV, Inc.

(2)	Includes approximately 2,817 shares held indirectly through Matterhorn Capital.

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EXECUTIVE COMPENSATION

The table below sets forth the compensation earned by our executive officers for the years ended September 30, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (2) ($)	Total ($)
Kent Cunningham (3)	2025	444,000	40,000	242,477	—	—	7,305	733,782
Chief Executive Officer	2024	360,000	270,000	—	40,000	—	11,262	681,262
	2023	350,000	53,459	362,727	—	—	8,785	774,971
Lionel F. Conacher (4)	2025	—	—	241,667	—	—	—	241,667
Interim Chief Executive	2024	—	—	81,481	26,000	—	60,000	167,481
Officer	2023	160,000	—	13,334	—	—	—	173,334
Carolina Martinez (5)	2025	325,000	197,500	242,477	—	—	6,629	771,606
Chief Financial Officer	2024	254,400	171,720	47,500	31,000	—	6,375	510,995
	2023	240,000	19,200	—	70,000	—	1,106	330,306

(1) The amounts reported reflect the grant date fair value of the stock options granted, as computed in accordance with ASC 718. The fair value of each option grant is estimated based on the fair value on the date of grant using the Black-Scholes option pricing model. The assumptions that we used to calculate these amounts are discussed in Note 14 to our financial statements included in this Registration Statement.

(2) The amounts reported reflect matching 401(k) payments and accrued PTO payout.

(3) Mr. Cunningham was appointed as Chief Executive Officer of the Company effective July 8, 2025. He was previously serving as Chief Executive Officer of Better Choice, a position which he held beginning May 22, 2023.

(4) Mr. Conacher was employed with us as interim Chief Financial Officer from September 14, 2022 until May 22, 2023. Compensation in 2024 was related solely to fees in his capacity as a director.

(5) Mrs. Martinez was appointed as Chief Financial Officer of the Company effective April 24, 2025. She was previously serving as the Chief Financial Officer of Better Choice, a position which she held beginning August 2, 2023. Mrs. Martinez was previously appointed and served as the Interim Chief Financial Officer of Better Choice effective as of April 3, 2023.

Outstanding Equity Awards

The table below sets forth the outstanding stock option awards held by our current executive officers as of September 30, 2025.

	Option Awards
Name	Option Award Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Kent Cunningham	6/26/2024	(1)	–	8,000	$5.00	6/26/2034
Carolina Martinez	6/26/2024	(1)	–	6,200	$5.00	6/26/2034
	8/7/2023	(2)	1,515	3,030	$15.40	8/7/2033

(1) Options vest as follows: 100% on first anniversary of the grant date

(2) Options vest as follows: 1/3 on each annual anniversary of the grant date

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2019 Incentive Award Plan - Summary

The following is a summary of the principal features of the 2019 Incentive Award Plan (as amended, the “2019 Plan”). This summary does not purport to be a complete description of all of the provisions of the 2019 Equity Incentive Plan and it is qualified in its entirety by reference to the full text of the 2019 Equity Incentive Plan.

Eligibility and Administration. Employees, consultants and non-employee directors of the Company and its subsidiaries may be eligible to receive awards under the 2019 Plan.

Awards. The 2019 Plan provides for the grant of ISOs within the meaning of Section 422 of the Internal Revenue Code (the “Code”) to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights (“SARs”), Restricted Stock Awards, Restricted Stock Unit (“RSU”) awards, and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares. The maximum number of shares of our Common Stock that may be issued under the 2019 Plan is currently 3,432,915. This number was increased from 423,132 in connection with the Merger.

Shares subject to stock awards granted under the Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under our Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under our Plan. If any shares of our Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares, (ii) to satisfy the exercise, strike or purchase price of an award or (iii) to a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or satisfy reacquired will revert to and again become available for issuance under the Plan. Any shares previously issued which are reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the Plan.

Plan Administration. The Compensation Committee of the Better Choice Board (the “Committee”) has the authority to administer the Plan, unless and until the Board delegates some or all of the administration of the Plan to a different Committee or Committees of the Board. It is the duty of the Committee to conduct the general administration of the 2019 Plan in accordance with its provisions. The Committee has the power to interpret the 2019 Plan, to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the 2019 Plan, to interpret, amend or revoke any such rules and to amend the 2019 Plan or any Award Agreement thereunder. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to, among other things:

(a) Designate eligible individuals to receive awards;

(b) Determine the type or types of awards to be granted to each eligible individual;

(c) Determine the number of awards to be granted and the number of shares to which an award will relate;

(d) Determine the terms and conditions of any award granted pursuant to the 2019 Plan;

(e) Determine whether, to what extent, and under what circumstances an award may be settled in, or the exercise price of an award may be paid in cash, shares, other awards, or other property, or an award may be canceled, forfeited, or surrendered;

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(f) Prescribe the form of each Award Agreement, which need not be identical for each holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan

Stock Options. ISOs and NSOs are granted under stock option agreements in a form approved by the Committee. The Committee determines the exercise price for stock options, within the terms and conditions of the Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant. Options granted under the Plan vest at the rate specified in the stock option agreement as determined by the Committee.

The Committee determines the term of stock options granted under the Plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement, or other written agreement between us and the recipient approved by the Committee, provide otherwise, if an option holder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or Cause (as defined in the Plan), the option holder may generally exercise any vested options for a period of three months following the cessation of service. If an option holder’s service relationship with us or any of our affiliates ceases due to death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an option holder’s service relationship with us or any of our affiliates ceases due to disability, the option holder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option will be determined by the Committee and may include (i) cash, check, bank draft or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of our Common Stock previously owned by the option holder, (iv) a net exercise of the option if it is an NSO or (v) other legal consideration approved by the Board.

Unless the Committee provides otherwise, options or stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the Committee or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements in a form approved by the Committee. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the Committee or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient approved by the Committee, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements in a form approved by the Committee. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The Committee determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Common Stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

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Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements in a form approved by the Committee. The Committee determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant. A stock appreciation right granted under the Plan vests at the rate specified in the stock appreciation right agreement as determined by the Committee. Stock appreciation rights may be settled in cash or shares of Common Stock or in any other form of payment as determined by the Board and specified in the stock appreciation right agreement.

The Committee determines the term of stock appreciation rights granted under the Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Other Stock Awards. The Committee may grant other awards based in whole or in part by reference to our Common Stock. The Compensation Committee will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-Employee Director Equity Compensation Policy. The Committee may provide that awards granted to non-employee directors shall be granted pursuant to a written nondiscretionary formula established by the Committee (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the 2019 Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of award(s) to be granted to non-employee directors, the number of shares to be subject to non-employee director awards, the conditions on which such awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Committee shall determine. The Non-Employee Director Equity Compensation Policy may be modified by the Committee from time to time pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under the 2019 Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of shares that may be issued on the exercise of ISOs and (iv) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2019 Plan in the event of certain corporate transactions (as defined in the 2019 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the Committee at the time of grant.

The Committee is authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2019 Plan or with respect to any Award under the 2019 Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i) To provide for the termination of any such award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such award or realization of the holder’s rights;

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(ii) To provide that such award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Committee;

(iii) To make adjustments in the number and type of shares of Better Choice stock (or other securities or property) subject to outstanding awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding awards and awards which may be granted in the future;

(iv) to provide that such award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the 2019 Plan or the applicable Award Agreement;

(v) To replace such award with other rights or property selected by the Committee; and/or

(vi) To provide that the award cannot vest, be exercised or become payable after such event.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend or terminate our Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts our Plan. No stock awards may be granted under our Plan while it is suspended or after it is terminated.

Summary of Material United States Federal Income Tax Consequences of the 2019 Plan

The following is a summary of the principal federal income tax consequences of option grants and other awards under the 2019 Plan. Optionees and recipients of other rights and awards granted under the 2019 Plan are advised to consult their personal tax advisors before exercising an option or stock appreciation right or disposing of any stock received pursuant to the exercise of an option or stock appreciation right or following vesting of a restricted stock award or restricted stock unit or upon grant of an unrestricted stock award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local or other tax laws.

Nonstatutory Stock Options. Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by the Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

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Incentive Stock Options. The 2019 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The Company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards. Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights. Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE 2019 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $50,000 in any one fiscal year, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of our executive officers, one of our directors, or a nominee to become one of our directors;

●	any person who is known by us to be the beneficial owner of more than 5.0% of any class of our voting securities;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of any class of our voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of any class of our voting securities; and

●	any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5.0% or greater beneficial ownership interest in any class of the Company’s voting securities.

Our Related Party Transaction policy subjects these transactions to review and either approval or disapproval of entry into the Related Party Transaction, subject to certain limited exceptions, by our Nominating and Governance Committee. In determining whether to approve or disapprove entry into a Related Party Transaction, our Nominating and Governance Committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. Refer to “Note 16 - Related party transactions,” in the Notes to Consolidated Financial Statements included this prospectus.

Family Relationships

There are no family relationships amongst any of our executive officers or directors.

Director Independence

Each of our directors standing for election meets the definition of “independence” per Rule 803 of the NYSE American Company Guide.

DESCRIPTION OF CAPITAL STOCK

The following description is intended as a summary of our amended and restated certificate of incorporation (which we refer to as our “charter”) and our bylaws, and to the applicable provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws.

Our current certificate of incorporation authorizes us to issue:

●	5,000,000,000 shares of common stock, $0.001 par value per share; and

●	4,000,000 shares of preferred stock, $0.001 par value per share.

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Description of Common Stock

Voting Rights. Holders of shares of our common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. At each election for directors every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by such stockholder for as many persons as there are directors to be elected at that time and for whose election such stockholder has a right to vote.

Dividend Rights. Holders of shares of our common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to, if applicable, any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon our voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up, holders of shares of our common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Description of Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more series of preferred stock, par value $0.001 per share, covering up to an aggregate of 4,000,000 shares of preferred stock. Each series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

Series A Convertible Preferred Stock

The Company has designated 75,000 shares of the Company’s authorized and unissued preferred stock as Series A Preferred Stock (the “Series A Shares”) and established the rights, preferences and privileges of the Series A Preferred Stock pursuant to the Certificate of Designations of Rights and Preferences of the Series A Preferred Stock, filed with Secretary of State of the State of Delaware on October 27, 2025 (the “Certificate of Designations”), as summarized below:

General. Each share of Series A Preferred Stock has a stated value of $1,000 per share and, when issued, the Series A Preferred Stock will be fully paid and non-assessable.

Ranking. The Series A Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company unless the Required Holders (as defined in the Certificate of Designations) consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series A Preferred Stock.

Dividends. The holders of Series A Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of the Company’s Common Stock, when and if actually paid.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series A Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights at the Alternate Conversion Price (as defined below); subject to certain limitations on beneficial ownership.

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Conversion Rights:

Conversion at Option of Holder. Each holder of Series A Preferred Stock may convert all, or any part, of the outstanding Series A Preferred Stock, at any time at such holder’s option, into shares of the Common Stock (which converted shares of Common Stock are referred to as “Conversion Shares” herein) at the fixed “Conversion Price” of $0.6109 which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions.

Voluntary Adjustment Right. Subject to the rules and regulations of the NYSE American, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series A Preferred Stock at the “Alternate Conversion Price” equal to the lesser of: (i) the applicable conversion price, and the greater of (A) the floor price of $0.6109 (the “Floor Price”); and (B) 90% of the lowest volume weighted average price of the Common Stock during the five consecutive trading days immediately prior to such conversion.

The Certificate of Designations contains standard and customary triggering events (each, a “Triggering Event”), including but not limited to: (i) the suspension from trading or the failure to list the Common Stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the failure to timely file or make effective a registration statement on Form S-1 or Form S-3 pursuant to the Registration Rights Agreement (as defined below), (iv) the Company’s failure to cure a conversion failure or notice of the Company’s intention not to comply with a request for conversion of any Series A Preferred Stock, and (iv) bankruptcy or insolvency of the Company.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series A Preferred Stock for consideration equal to the Change of Control Election Price (as defined in the Certificate of Designations), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series A Preferred Stock then outstanding at a redemption price equal to 125% of the greater of (i) the Conversion Amount being redeemed as of the Company optional redemption date and (ii) the product of (1) the conversion rate with respect to the Conversion Amount being redeemed as of the Company optional redemption date multiplied by (2) the greatest closing sale price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company optional redemption notice date and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made.

Fundamental Transactions. The Certificate of Designations prohibit the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Certificate of Designations and the other Transaction Documents (as defined in the Certificate of Designations).

Voting Rights. The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Certificate of Designations (or as otherwise required by applicable law).

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Covenants. The Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Certificate of Designations) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Certificate of Designations.

Reservation Requirements. So long as any Series A Preferred Stock remains outstanding, the Company shall at all times reserve at least 200% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series A Preferred Stock then outstanding.

Outstanding Warrants

The Company has Warrants outstanding to purchase 88,632,359 shares of our common stock as of December 19, 2025, at a weighted average exercise price of approximately $0.85 per share.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer, LLC.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, our certificate of incorporation and our bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 3,970,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our bylaws provide that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer or when requested in writing by the holders of not less than 10 percent of all the voting power entitled to vote at the meeting.

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Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders.

Removal of Directors

Our bylaws provide that our board of directors may be removed from office by our stockholders with or without cause, but only at a meeting of the shareholders called expressly for that purpose, upon the approval of the holders of at least a majority in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or, in certain cases, within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our bylaws provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of us to us or the our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our bylaws described in the preceding sentence.

Amendment of Bylaw Provisions

Our certificate of incorporation provides that our board of directors has the power to make, amend, alter or repeal our bylaws. Our bylaws provide that they may be repealed or amended, and new bylaws maybe adopted, by our board of directors or the stockholders in accordance with Section 109 of the DGCL.

Amendment of Charter Provisions

Our certificate of incorporation reserves our right to amend, alter, change or repeal any provision contained in our certificate of incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders in our certificate of incorporation are granted subject to this reservation. Any amendments may be passed by a majority of the outstanding voting power and not by a majority of each class or series of outstanding capital stock.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our bylaws provides that no contract or other transaction between us and one or more of our directors or any other corporation, firm, association or entity in which one or more of our directors are directors or officers or are financially interested, will be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the board of directors or one of its committees which authorizes, approves or ratifies such contract or transaction or because his or their votes are counted for such purpose, if: (a) the fact of such relationship or interest is disclosed or known to our board of directors or committee thereof which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to us at the time it is authorized by our board of directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our board of directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption or limitation thereof is not permitted under the DGCL and applicable law. Delaware law provides that such a provision may not limit the liability of directors:

●	for any breach of their duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

●	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our certificate of incorporation also require us to pay any expenses incurred by any director or officer in defending against any such action, suit or proceeding in advance of the final disposition of such matter to the fullest extent permitted by law, subject to the receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified as authorized by our amended and restated bylaws or otherwise. We have entered or will enter into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders (a) are issuable upon the exercise of warrants to purchase Common Stock (“July Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated July 7, 2025, (the “July PIPE SPA”) (the “July PIPE Financing”); (b) are issuable upon the conversion of shares of our Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) and exercise of warrants to purchase Common Stock (“October Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated October 27, 2025, (the “October PIPE SPA”) (the “October PIPE Financing”); (c) are issuable in exchange for shares of the capital stock of SRx Health Solutions (Canada), Inc. (“SRx Canada”), a corporation organized under the laws of Ontario, Canada which are exchangeable for shares of our Common Stock on a one-for-one basis (the “Exchangeable Shares”); (d) were issued to certain other investors in private placement on April 24, 2025 (the “Private Placement”); (e) were issued to certain service providers in consideration of service provided (the “Service Provider Shares”); and (f) were issued to Halo Spin-Out SPV Inc. (“Spin-Out SPV”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and between the Company and SPV dated August 21, 2025 (such transaction, the “Share Exchange”). For additional information regarding the issuance of the July Warrants, see “July PIPE Financing” above. For additional information regarding the issuance of the Series A Preferred Stock and the October Warrants, see “October PIPE Financing” above. For additional information regarding the issuance of the Exchangeable Shares, see “Exchangeable Shares” above. For additional information regarding the Private Placement, see “Private Placement” above. For additional information regarding the Service Provider Shares, see “Issuance to Service Provider” above. For additional information regarding the Share Exchange, see “Share Exchange” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for (i) the ownership of the July Warrants issued pursuant to the July PIPE SPA, (ii) the ownership of the Series A Preferred Stock and October Warrants issued pursuant to the October PIPE SPA, (iii) the ownership of the Exchangeable Shares, (iv) the services provided by the financial advisor receiving the Service Provider Shares, and (v) the status of SPV an Affiliate of the Company, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, preferred stock, notes and warrants, as of the date of this prospectus, assuming conversion of the notes and preferred stock and exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the preferred shares set forth in the certificate of designations or (ii) exercise of the warrants set forth therein.

So long as any Series A Preferred Stock remains outstanding, the Company shall at all times reserve at least 200% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series A Preferred Stock then outstanding. This prospectus covers the resale of 200% of the sum of (i) the maximum number of shares of common stock issued or issuable upon the conversion of the Series A Preferred Stock, at the alternate conversion price then in effect, and (ii) the maximum number of shares of common stock issued or issuable upon exercise of the October Warrants, in each case, determined as if the Series A Preferred Stock and October Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at an alternate conversion price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price and alternate conversion price of the Series A Preferred Stock and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

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Under the Certificate of Designations and the terms of the July Warrants and the October Warrants, a selling stockholder may not convert the Series A Preferred Stock or exercise the July Warrants or the October Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% of the outstanding shares of the Company (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)(2)		Maximum Number of Shares of Common Stock Being Sold	Number of Shares of Common Stock Owned After Offering(1)(4)
Name of Selling Stockholder	Number	Percent		Number	Percent
Keystone Capital Partners, LLC	1,312,627(4)	4.99%	4,735,617	0	0%
Seven Knots, LLC	1,312,627(5)	4.99%	4,735,617	0	0%
KCP Fund I, LLC	1,312,627(6)	4.99%	1,408,982	0	0%
Jim Fallon	1,312,627	4.99%	9,457,729	0	0%
Stratgyx, LLC	1,312,627	4.99%	1,895,148	0	0%
Matthew George	477,164	4.99%	477,164	0	0%
2Shores Capital Corp	1,312,627	4.99%	11,253,842	0	0%
2464344 Ontario Incorporated	1,312,627	4.99%	2,813,461	0	0%
Northern Private Capital Inc.	1,312,627	4.99%	1,408,982	0	0%
RDS Private Capital LP	1,312,627	4.99%	15,476,283	0	0%
L5 Capital Inc	1,312,627	4.99%	5,430,119	0	0%
First Fire Global Opportunities Fund LLC	1,312,627	4.99%	3,038,538	0	0%
Lincoln Alternative Strategies	1,312,627	4.99%	1,690,861	0	0%
Valter Pinto	562,693	4.99%	562,693	0	0%
Strategic Capital Advisors Ltd.	1,312,627	4.99%	3,710,452	0	0%
Caravel Capital Fund Ltd.	1,312,627	4.99%	2,777,449	0	0%
Pinz Capital Special Opportunities Fund, LP	1,312,627	4.99%	3,070,049	0	0%
Mank Capital	949,826	4.99%	949,826	0	0%
Blue Edge Global Opportunities Fund “AGI Series”	949,826	4.99%	949,826	0	0%
Cobalt Capital Corporation	562,693	4.99%	562,693	0	0%
Helena Global Investment Opportunities 1 Ltd.	1,312,627	4.99%	6,639,767	0	0%
Fifth Lane Partners Fund, LP	1,312,627	4.99%	2,348,110	0	0%
David Allan White	130,545	4.99%	130,545	0
Michael Young	1,656,566	4.99%	1,656,566	0	0%
Lionel Conacher	1,323,453	4.99%	1,323,453	0	0%
Julian Bharti	562,693	4.99%	562,693	0	0%
Funicular Funds LP	2,091,967	4.99%	2,091,967	0	0%
CCII	4,036,697	4.99%	4,036,697	0	0%
Stephen Temes	281,879	1.10%	281,879	0	0%
Kolinda Tomasic	1,300	*	1,300	0	0%
Phyllis Henderson	6,200	*	6,200	0	0%
Charles Giordano	12,497	*	12,497	0	0%
William Baquet	167,922	*	167,922	0	0%
Kevin Mangan	109,933	*	109,933	0	0%
Eric Lord	235,369	*	235,369	0	0%
Ramnarain Jaigobind	406,376	1.59%	406,376	0	0%
Halo Spin-Out SPV Inc.	4,950,000	4.99%	4,950,000	0	0%
1981411 Alberta Limited	11,427	*	11,427	0	0%
Alina Rodden	662	*	662	0	0%
Alisha Ali	91	*	91	0	0%
Alison McCarthy	69,715	*	69,715	0	0%
Alycia Jones	1,170	*	1,170	0	0%
Ami Shah	34,354	*	34,354	0	0%
Anam Quraishi	1,416	*	1,416	0	0%
Anna Nowak	755	*	755	0	0%
Arash Pourzare	25,898	*	25,898	0	0%
Aric Maclaren	1,666	*	1,666	0	0%
Ashley Da Silva	934	*	934	0	0%
Behnaz Alijani	25,898	*	25,898	0	0%
Brittany Cooper	7,326	*	7,326	0	0%
Dianna Mansour	1,332	*	1,332	0	0%
Erinn Brown	10,085	*	10,085	0	0%
Geetu Harjani	152	*	152	0	0%
Hamzah Desai	251	*	251	0	0%
Jason Howden	1,830	*	1,830	0	0%
Jenna Murphy - Cardinal	654	*	654	0	0%
Jennifer Goldman	87,968	*	87,968	0	0%
Jennifer Thomson	306	*	306	0	0%
Jennifer Wong	6,758	*	6,758	0	0%
Jim Kha	4,006	*	4,006	0	0%
Joanne Perez	223	*	223	0	0%
Julia McLeod	232	*	232	0	0%
Karla Mastronardi	824	*	824	0	0%
Karol Sitarski	65,029	*	65,029	0	0%
Kathy Poldre	22,564	*	22,564	0	0%
Kimberley Goodwin	971	*	971	0	0%
Kristin Secord	744	*	744	0	0%
Kumudu Mannapperuma	677	*	677	0	0%
Laniefel Mendoza	586	*	586	0	0%
Ly Longxay	389	*	389	0	0%
Lynn Vignola	1,193	*	1,193	0	0%
Mai Ayoub	4,666	*	4,666	0	0%
Maliheh Mollaei	6,402	*	6,402	0	0%
Manu Luka	1,460	*	1,460	0	0%
Mark Wong	727	*	727	0	0%
Marta Gniewek	660	*	660	0	0%
Melody Pan	2,270	*	2,270	0	0%
Michael Popielaty	1,990	*	1,990	0	0%
Monica Astle	19,629	*	19,629	0	0%
Nancy Solanki	139	*	139	0	0%
Nirav Mehta	14,856	*	14,856	0	0%
Oshadhi Rodrigo	301	*	301	0	0%
Pallavi Kothari	225	*	225	0	0%
Pauline Markland	171	*	171	0	0%
Phillip Cardella	13,878	*	13,878	0	0%
Rishawn Moorley	8,603	*	8,603	0	0%
Saba Mehdipanah	697	*	697	0	0%
Sabrina Ursini	2,804	*	2,804	0	0%
Sara Bucholtz	1,339	*	1,339	0	0%
Sean Wong	143	*	143	0	0%
Shannon Jardine	3,835	*	3,835	0	0%
Shirley Cheung	1,956	*	1,956	0	0%
Stephen Budgell	938	*	938	0	0%
Tasha Connors	4,590	*	4,590	0	0%
Tracey Richer	4,798	*	4,798	0	0%
Zhuo Li	2,889	*	2,889	0	0%
Bordage, Rachel	596	*	596	0	0%
Stotesbury, Angela	596	*	596	0	0%
Mehdi, Sabreena	596	*	596	0	0%
Siukovich, Vadzim	596	*	596	0	0%
Silangil, Ysabel	596	*	596	0	0%
Sison, Jaymee	596	*	596	0	0%

66

(*)	Represents less than 1.0%.

(1)	Applicable percentage ownership is based on 24,992,539 shares of our Common Stock outstanding as of November 6, 2025 and 124,258,987 shares of our Common Stock outstanding after this offering.

(2)	Beneficial Ownership is based on the total number of shares underlying the Series A Preferred Stock, July Warrants and October Warrants, after giving effect to the Maximum Percentage.

(3)	Assumes the sale of all securities being offered pursuant to this prospectus and no other shares of Common Stock are acquired by this Selling Stockholder after giving effect to the Maximum Percentage. However, the Selling Stockholder is not obligated to sell all or any portion of the shares of our Common Stock offered pursuant to this prospectus.

(4)	This column lists the number of shares of our Common Stock beneficially owned by this Selling Stockholder as of November 6, 2025 after giving effect to the Maximum Percentage. Without regard to the Maximum Percentage, as of November 6, 2025, this Selling Stockholder would beneficially own an aggregate of 4,735,617 shares of our common stock, which consists of (i) an aggregate 1,722,050 shares of our common stock underlying the Series A Preferred Stock held by this Selling Stockholder, convertible at the initial conversion price of $0.6109 per share, all of which shares are being registered under this prospectus and (iii) 3,013,567 shares of common stock issuable upon exercise of the October Warrants held by this Selling Stockholder, all of which shares are being registered under this prospectus. Keystone Capital Partners LLC is managed by RANZ Group LLC. Frederic Zaino in his capacity as the Managing Member of RANZ Group LLC, may be deemed to have investment discretion and voting power over the shares held by Keystone Capital Partners LLC. RANZ Group LLC and Mr. Zaino each disclaim any beneficial ownership of these shares. The business address of Keystone Capital Partners, LLC is 139 Fulton Street, Suite 412, New York, NY 10038.

(5)	This column lists the number of shares of our Common Stock beneficially owned by this Selling Stockholder as of November 6, 2025 after giving effect to the Maximum Percentage. Without regard to the Maximum Percentage, as of November 6, 2025, this Selling Stockholder would beneficially own an aggregate of 4,735,617 shares of our common stock, which consists of (i) an aggregate 1,722,050 shares of our common stock underlying the Series A Preferred Stock held by this Selling Stockholder, convertible at the initial conversion price of $0.6109 per share, all of which shares are being registered under this prospectus and (iii) 3,013,567 shares of common stock issuable upon exercise of the October Warrants held by this Selling Stockholder, all of which shares are being registered under this prospectus. Seven Knots, LLC is managed by Marissa Welner. Ms. Welner in her capacity as Manager of Seven Knots, LLC may be deemed to have investment discretion and voting power over the shares held by Seven Knots, LLC. Ms. Welner disclaims any beneficial ownership of these shares. The business address of Seven Knots, LLC is 415 N Benton Avenue, Helena, MT 59601.

(6)	This column lists the number of shares of our Common Stock beneficially owned by this Selling Stockholder as of November 6, 2025 after giving effect to the Maximum Percentage. Without regard to the Maximum Percentage, as of November 6, 2025, this Selling Stockholder would beneficially own an aggregate of 2,073,315 shares of our common stock, which consists of (i) an aggregate 1,176,692 shares of our common stock underlying the Series A Preferred Stock held by this Selling Stockholder, convertible at an alternate conversion price of $0.6109 per share, all of which shares are being registered under this prospectus and (ii) 896,623 shares of common stock issuable upon exercise of the October Warrants held by this Selling Stockholder, all of which shares are being registered under this prospectus. KCP Fund I, LLC is an affiliate of Keystone Capital Partners, LLC and is managed by RANZ Group LLC. Fredric Zaino, the Managing Member of RANZ Group LLC, may be deemed to have investment discretion and voting power over the shares held by KCP Fund I, LLC. RANZ Group LLC and Mr. Zaino each disclaim any beneficial ownership of these shares. The address of the selling stockholder is 139 Fulton Street, Suite 412, New York, NY 10038.

67

PLAN OF DISTRIBUTION

We are registering the shares of common stock (a) are issuable upon the exercise of warrants to purchase Common Stock (“July Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated July 7, 2025, (the “July PIPE SPA”) (the “July PIPE Financing”); (b) are issuable upon the conversion of shares of our Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) and exercise of warrants to purchase Common Stock (“October Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated October 27, 2025, (the “October PIPE SPA”) (the “October PIPE Financing”); (c) are issuable in exchange for shares of the capital stock of SRx Health Solutions (Canada), Inc. (“SRx Canada”), a corporation organized under the laws of Ontario, Canada which are exchangeable for shares of our Common Stock on a one-for-one basis (the “Exchangeable Shares”); (d) were issued to certain other investors in private placement on April 24, 2025 (the “Private Placement”); (e) were issued to certain service providers in consideration of service provided (the “Service Provider Shares”); and (f) were issued to Halo Spin-Out SPV Inc. (“Spin-Out SPV”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and between the Company and SPV dated August 21, 2025 (such transaction, the “Share Exchange”). We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

68

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

69

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $[*] in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is currently listed on The NYSE American under the symbol “SRXH”.

LEGAL MATTERS

Meister Seelig & Fein PLLC has passed upon the validity of the shares of our Common Stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of the Company as of September 30, 2025 and for the year period then ended, incorporated by reference in this prospectus has been audited by Davidson and Company LLP, an independent registered public accounting firm, as stated in their report. The consolidated financial statements of the Company as of September 30, 2024, and for the year period then ended, incorporated by reference in this prospectus has been audited by MNP LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of our Common Stock offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.srxhealth.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

SRx Health Solutions, Inc.

801 US Highway 1

North Palm Beach, FL 33408

(212) 896-1254

70

Up to 187,544,974 Shares of Common Stock

SRx HEALTH SOLUTIONS, INC.

PROSPECTUS

, 2025

You should rely only on the information contained in this prospectus or any supplement or amendment hereto. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or any supplement or amendment hereto is accurate as of any date other than the date of this prospectus or any such supplement or amendment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SRx HEALTH SOLUTIONS, INC.

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Directors of

SRx Health Solutions Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of SRx Health Solutions Inc. (the “Company”) as of September 30, 2025, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended September 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025, and the results of its operations and its cash flows for the year ended September 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DAVIDSON & COMPANY LLP

We have served as the Company’s auditor since 2025.

Vancouver, Canada	Chartered Professional Accountants

December 5, 2025

F-2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of SRx Health Solutions Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of SRx Health Solutions Inc. and its subsidiaries (the “Company”) as at September 30, 2024 and 2023, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2024 and 2023, and the results of its consolidated operations and its consolidated cash flows for each of the years in the two-year period ended September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2.3 to the consolidated financial statements, the Company has incurred a net loss from continuing operations, a negative operating cash flow, a significant deficit and has a net capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2.3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Chartered Professional Accountants

Licensed Public Accountants

We have served as the Company’s auditor since 2021.

Burlington, Canada

July 9, 2025

F-3

SRx Health Solutions Inc. (formerly Better Choice Company, Inc.)

Consolidated Statements of Operations

(Dollars in thousands, except share and per share amounts)

	Year ended September 30,
	2025	2024
Net sales	$6,534	$—
Cost of goods sold	5,008	—
Gross profit	1,526	—
Operating expenses:
Selling, general and administrative	12,932	—
Total operating expenses	12,932	—
Loss from continuing operations	(11,406)	—
Other income (expense):
Interest expense	(628)	—
Loss on extinguishment of debt	(716)	—
Bargain purchase gain	4,111	—
Total other income	2,767	—
Net loss before income taxes	(8,639)	—
Income tax expense	—	—
Net loss from continuing operations	(8,639)	—
Loss from discontinued operations	(36,367)	(43,054)
Total loss	(45,006)	(43,054)
Reclassification of AOCI related to discontinued operations	(2,399)	—
Foreign currency translation related to discontinued operations	—	13,639
Total comprehensive loss	$(47,405)	$(29,415)
Weighted average number of shares outstanding, basic	21,107,043	22,078,855
Weighted average number of shares outstanding, diluted	21,107,043	22,078,855
Loss per share, basic	$(2.13)	$(1.95)
Loss per share, diluted	$(2.13)	$(1.95)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

SRx Health Solutions Inc. (formerly Better Choice Company, Inc.)

Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	September 30, 2025	September 30, 2024
Assets
Cash and cash equivalents	$1,309	$106
Accounts receivable, net	3,945	9,275
Inventories, net	2,078	3,369
Due from related parties	—	369
Prepaid expenses and other current assets	794	496
Current portion of lease receivable	—	21
Total Current Assets	8,126	13,636
Fixed assets, net	88	6,031
Right-of-use assets, operating leases	20	6,490
Lease receivable, long-term	—	456
Intangible assets	—	7,001
Deferred tax assets	—	150
Other assets	168	—
Total Assets	$8,402	$33,764
Liabilities & Stockholders’ Equity
Current Liabilities
Accounts payable	$2,147	$39,842
Accrued liabilities	1,375	1,855
Current portion of long-term borrowings	—	31,575
Convertible debt, short-term	—	2,230
Operating lease liability, short-term	21	1,469
Income tax payable	—	300
Due to related parties	—	288
Deferred revenue	—	29
Short-term borrowings	—	3,715
Total Current Liabilities	3,543	81,303
Non-current Liabilities
Long-term borrowings	—	696
Operating lease liability, long-term	—	5,623
Convertible debt, long-term	4,452	—
Deferred tax liability	—	1,261
Total Non-current Liabilities	4,452	7,580
Total Liabilities	7,995	88,883
Stockholders’ Equity
Common Stock, $0.001 par value, 200,000,000 shares authorized, 24,915,740 & 22,495,955 shares issued and outstanding as of September 30, 2025 and 2024, respectively	31	22
Additional paid-in capital	23,304	12,491
Accumulated deficit	(22,928)	(70,031)
Accumulated other comprehensive income	—	2,399
Total Stockholders’ Equity	407	(55,119)
Total Liabilities and Stockholders’ Equity	$8,402	$33,764

The accompanying notes are an integral part of these consolidated financial statements.

F-5

SRx Health Solutions Inc. (formerly Better Choice Company, Inc.)

Consolidated Statements of Stockholders’ Equity

(Dollars in thousands, except shares)

	Common Stock		Accumulated Other Comprehensive	Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Income	Capital	Deficit	Equity
Balance as of September 30, 2023	22,030,917	$22	$(11,240)	$7,716	$(30,280)	$(33,782)
Capital contribution - debt forgiveness	—	—	—	—	3,303	3,303
Share-based compensation	—	—	—	3,667	—	3,667
Settlement of RSUs	1,066,147	1	—	(1)	—	—
Share redemption	(1,186,843)	(1)	—	1	—	—
Acquisitions	120,860	—	—	401	—	401
Private placement	464,874	—	—	707	—	707
Foreign exchange translation adjustment	—	—	13,639	—	—	13,639
Net loss	—	—	—	—	(43,054)	(43,054)
Balance as of September 30, 2024	22,495,955	$22	$2,399	$12,491	$(70,031)	$(55,119)
Pre-Merger share-based compensation	2,154,356	2	—	2,419	—	2,421
Conversion of convertible debt	470,503	—	—	927	—	927
Shares issued for professional services	1,566,556	1	—	3,088	—	3,089
Shares issued for settlement of accounts payable	1,847,329	2	—	3,638	—	3,640
Shares issued for private placement	231,381	—	—	438	—	438
Warrant exercises	77,538	—	—	—	—	—
Recapitalization adjustment in connection with Merger	(26,323,200)	(26)	—	(7,244)	—	(7,270)
Post-Merger share-based compensation	3,482,799	3	—	3,203	—	3,206
Shares issued for private placement, post-Merger	1,280,000	9	—	8,791	—	8,800
Shares issued for acquisition costs	1,599,231	2	—	3,341	—	3,343
Shares issued to acquire Better Choice	8,898,069	9	—	6,858	—	6,867
Share repurchase	(76,800)	—	—	(137)	—	(137)
Exercise of pre-funded warrants	50,000	—	—	—	—	—
Shares issued for professional services	2,193,355	2	—	982	—	984
Warrants issued in connection with convertible debt	—	—	—	283	—	283
Halo SPV share exchange	4,950,000	5	—	(5)	—	—
Share cancellations	(376,121)	—	—	—	—	—
Retraction of exchangeable shares and conversion to common stock	394,789	—	—	—	—	—
Net loss	—	—	—	—	(45,006)	(45,006)
Reclassification of AOCI related to discontinued operations	—	—	(2,399)	—	2,399	—
Deconsolidation of SRX (discontinued operations)	—	—	—	(15,769)	89,710	73,941
Balance as of September 30, 2025	24,915,740	$31	$—	$23,304	$(22,928)	$407

The accompanying notes are an integral part of these consolidated financial statements.

F-6

SRx Health Solutions Inc. (formerly Better Choice Company, Inc.)

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended September 30,
	2025	2024
Cash Flow from Operating Activities:
Net loss	$(8,639)	$(43,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Income tax payable	—	(170)
Depreciation and amortization	31	4,387
Interest expense on lease liability	—	464
Impairment of goodwill	—	19,669
Impairment of intangibles	—	1,585
Deferred tax expense	—	(951)
Share-based compensation	3,206	3,667
Bargain purchase gain	(4,111)	—
Debt discount amortization	287	—
Loss on settlement of accounts payable	716	—
Loss on sale of cryptocurrency assets	35	—
Other	—	—
Changes in operating assets and liabilities:
Accounts receivable	5,406	(409)
Inventories	496	2,557
Prepaid expenses and other assets	(829)	414
Accounts payable	(5,992)	10,354
Accrued and other liabilities	1,251	9
Cash Used in Operating Activities	$(8,143)	$(1,478)

Cash Flow from Investing Activities:
Capital expenditures, net of disposals	$—	$1,245
Purchase of cryptocurrency	(2,076)	—
Proceeds from sale of cryptocurrency	2,041	—
Cash acquired in business combination	5,940	—
Cash paid for acquisitions, net of assets acquired	—	(2,335)
Cash Provided by (Used in) Investing Activities	$5,905	$(1,090)

Cash Flow from Financing Activities:
Proceeds from long-term borrowings	$—	$4,220
Repayment of long-term borrowings	—	(3,434)
Payment of principal portion of lease liabilities	—	(2,672)
Proceeds from share issuance	—	919
Proceeds from short-term borrowings	—	2,561
Increase in balance due to related parties	—	(662)
Proceeds from Wintrust facility	859	—
Payments on Wintrust facility	(1,662)	—
Proceeds from short-term borrowings	800	—
Repayment on short-term borrowings	(800)	—
Proceeds from issuance of convertible debt	6,120	—
Repayment of convertible debt	(1,655)	—
Cash paid for financing costs	(154)	—
Proceeds from PIPE	8,800	—
Payments for share repurchase	(137)	—
Cash Provided by Financing Activities	$12,171	$932

Net cash provided by (used in) continuing operations	$9,933	$(1,636)
Net cash used in discontinued operations	(8,523)	—
Net increase (decrease) in cash	1,410	(1,636)
Effect of foreign currency translation adjustments	(207)	(341)
Total cash and cash equivalents, beginning of period	106	2,083
Total cash and cash equivalents, end of period	$1,309	$106

Supplemental schedule of cash flow information:
Cash paid for interest during the period	$(329)	$(2,662)

The accompanying notes are an integral part of these consolidated financial statements.

F-7

Notes to the Consolidated Financial Statements

Note 1 – Nature of business and summary of significant accounting policies

Nature of the business

SRx Health Solutions, Inc. (formerly Better Choice Company, Inc.) and its subsidiaries are together referred to in these consolidated financial statements as the “Company”.

On April 24, 2025, SRx Health Solutions, Inc., a corporation incorporated under the laws of the Province of Ontario on April 26, 2022 (“SRx Canada” or the “Accounting Acquirer”), consummated a business combination (the “Merger”) with Better Choice Company, Inc., a Delaware corporation (“Better Choice” or the “Legal Acquirer”). In the Merger, 1000994476 Ontario Inc. (“AcquireCo”), an indirect wholly-owned subsidiary of Better Choice, amalgamated with and into SRx Canada, with SRx Canada surviving the amalgamation and continuing its operations under the new legal name SRx Health Solutions (Canada) Inc. (“SRx Canada”), an indirect wholly-owned subsidiary of Better Choice.

In connection with the Merger, Better Choice changed its corporate name to “SRx Health Solutions, Inc.”, and adopted the operations of the Accounting Acquirer as its primary business. As such, SRx Canada is the continuing reporting entity for accounting purposes. Refer to Note 4 – Business Combinations for more information.

SRx Canada’s registered head office was originally located at 65 Queen Street West, Suite 800, Toronto, Ontario, M5H 2M5. Post the Merger, the Company’s registered head office remained at 801 US Highway 1, North Palm Beach, Florida 33408.

The Company operates as a vertically integrated healthcare organization and branded pet wellness company. The Company consolidated the operations of two business segments: (i) Canadian pharmacy and healthcare services through SRx Canada, and (ii) premium pet health and nutrition products sold through its subsidiary Halo, Purely for Pets, Inc., a Delaware corporation (“Halo”).

Effective during the year ended September 30, 2025, the Company made the strategic decision to discontinue the operations of its Canadian pharmacy and healthcare services business conducted through SRx Canada. As a result, the SRx healthcare business is classified and presented as a discontinued operation in these consolidated financial statements in accordance with ASC 205-20. Following this discontinuation, the Company’s continuing operations consist solely of its premium pet health and nutrition products segment operated through Halo, Purely for Pets, Inc.

On August 12, 2025, SRx Canada initiated restructuring proceedings under the Companies’ Creditors Arrangement Act (“CCAA”) in Canada. The CCAA filing relates exclusively to the discontinued SRx healthcare business and does not impact the Company’s continuing pet food and pet wellness operations. Additional information regarding the discontinuation of the SRx healthcare segment, related CCAA proceedings, and the associated financial reporting impacts is provided in Note 19 – Discontinued operations.

Halo Spin-out Distribution

On April 25, 2025, the Company distributed (the “Spin-Out Distribution”) to the Better Choice stockholders of record as of April 23, 2025 (the “Record Stockholders”) one share of Class A Common Stock, par value $0.001, of Halo Spin-Out SPV Inc., a Delaware corporation (“Halo SPV”), for every one share of Better Choice common stock held by the Record Stockholders. Halo SPV held 17% of the issued and outstanding capital stock of Halo, Purely for Pets, Inc. (“Halo”).

The ownership of Halo SPV following the Spin-Out Distribution mirrored the ownership of Better Choice immediately prior to the Merger and the Spin-Out Distribution. As such, the Record Stockholders, who received the Halo SPV shares, are the same ultimate owners who indirectly held Halo prior to the Spin-Out Distribution. Accordingly, the Spin-Out Distribution did not result in a substantive change in ownership of Halo from the perspective of the Company’s consolidated financial statements. In accordance with ASC 810, Consolidation, the Spin-Out Distribution represented a reorganization of ownership interests under common control and was therefore treated as a common control equity reorganization, with transfers of interests accounted for as equity transactions. Halo continues to be fully consolidated, with no change in the Company’s accounting treatment.

On August 21, 2025, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Halo Spin-Out SPV, whereby the Company acquired the 17% interest of Halo previously held by SPV in exchange for the issuance of 4,950,000 shares of the Company’s common stock. Following the transaction, the Company owns 100% of Halo. This transaction is accounted for as an equity transaction and did not result in a change to the Company’s total controlling interest of Halo.

F-8

Statement of Compliance

The Company’s consolidated financial statements are prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for annual financial reports and accounting principles generally accepted in the U.S.(“GAAP”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the year ended September 30, 2025 are not necessarily indicative of the results that may be expected for any other reporting period.

These consolidated financial statements have been prepared on a historical cost basis, unless otherwise stated in the significant accounting policies. These consolidated financial statements are presented in U.S. dollars and all values are rounded to the nearest thousand ($000), except when otherwise indicated.

Revision of Prior Period Financial Information

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, the Company identified and corrected an immaterial error in revenue recognized for the fiscal year ended September 30, 2024, related to prescriptions that had been billed but not dispensed and therefore did not meet the criteria for revenue recognition under ASC 606. The correction resulted in a reduction to accumulated deficit of approximately $1.8 million as of September 30, 2024. The revision has been reflected in the accompanying consolidated financial statements. For additional background on this matter, refer to the discussion included in the Company’s Form 10-Q for the quarter ended June 30, 2025.

Consolidation

The consolidated financial statements comprise the financial statements of the Company and its wholly owned subsidiaries. When the Company does not own all of the equity in a subsidiary, the non-controlling interest is disclosed as a separate line item in the consolidated statements of financial position and the earnings accruing to non-controlling interest holders are disclosed as a separate line item in the consolidated statements of operations. The financial results of subsidiaries are included in the consolidated financial statements from the date on which control commences, until the date on which control ceases. Intercompany balances and transactions are eliminated upon consolidation. Control is achieved when the Company is exposed to, or has the right to, variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Going concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the ordinary course of business. The Company has historically incurred operating losses and experienced negative operating cash flows; however, management has implemented actions to improve liquidity and operating performance, including cost-reduction initiatives, margin improvement measures, and securing additional financing, as further described in Note 20 – Subsequent events.

After considering these actions and the Company’s cash flow forecasts for the twelve months following the issuance of these consolidated financial statements, management believes the Company will have sufficient liquidity to meet its obligations as they become due. Accordingly, management has determined that there are no material uncertainties that cast doubt on the Company’s going concern status, and the management has a reasonable expectation that the Company has adequate resources to continue in operational existence beyond September 30, 2025, and the consolidated financial statements continue to be prepared using the going concern assumption.

F-9

Fiscal, Regulation and Other Federal Policies

Significant changes in, and uncertainty with respect to, legislation, regulation, government policy and economic conditions could adversely affect the Company’s business. Specific legislative and regulatory proposals that could have a material impact on the Company include, but are not limited to, modifications to international trade policy (such as tariffs); public company reporting requirements; and environmental regulation.

The Company cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the U.S. and other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. Accordingly, it is difficult to predict how such actions may impact the Company’s business, or the business or habits of its customers. The Company’s business operations, as well as the businesses of its customers on which it is substantially dependent, are located in countries at risk for escalating trade disputes, including the U.S. Any resulting trade wars could have a significant adverse effect on world trade and could adversely impact the Company’s consolidated financial condition, results of operations and cash flows.

Use of estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On an ongoing basis, the Company evaluates these assumptions, judgments and estimates. Actual results may differ from these estimates.

In the opinion of management, the consolidated financial statements contain all adjustments necessary for a fair statement of the results of operations for the years ended September 30, 2025 and 2024, the financial position as of September 30, 2025 and 2024 and the cash flows for the years ended September 30, 2025 and 2024.

Summary of significant accounting policies

Cash and cash equivalents

Cash and cash equivalents include demand deposits held with banks and highly liquid investments with original maturities of ninety days or less at acquisition date. Cash and cash equivalents are stated at cost, which approximates fair value because of the short-term nature of these instruments.

Accounts receivable and allowance for credit losses

Accounts receivable consist of unpaid buyer invoices from the Company’s customers and credit card payments receivable from third-party credit card processing companies. Accounts receivable is stated at the amount billed to customers, net of point of sale and cash discounts. The Company assesses the collectability of all receivables on an ongoing basis by considering its historical credit loss experience, current economic conditions, and other relevant factors. Based on this analysis, an allowance for credit losses is recorded, and the provision is included within SG&A expense. The Company recorded approximately $0.1 million allowance for credit losses for the years ended September 30, 2025 and 2024.

Business combinations and goodwill

Business combinations are accounted for using the acquisition method in accordance with ASC 805. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at fair value at the acquisition date, and the amount of any noncontrolling interest in the acquiree. For each business combination, the Company elects to measure the noncontrolling interest either at fair value or at the noncontrolling interest’s proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.

At the acquisition date, the Company assesses the classification and designation of the financial assets and liabilities assumed based on the contractual terms, economic conditions, and other relevant factors, including embedded derivatives in host contracts.

F-10

Goodwill is initially measured as the excess of the aggregate consideration transferred, the amount of any noncontrolling interest, and the fair value of any previously held equity interest in the acquiree over the fair value of the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired exceeds the total consideration transferred, the Company reassesses the measurement of the net assets and consideration. If the reassessment confirms the excess, a gain is recognized in the consolidated statement of operations.

After initial recognition, goodwill is carried at cost less any accumulated impairment losses. Goodwill is allocated to the Company’s reporting units, which are generally consistent with its operating segments, for the purpose of annual impairment testing or more frequently if impairment indicators exist.

If a portion of a reporting unit is disposed of, goodwill associated with the disposed reporting unit is included in the carrying amount of the operation when determining the gain or loss on disposal. The goodwill allocated to the disposed operation is measured based on the relative fair values of the portion disposed and the portion retained.

In connection with the reverse merger between SRx and Better Choice, the Company recorded a bargain purchase gain, which arises when the fair value of the net identifiable assets acquired exceeds the total consideration transferred. This typically occurs in a business combination where the acquirer purchases the acquiree at a discount, often due to financial distress or other market factors. In accordance with ASC 805 – Business Combinations, the excess was recognized as a gain in the consolidated statement of operations in the period the transaction closed, after confirming that all assets acquired and liabilities assumed were appropriately measured and no measurement errors existed.

Inventories

Inventories, consisting of finished goods available for sale as well as packaging materials, are valued using the first-in first-out (“FIFO”) method and are recorded at the lower of cost or net realizable value. Cost is determined on a standard cost basis and includes the purchase price, as well as inbound freight costs and packaging costs. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated selling expenses. Inventories are written down to net realizable value when the cost of inventories is estimated to be unrecoverable due to obsolescence, damage, shrinkage, or declining selling prices. Write-downs to inventory are non-reversible even when circumstances that previously caused inventories to be written down below cost no longer exist. The Company records consideration received from suppliers as a reduction to the cost of inventory. These amounts are recognized in cost of sales when the associated inventory is sold.

This policy applies to inventories held in continuing operations. Inventories related to the discontinued Health Solutions segment, previously consisting of SRx Canada pharmacy operations, are classified as assets of discontinued operations and are disclosed separately in Note 19 – Discontinued operations.

Fixed Assets

Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, and depreciation expense is included within SG&A expense. Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of fixed assets that are retired or otherwise disposed of and the related accumulated depreciation are removed from the fixed asset accounts in the year of disposal and the resulting gain or loss is included in SG&A expense.

The Company assesses potential impairments of its fixed assets whenever events or changes in circumstances indicate that the asset’s carrying value may not be recoverable. An impairment charge would be recognized when the carrying amount of the identified asset grouping exceeds its fair value and is not recoverable, which would occur if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the identified asset grouping.

Convertible Debt

The Company accounts for convertible debt instruments in accordance with ASC 470, Debt, and ASU 2020-06, which eliminated the requirement to separately account for embedded conversion features as equity when certain criteria are met. As such, convertible debt instruments that do not require separate derivative accounting under ASC 815 are accounted for entirely as liabilities and recorded at amortized cost. Debt issuance costs are capitalized and amortized to interest expense over the term of the instrument using the effective interest method. Upon conversion, the carrying amount of the debt is reclassified to equity with no gain or loss recognized. If a convertible instrument contains an embedded feature that does not qualify for the equity scope exception, it is accounted for separately as a derivative liability at fair value with changes recognized in earnings.

F-11

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statement of operations. The Pre-Funded and Representative Warrants (as defined in Note 11) are equity classified.

Income taxes

Income taxes are recorded in accordance with FASB ASC Topic 740, “Income Taxes (ASC 740)”, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statements and tax bases of assets and liabilities and for loss and credit carryforwards using enacted tax rates anticipated to be in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that some or all the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. As of September 30, 2025 and 2024, the Company does not have any significant uncertain income tax positions. If incurred, the Company would classify interest and penalties on uncertain tax positions as income tax expense.

The Company was incorporated on May 6, 2019. Prior to this date, the Company operated as a flow through entity for state and U.S. federal tax purposes. The Company files a U.S. federal and state income tax return, including for its wholly owned subsidiaries.

Revenue

The Company generates revenue primarily from the sale of consumer products, including dry food, wet food, treats, and other premium pet products. Revenue is recognized in accordance with ASC 606, Revenue from Contracts with Customers, when control of the promised goods is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods.

The Company has concluded that it acts as the principal in its revenue arrangements, as it controls the goods before they are transferred to the customer. The Company does not have material financing components or significant variable consideration in its customer contracts.

Revenue from product sales is recognized when the products are shipped to the customer, which is the point at which control has transferred. Amounts billed and due from customers are recorded as accounts receivable. The Company provides for estimated sales returns and allowances, which are not material. Trade incentives, including customer pricing allowances, merchandising funds, and point-of-sale discounts, are recognized as reductions to revenue based on historical experience, estimated redemption rates, and management’s judgment.

Revenues from services formerly provided by the Health Solutions segment, including specialty healthcare services from SRx Canada, are presented as discontinued operations and are excluded from continuing operations.

The accounting policies for revenue recognition in the Consumer Products segment are consistent with those described above and in the accompanying consolidated financial statements.

Cost of goods sold

Cost of goods sold consists primarily of the cost of product obtained from co-manufacturers, packaging materials, freight costs for shipping inventory to the warehouse, as well as third-party warehouse and order fulfillment costs.

Advertising

The Company charges advertising costs to expense as incurred and such charges are included in selling, general and administrative (“SG&A”) expense. The Company’s advertising expenses consist primarily of online advertising, search costs, email advertising and radio advertising. In addition, the Company reimburses its customers and third parties for in store activities and records these costs as advertising expenses. Advertising costs were $1.0 million for the year ended September 30, 2025.

F-12

Share-based compensation

Share-based compensation awards are measured at their estimated fair value on each respective grant date. The Company recognizes share-based payment expenses over the requisite service period. The Company’s share-based compensation awards are subject only to service based vesting conditions. Pursuant to ASC 718-10-35-8, the Company recognizes compensation cost for stock awards with only service conditions that have a graded vesting schedule on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. Forfeitures are recognized as they occur.

Share repurchases

In April 2024, the Company’s board of directors authorized and approved a stock repurchase plan (the “Repurchase Plan”) for up to $5.0 million of the currently outstanding shares of the Company’s common stock through December 31, 2024. Repurchased shares are immediately retired and returned to unissued status. During the period April 24, 2025 to September 30, 2025, 76,800 shares were repurchased. On April 17, 2025, the Repurchase Plan was reinstated and authorization increased to $6.5 million.

Operating leases

The Company determines if a contract or arrangement meets the definition of a lease at inception. The Company has elected to make the accounting policy election for short-term leases. For leases with terms greater than 12 months, the Company records the related asset and obligation at the present value of lease payments over the term. Lease renewal options are only included in the measurement if the Company is reasonably certain to exercise the optional renewals. Any variable lease costs, other than those dependent upon an index or rate, are expensed as incurred. If a lease does not provide a readily available implicit rate, the Company estimates the incremental borrowing discount rate based on information available at lease commencement.

The Company’s only remaining operating lease as of September 30, 2025 relates to office space. There are no material residual value guarantees or material restrictive covenants.

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy uses a framework which requires categorizing assets and liabilities into one of three levels based on the inputs used in valuing the asset or liability.

Level 1 inputs are unadjusted, quoted market prices in active markets for identical assets or liabilities.

Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

Level 3 inputs include unobservable inputs that are supported by little, infrequent or no market activity and reflect management’s own assumptions about inputs used in pricing the asset or liability.

Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s financial instruments recognized on the Consolidated Balance Sheets consist of cash and cash equivalents, trade accounts receivable, accounts payable, term loan, line of credit, convertible debt, due to/from related parties, accrued liabilities and other liabilities.

Fair value measurements of non-financial assets and non-financial liabilities reflect Level 3 inputs and are primarily used to measure the estimated fair values of goodwill, other intangible assets and long-lived assets impairment analyses.

Basic and diluted loss per share

Basic and diluted loss per share has been determined by dividing the net loss available to common stockholders for the applicable period by the basic and diluted weighted average number of shares outstanding, respectively. Common stock equivalents are excluded from the computation of diluted weighted average shares outstanding when their effect is anti-dilutive.

F-13

Segment information

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the Company’s Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has determined that its Board of Directors functions as the CODM.

As of September 30, 2025, the Company reports a single reportable segment, Consumer Products, which includes the legacy Halo pet food business. This segment operates primarily in the United States and includes dry food, wet food, treats, and other premium pet products. The Health Solutions operations, previously reported as a separate segment, have been classified as discontinued operations as further described in Note 19 – Discontinued operations.

The Consumer Products segment reflects the Company’s internal management structure and is evaluated by the CODM based on its operational model, customer base, and economic characteristics. The accounting policies of the segment are consistent with those described in the accompanying consolidated financial statements. See Note 16 – Segment information.

Discontinued Operations

The Company classifies a component of its business as a discontinued operation when the operations and cash flows of the component can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company, and the component represents a strategic shift that will have a major effect on the Company’s operations and financial results.

Upon classification as a discontinued operation, the results of operations, cash flows, and related assets and liabilities of the component are presented separately in the consolidated financial statements for all periods presented in accordance with ASC 205-20, Presentation of Financial Statements – Discontinued Operations. Gains or losses on the disposal of discontinued operations, including any adjustments to reflect the fair value less costs to sell of net assets, are recognized in the period in which the disposal occurs.

The Company assesses whether any of the assets or liabilities of the discontinued operation are impaired at the date of classification and recognizes any required adjustments in the consolidated financial statements. Subsequent changes in estimates or outcomes related to discontinued operations are recognized in the period of the change.

New Accounting Standards

Recently adopted

There were no new standards that would have an impact on the consolidated financial statements for the year ended September 30, 2025.

Note 2 – Revenue

The Company records revenue net of discounts, which primarily consist of trade promotions, certain customer allowances and early pay discounts. The Company excludes sales taxes collected from revenues. Retail-partner based customers are not subject to sales tax.

Revenue channels

The Company groups its revenue channels into three categories: Digital, which includes the sale of product to online retailers such as Amazon and Chewy, as well as Brick & Mortar, which primarily includes the sale of product to Pet Specialty retailers, independent pet stores, and regional distributors; and International, which includes the sale of product to foreign distribution partners and to select international retailers (transacted in U.S. dollars).

F-14

Information about the Company’s net sales by revenue channel is as follows (in thousands):

	Year Ended September 30,
	2025		2024
Digital (1)	$5,038	77%	$—	—%
International (2)	$1,009	15%	$—	—%
Brick & Mortar (3)	$487	8%	$—	—%
Net Sales (4)	$6,534	100%	$—	—%

(1)	The Company’s Digital channel includes two wholesale customers that amounted to greater than 10% of the Company’s total net sales for the year ended September 30, 2025.

(2)	One of the Company’s International customers amounted to greater than 10% of the Company’s total net sales and represented $0.8 million of net sales for the year ended September 30, 2025.

(3)	None of the Company’s Brick & Mortar customers represented greater than 10% of net sales for the year ended September 30, 2025.

(4)	Prior period amounts have not been presented, as the Company’s prior year operations primarily related to SRX Canada, which has since been deconsolidated and is presented as discontinued operations. Accordingly, the results for the year ended September 30, 2025, reflect only the continuing operations of BTTR and Halo and are not comparable to prior periods.

Note 3 - Inventories

Inventories are summarized as follows (in thousands):

	Year Ended September 30,
	2025	2024
Food, treats and supplements	$1,536	$3,369
Inventory packaging and supplies	542	—
Total	$2,078	$3,369

(1)	Inventories as of September 30, 2025 reflect only the continuing operations. Inventories as of September 30, 2024 include amounts related to SRX Canada, which was not classified as discontinued operations at that date. Inventory associated with SRX Canada as of September 30, 2025 is included within “assets of discontinued operations” on the consolidated balance sheet. See Note 19 – Discontinued operations for further information.

Note 4 - Business combinations

Reverse Merger

On April 24, 2025, SRx Canada entered into an arrangement agreement (the “Arrangement Agreement”, or the “Reverse Merger”) with Better Choice Company, Inc. (“Better Choice”), a publicly listed company on the NYSE American, along with 1000994476 Ontario Inc. (“AcquireCo”), an indirect wholly-owned subsidiary of Better Choice, and 1000994085 Ontario Inc. (“CallCo”), a direct wholly-owned subsidiary of Better Choice, both existing under the laws of the Province of Ontario. Pursuant to the Arrangement Agreement, AcquireCo amalgamated with SRx Canada, with SRx Canada continuing as the surviving entity. As part of the reverse merger, Better Choice changed its name to SRx Health Solutions, Inc., and adopted the operations of SRx Canada as its primary business.

As consideration, Better Choice issued 8,898,069 shares of its common stock, and AcquireCo issued 19,701,935 exchangeable shares (convertible into Better Choice common stock on a 1:1 basis). Better Choice shareholders prior to the transaction retained 3,281,295 shares. Upon closing, former shareholders of SRx Canada held approximately 91% of the total combined voting power of the Company’s equity, and Better Choice shareholders retained approximately 9%. The transaction has been accounted for as a reverse acquisition under ASC 805, with SRx Canada identified as the accounting acquirer. The consolidated financial statements reflect the historical operations of the accounting acquirer, with the equity structure retroactively adjusted to reflect the legal acquirer’s equity.

The total consideration transferred was less than the fair value of the net assets acquired, resulting in a preliminary bargain purchase gain of $4.1 million.

In connection with the closing of the Reverse Merger, the Company issued 1,599,231 shares of common stock for advisory and professional services rendered to facilitate the completion of the close the transaction. These shares were issued in lieu of cash payment and were recorded as acquisition-related costs totaling $3.3 million in the year ended September 30, 2025. The fair value of the shares issued was determined based on the closing trading price of the Company’s common stock on the date of issuance. No cash was exchanged in connection with these transactions.

In connection with the Reverse Merger, the Company also completed a private placement on April 24, 2025, issuing 1,280,000 shares of common stock and 2,756,697 pre-funded warrants for aggregate gross proceeds of $8.8 million. The transaction was exempt from registration under Section 4(a)(2) of the Securities Act.

On April 25, 2025, the Company entered into a consulting agreement with Terra Nova Business Holdings Inc., an arm’s length party, under which Terra Nova will provide international logistics and business development services in support of the Company’s Health Solutions segment. The agreement carries a term of 36 months with monthly consulting fees of $0.2 million.

F-15

As of June 30, 2025, the Company had recorded $8.6 million in prepaid expenses related to this agreement. Subsequent to June 30, 2025, the full prepaid amount was written off following the filing for creditor protection under the Companies’ Creditors Arrangement Act (“CCAA”) by SRx Health Solutions (Canada) Inc., the Company’s Canadian operating subsidiary. Refer to Note 19 – Discontinued operations for further details.

September 30, 2025
Common stock	$6,858
Total consideration	$6,858

Cash and cash equivalents	5,940
Accounts receivable, net	5,320
Inventories, net	4,163
Prepaid expenses and other current assets	1,218
Fixed assets, net	118
Right-of-use assets, operating leases	50
Other LT assets	187
Total assets acquired	$16,996

Accounts payable	4,858
Accrued liabilities	326
Line of credit, short-term	790
Operating lease liability, short-term	47
Operating lease liability, long-term	6
Total liabilities acquired	$6,027

Net assets acquired	$10,969

Bargain purchase gain	$(4,111)

The following unaudited pro forma financial information presents the combined results of operations of the Company as if the reverse merger with Better Choice had occurred on October 1, 2024, the beginning of the earliest period presented. The pro forma results include adjustments to reflect the acquisition date fair value of assets acquired and liabilities assumed, transaction costs, and the alignment of accounting policies.

Year Ended September 30,
2025
Revenue	$23,338
Cost of goods sold	15,663
Selling, general and administrative	23,260
Loss on extinguishment of debt	716
Interest expense, net	475
Bargain purchase gain	(4,111)
Other income	(98)
Net loss	$(12,567)

This supplemental pro forma information is not necessarily indicative of what the Company’s actual results of operations would have been had the acquisition occurred at the beginning of the periods presented, nor does it purport to project future operating results of the combined entity.

F-16

Note 5 - Fixed assets

Fixed assets consist of the following (in thousands):

	Estimated Useful Life	September 30, 2025	September 30, 2024
Equipment	2 - 5 years	$124	$1,689
Furniture and fixtures	2 - 5 years	214	603
Medical equipment	5 years	—	1,288
Automobiles	5 years	—	144
Computer software	2 - 3 years	202	—
Buildings	20 years	—	2,293
Leasehold improvements	Lesser of 10 years or term of lease	—	5,152
Signs	10 years	—	38
Total fixed assets		540	11,207
Accumulated depreciation		(452)	(5,176)
Fixed assets, net		$88	$6,031

Depreciation expense related to the continuing business was less than $0.1 million for the year ended September 30, 2025.

Note 6 – Goodwill and intangible assets

Intangible assets

The Company’s intangible assets (in thousands) and related useful lives (in years) relate to the discontinued operations and are as follows:

		September 30, 2024
	Estimated Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Impairment Loss	Net Carrying Amount
Computer software	3 years	$288	$(238)	$—	$50
Domain/website	3 years	2	(1)	—	1
Customer list	5 years	10,816	(3,021)	(1,585)	6,210
Charter license	10 years	930	(190)	—	740
Total intangible assets		$12,036	$(3,450)	$(1,585)	$7,001

The Company did not have any intangible assets as of September 30, 2025, nor did it record amortization expense for the year ended September 30, 2025.

The Company recognized an impairment loss of $1.6 million during the year ended September 30, 2024, related to customer list intangible assets acquired through prior business combinations. The customer lists were tested for impairment prior to goodwill testing using the income approach, specifically a discounted cash flow (DCF) method. The impairment was the result of a decline in the estimated fair value of the customer lists below their carrying amount, based on updated projections of future cash flows attributable to customer relationships and the application of a discount rate reflecting current market conditions and entity-specific risks. The impairment charge is included in the consolidated statement of operations and relates to the Pharmacy and Prescription Drug Sales reporting unit.

The change in the carrying amount of goodwill is summarized as follows:

	Year Ended September 30,
	2025	2024
Beginning balance	$—	$18,346
Disposals	—	(1,115)
Acquisitions	—	2,438
Impairment expense	—	$(19,669)
Total	$—	$—

F-17

The Company allocates goodwill to its Pharmacy and Prescription Drug Sales reporting unit, which includes multiple operating segments primarily consisting of retail and specialty pharmacies, wholesale distribution of pharmaceuticals, patient support programs, and a diagnostic laboratory.

The impairment was primarily driven by significant adverse changes in expected future cash flows resulting from the Company’s loss of a key contract during the fourth quarter of fiscal 2024, which materially reduced projected revenue for the Pharmacy and Prescription Drug Sales reporting unit. The contract, which accounted for a substantial portion of the reporting unit’s revenue base, was not renewed due to changes in customer procurement strategy. In addition, challenging industry dynamics, including increased pricing pressure from payors and reduced reimbursement rates, contributed to lower long-term growth expectations and operating margin forecasts. These factors, combined with a higher discount rate reflecting increased market volatility and risk specific to the Company’s sector, resulted in a decrease in the estimated fair value of the reporting unit below its carrying amount, triggering goodwill impairment.

As September 30, 2024, the Company performed a quantitative goodwill impairment test for this reporting unit in accordance with ASC 350, Intangibles—Goodwill and Other. The fair value of the reporting unit was estimated using a discounted cash flow (DCF) analysis under the income approach. Based on the results of this analysis, the carrying amount of the reporting unit exceeded its fair value, resulting in a goodwill impairment charge of $19.7 million for the year ended September 30, 2024, which was recognized in the consolidated statement of operations for the period then ended.

Note 7 – Leases

The Company leases its corporate headquarters office space under an operating lease that expires in January 2026. The Company does not intend to renew this lease. As of September 30, 2025, the operating lease liability related to continuing operations was less than $0.1 million, all of which is classified as current. The related right-of-use asset was not material.

Lease expense for continuing operations for the year ended September 30, 2025 was less than $0.1 million. The following table presents the undiscounted maturity of the Company’s remaining operating lease payments as of September 30, 2025 (in thousands):

Year	2025
2026	$21
Total	$21

Note 8 – Debt

Convertible notes

On July 7, 2025, the Company issued senior secured convertible notes with an aggregate principal amount of $7.65 million (the “Notes”). The Notes bear interest at 8% per annum, payable quarterly in cash, and mature on July 8, 2027, subject to acceleration upon certain events of default. The Notes were issued at an original issue discount and are secured by substantially all of the Company’s U.S. assets, as well as certain equity interests in its subsidiaries, pursuant to a Security and Pledge Agreement.

The primary conversion feature within the Notes provides the holders the right to convert the principal amount into the Company’s common stock at a fixed conversion price of $0.6274 per share, subject to customary anti-dilution adjustments.

The Company evaluated this conversion feature under ASC 815-40 and concluded that it meets the criteria for equity classification. Accordingly, the conversion feature was not bifurcated from the host debt instrument and no derivative liability was recognized. In addition, because the Notes were not issued at a substantial premium, no beneficial conversion feature was recorded under ASC 470-20.

Certain other provisions contained within the Notes allow the holder, upon the occurrence of defined triggering events, to convert the debt into common stock at 120 - 125% of the outstanding debt value through maturity. These contingent conversion features do not meet the criteria for equity classification and were therefore bifurcated and accounted for as derivative liabilities under ASC 815.

F-18

The table below summarizes the components used to determine the initial carrying amount of the Notes as of July 7, 2025 (in thousands):

Amount
Principal amount	$7,650
Less: original issue discount	(2,118)
Less: issuance costs	(139)
Add: fair value of derivative liabilities	298
Initial carrying amount of Notes at July 7, 2025	$5,691

The carrying amount of the Notes as of September 30, 2025 is summarized below (in thousands):

Amount
Initial carrying amount	$5,691
Less: cash payments on convertible debt	(1,526)
Add: amortization of debt discount and issuance costs	287
Add: change in fair value of derivative liabilities	—
Carrying amount of Notes at September 30, 2025	$4,452

In connection with issuing the Notes, the Company executed a Securities Purchase Agreement that also included 21,338,062 warrants to purchase common stock and a registration rights agreement covering the underlying shares (see Note 11 – Warrants and other equity related instruments). A portion of the proceeds was allocated to the warrants based on their relative fair value.

After deducting the original issue discount, issuance costs, fair value of warrants, and the fair value of derivative liabilities, the Company received net proceeds of approximately $6.1 million, which have been used for general corporate purposes and working capital.

Subsequent to September 30, 2025, the Company entered into a settlement agreement with the Note holders under which the Notes, together with all accrued interest and associated derivative liabilities, were fully settled and extinguished. The Company will recognize any resulting gain or loss on extinguishment in the period of settlement (see Note 20 – Subsequent events).

Short-term borrowings

	As of September 30,
	2025	2024
Revolving line of credit	$—	$3,555
Bank indebtedness	—	160
Total	$—	$3,715

Revolving line of credit

Separately, in September 2023, the Company entered into a revolving line of credit agreement with Canadian Western Bank (“CWB”) that permits borrowings up to $3.7 million at a variable interest rate equal to the bank’s prime rate plus 1.5% per annum. The interest rate was 7.95% at September 30,2024. Interest is payable monthly, and the Company may repay and reborrow amounts at its discretion, subject to the terms of the facility. As of September 30, 2024, $3.5 million was outstanding under the CWB line of credit. Accrued interest was not material as of September 30, 2024. The facility is unsecured and contains no financial covenants.

This revolving line of credit relates to the discontinued SRx Health Solutions segment and is presented within discontinued operations.

Revolving Loan – Better Choice

On September 20, 2024, the Company entered into a revolving credit facility (the “Promissory Note”) with Better Choice Company Inc. (“BTTR”), under which the Company could borrow, repay, and reborrow up to $750,000 at an interest rate of 12% per annum. On December 31, 2024, the Promissory Note was amended to permit additional borrowing of $720,000 at a revised interest rate of 11% per annum.

In January 2025, the Promissory Note was further amended to include a provision whereby the outstanding balance would be converted into common shares of the Company upon the closing of a business combination between the Company and BTTR. The Promissory Note was personally guaranteed by Adesh Vora, former CEO of the Company. The agreement contained no financial or non-financial covenants.

F-19

On April 24, 2025, in connection with the reverse merger between the Company and BTTR, the full outstanding balance of the Promissory Note, including accrued interest, was converted into common shares of the Company in accordance with the amended terms. As a result, the Promissory Note has been settled in full and derecognized from the financial statements as of September 30, 2025.

No gain or loss was recognized upon conversion. All prior-period balances related to this facility have been extinguished, and no amounts are outstanding under this facility as of September 30, 2025.

Term Facilities

Prior to September 18, 2023, the Company entered into senior secured term facilities with CWB Financial Limited (“CWB”) for a select number of its pharmacy locations. Under the terms of the facility with CWB the Company must maintain a minimum Debt Service Coverage ratio of at least 1.30x. The Debt Service Coverage ratio is based on the combined results for 1093507 B.C. Ltd., Alberta Specialty Rx Inc., ConnectRX Inc., Trillium Pharmaceuticals, Nepean Medical Pharmacy Inc., and two other associated corporations of the Company. On September 18, 2023, the Company refinanced its existing senior secured term debt with CWB under SRx Health Solutions Inc. Under the terms of the facility with CWB the Company must maintain a Senior Funded Debt to Adjusted EBITDA of less than 4.0x and a Fixed Charge Coverage Ratio of greater than 1.0x. As at September 30, 2024, the Company was not in compliance with the covenants and as a result the entire CWB loan was classified as a current liability. The terms of these facilities have been summarized below.

	September 30, 2025			September 30, 2024
	Amount	Rate	Maturity date	Amount	Rate	Maturity date
CWB Financial Limited	$—	—	N/A	$28,736	8.78%	September 2027
CWB Financial Limited	—	—	N/A	1,487	9.21%	October 2027
CWB Financial Limited	—	—	N/A	380	8.67%	November 2027
Total	$—			$30,603

Other borrowings

	September 30, 2025			September 30, 2024
	Amount	Rate	Maturity date	Amount	Rate	Maturity date
CEBA loans	$—	—	N/A	$696	15.00%	December 2026
Macdonald DND Site Development LP	—	—	N/A	719	3.00%	September 2024
Meridian OneCap	—	—	N/A	31	6.00%	November 2027
Arbinder Sohi	—	—	N/A	222	12.00%	On demand
Total other borrowings	$—			$1,668
Long-term portion of other borrowings	—			696

The Company applied to CEBA (Canadian Emergency Business Account) program which is a government assistance program in the form of interest-free loans provided to small businesses during a period of revenue reduction due to COVID-19. The Company did not repay the loans by the original maturity date of January 19, 2024, and the loans now have a maturity date of December 31, 2026 and bear an interest rate at 5% per annum.

This CEBA loan relates to the discontinued SRx Health Solutions segment and is presented within discontinued operations.

The following outlines the current and long-term portion of the term facilities during the year:

	As of September 30,
	2025	2024
Current portion of long-term borrowings	$—	$31,575
Long-term portion	—	696
Total	$—	$32,271

Note 9 – Fair value measurements

Fair value hierarchy Levels 1 to 3 are based on the degree to which the fair value is observable:

Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

F-20

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3 fair value measurement are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company has assessed that the fair value of cash, trade and other receivables, and trade and other payables approximate their carrying amounts largely due to the short-term maturities of these instruments.

The carrying amount of the Company’s borrowings are considered to be the same as their fair values, as the terms of the Company’s borrowings are considered to be consistent with the commercial terms prevalent for similar loans. The Company has classified its derivative liability as a Level 3 financial instrument due to the use of unobservable inputs in its valuation.

The Company has no financial instruments classified as Level 2.

Financial risk management

The Company’s activities expose it to a variety of financial risks: credit risk, liquidity risk and market risk (primarily interest rate risk). Risk management is carried out by the Company by identifying and evaluating the financial risks inherent within its operations. The Company’s overall risk management activities seek to minimize potential adverse effects on the Company’s financial performance.

Liquidity risk

The Company is exposed to liquidity risk related to its financial liabilities, including trade payables, short-term borrowings, and convertible debt. Management monitors liquidity through cash flow forecasts and maintains access to credit facilities.

The following table summarizes the contractual maturities of the Company’s financial liabilities (including principal and interest) on an undiscounted basis:

September 30, 2025

	Year 1	Year 2	Year 3	Year 4	Year 5 and over	Total
Convertible debentures	—	10,404	—	—	—	10,404
Trade and other payables	2,147	—	—	—	—	2,147
Total	$2,147	$10,404	$—	$—	$—	$12,551

As of September 30, 2025, the Company has no financial instruments requiring fair value measurement disclosures that differ from their carrying amounts; accordingly.

Note 10 – Commitments and contingencies

The Company has manufacturing agreements with its vendors that provides for the company to make its commercial best efforts to purchase minimum quantities in the ordinary course of business. The Company had no material purchase obligations as of September 30, 2025 or 2024.

The Company may be involved in legal proceedings, claims, and regulatory, tax, or government inquiries and investigations that arise in the ordinary course of business resulting in loss contingencies. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred and are recorded in SG&A expenses. The Company does not accrue for contingent losses that are considered to be reasonably possible, but not probable; however, the Company discloses the range of such reasonably possible losses. Loss contingencies considered remote are generally not disclosed.

Litigation is subject to numerous uncertainties and the outcome of individual claims and contingencies is not predictable. It is possible that some legal matters for which reserves have or have not been established could result in an unfavorable outcome for the Company and any such unfavorable outcome could be of a material nature or have a material adverse effect on the Company’s consolidated financial condition, results of operations and cash flows. Management is not aware of any claims or lawsuits that may have a material adverse effect on the consolidated financial position or results of operations of the Company.

Discontinued Operations

Certain legal matters, claims, and purchase obligations related to SRx Canada, which is classified as discontinued operations, are presented in Note 19 – Discontinued operations. These matters are subject to the same accounting policies as described above. Management does not expect any such matters to have a material impact on the results of continuing operations; however, they could affect the financial results of the discontinued operations segment.

F-21

Note 11 – Warrants and other equity related instruments

Convertible Note and Warrant Financing

On July 7, 2025, in connection with a financing transaction described in Note 8 – Debt, the Company issued senior secured convertible notes with an aggregate principal amount of $7.65 million and, in conjunction with that issuance, granted investors warrants to purchase 21,338,062 common shares. The notes are convertible at the option of the holders into common stock at a conversion price of $0.6274 per share, subject to customary anti-dilution adjustments.

The warrants issued as part of the financing are exercisable for 21,338,062 common shares at an exercise price of $0.6274 per share and expire three years from the issuance date. The Company evaluated the warrants under ASC 815 and ASC 480 and determined that they are equity-classified, and they were initially measured at their relative fair value of $0.4 million using the Black-Scholes option pricing model based on appropriate valuation assumptions.

In connection with the financing, the Company also entered into a registration rights agreement requiring it to register for resale the common shares issuable upon conversion of the notes and exercise of the warrants.

Equity warrants

The fair value of warrants issued is based on the market price of the Company’s common shares on the issue date. All unexercised warrants outstanding at SRx Canada expired prior to the Merger.

The following table summarizes the continuity of the Company’s warrants. Note all pre-merger warrants listed below have been presented to reflect the legal acquirer’s capital structure:

	Warrants #	Weighted Average Exercise Price
Warrants outstanding on September 30, 2023	—	$—
Issued	232,438	2.37
Exercised	—	—
Expired	—	—
Warrants outstanding on September 30, 2024	232,438	2.37
Issued	24,094,759	0.79
Exercised	(50,000)	3.00
Expired	(232,438)	2.02
Assumed in merger	368,345	$109.50
Warrants outstanding on September 30, 2025	24,413,104	$2.42

On April 24, 2025, the Company issued to a single investor a combination of 1,280,000 shares of common stock, and 2,756,697 pre-funded warrants to purchase Company Common Stock at a price of $2.18 per share, or $8.8 million in the aggregate, in a private placement transaction. No additional consideration is required to be paid to exercise the warrants and the warrant does not expire until conversion. The transaction was accounted for as an equity issuance because the number of common shares issuable upon exercise of the warrant is fixed. As of September 30, 2025, all 2,756,697 of these pre-funded warrants remained outstanding.

Note 12 – Share-based compensation

In connection with the Merger completed on April 24, 2025, the Company has adopted the Legal Acquirer’s Amended and Restated 2019 Incentive Award Plan (the “Amended 2019 Plan”). As of September 30, 2025, the maximum number of shares authorized for issuance under the Amended 2019 Plan was 1,928,023. Not more than 34,091 shares may be issued pursuant to Incentive Stock Options under the Amended 2019 Plan, which is included within the total authorized shares described above. Refer to Management’s Discussion and Analysis for more information.

Awards are measured at grant date fair value in accordance with ASC 718, and compensation expense is recognized over the vesting period on a grade vesting basis.

During the year ended September 30, 2025, the Company recognized $3.2 million of share-based compensation expense related to awards granted subsequent to the Merger.

During the pre-merger period in the year ended September 30, 2025, the Company issued an aggregate of 290,611 restricted stock units (“RSUs”) to certain directors, officers, and employees, which auto vested upon the Merger closing, and as such, the Company recorded share-based compensation expense of $0.4 million upon issuance. The weighted average grant-date fair value of these RSUs was $1.94 per share.

F-22

Additionally, the Company recognized an additional $2.0 million of share-based compensation expense related to the auto-vesting and settlement of RSUs prior to the Merger.

In April 2025, the Company effectuated a Reverse Merger, pursuant to which all outstanding RSUs were converted, at the RSU holder’s election, into a share of common stock or an exchangeable share of common stock of the post-merger entity in accordance with the applicable conversion ratio.

The fair value of RSUs granted is based on the market price of the Company’s common shares on the grant date. The following table summarizes the continuity of the Company’s RSUs:

RSUs #
RSUs outstanding on September 30, 2023	1,530,024
Issued	1,291,530
Vested	(1,066,147)
Forfeited and cancelled	(160,775)
RSUs outstanding on September 30, 2024	1,594,632
Issued	4,044,347
Vested	(5,637,155)
Forfeited and cancelled	(1,824)
RSUs outstanding on September 30, 2025	—

Stock options

The following table provides detail of the options granted and outstanding:

Options #
Options outstanding on September 30, 2024	—
Assumed in Merger	64,185
Expired	(24,453)
Options outstanding on September 30, 2025	39,732

Shares issued for professional fees

In July 2025, the Company issued 2,193,355 shares of common stock to certain arm’s-length advisors in exchange for professional advisory services rendered in connection with financing and capital markets activities. The shares were issued at a weighted-average price of $0.61 per share, and the resulting professional fees were recorded as expense in the accompanying consolidated statements of operations with a corresponding increase to additional paid-in capital.

Additionally, during the year ended September 30, 2025, the Company issued 1,941,120 shares for the settlement of inventory-related accounts payable of $2.9 million, and professional fee-related accounts payable of $3.1 million. The professional fees related to professional services provided for capital market activities (investor relations, legal, advisory, etc). No shares were issued in lieu of cash payments during the years ended September 30, 2025 or 2024.

Shares issued to related parties

During the period from July through September 2025, the Company issued an aggregate of 2,987,477 shares of restricted common stock to certain directors, officers, employees, and former employees of the Company as performance or service-based compensation.

On August 25, 2025, the Company issued 2,396,697 shares of restricted common stock to certain directors, officers, and employees as performance bonus compensation. The restricted stock awards were immediately vested, with a weighted average grant price of $0.40 per share.

On September 16, 2025, the Company issued 196,000 shares of restricted common stock to certain current and former directors at a weighted average grant price of $0.35 per share. These awards were immediately vested.

Additionally, between July and September 2025, the Company issued 394,780 shares of common stock pursuant to the retraction of shareholders’ exchangeable shares, which converted into shares of common stock. These shareholders were former employees and shareholders of SRx Canada that initially received exchangeable shares in connection with the Merger.

The fair value of these awards was determined at the grant date and recognized as compensation expense in the consolidated Statement of Operations in accordance with ASC 718.

F-23

Note 13 – Employee benefit plans

The Company has a qualified defined contribution 401(k) plan, which covers substantially all of its employees. Participants are entitled to make pre-tax and/or Roth post-tax contributions up to the annual maximums established by the IRS. The Company matches participant contributions pursuant to the terms of the plan, which contributions are limited to a percentage of the participant’s eligible compensation. The Company made contributions related to the plan and recognized expense of less than $0.1 million during the years ended September 30, 2025.

Note 14 – Related party transactions

Related Party Loans and Balances

As of September 30, 2025, the Company had outstanding convertible promissory notes held by certain members of the Board of Directors totaling $0.5 million. The notes bear interest at 8% per annum and are convertible into the Company’s common stock at the holders’ option subject to the terms of the agreements or upon the occurrence of defined triggering events. Refer to Note 8 – Debt for more information. All terms of the notes are consistent with those offered to other investors.

For the fiscal year ended September 30, 2025, the Company’s continuing operations incurred approximately $0.7 million in director fees, $0.5 million of which were settled in exchange of the convertible notes described above. Directors fees are included in general and administrative expenses in the consolidated statements of operations. These fees were paid to members of the Board of Directors in their capacity as directors and constitute related-party transactions.

During the year ended September 30, 2025, the Company issued to its directors and executive officers an aggregate of $3.2 million in share based compensation.

During the year ended September 30, 2025, the Company paid its executive officers an aggregate of $1.0 million in compensation pursuant to their signed employment arrangements. Other than this compensation, the Company had no related-party transactions with executive officers.

During the fiscal year ended September 30, 2024, prior to the Merger, SRx Canada, while privately held, engaged in non-interest-bearing working capital advances with its largest shareholder and entities under common control, intended to provide short-term liquidity. These advances were non-interest-bearing, not governed by formal written agreements, and SRx Canada did not incur or recognize interest expense in connection with these transactions.

As previously disclosed, for the fiscal year ended September 30, 2024, all material related party loans were forgiven and the Company recorded a capital contribution. No amounts remained outstanding prior to the merger.

As of September 30, 2025 and 2024 there were no other related party loans or receivables outstanding for any shareholder with greater than 10% ownership, and the Company does not intend to enter into similar related party lending arrangements in the future.

Related party balances are summarized as follows:

	As of September 30,
	2025	2024
Due from former affiliates	$—	$277
Due from shareholders related to acquisitions	—	92
Total due from related parties	$—	$369
Due to former affiliates	—	(195)
Due to shareholders related to acquisitions	—	(93)
Ending due from related shareholders	$—	$81

Governance and controls

The Company has adopted a formal Related Party Transaction Policy to ensure appropriate oversight of any future transactions with related parties. All related party transactions are subject to review and approval by the Audit Committee of the Board of Directors, in accordance with SEC Regulation S-K Item 404 and the Company’s internal policies.

F-24

Note 15 – Income taxes

For the year ended September 30, 2025, the Company recorded income tax expense of less than $0.1 million and the effective tax rate was 0%. The Company’s effective tax rate differs from the U.S. federal statutory rate of 21% primarily because the Company’s losses have been fully offset by a valuation allowance due to uncertainty of realizing the tax benefit of NOLs for the year ended September 30, 2025.

The following table is a reconciliation of the components that caused the Company’s provision for income taxes to differ from amounts computed by applying the U.S. federal statutory rate of 21% (in thousands):

	Year ended September 30,
	2025
Statutory U.S. Federal income tax	$(2,034)	21.0%
State income taxes, net	(110)	1.1%
Meals and entertainment	(2)	—%
Bargain purchase	(275)	2.8%
Warrant valuation	—	—%
Tax effect of non-deductible equity instruments	—	—%
Change in valuation allowance	2,419	(25.0)%
Other	2	—%
Total provision	$—	(0.1)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

September 30,
2025
Deferred income tax assets:
Fixed assets	$(15)
Intangibles	—
Inventory	38
Stock options	5,266
Payroll	39
Other assets	2,395
Lease assets (liabilities), net	1
Net operating loss carryforwards	23,962
Gross deferred tax assets	31,686
Valuation allowance	(31,686)
Net deferred tax assets	$—

As of September 30, 2025, the Company had deferred tax assets (before valuation allowance) primarily related to U.S. federal and state net operating loss (“NOL”) carryforwards of approximately $99.9 million and $58.1 million, respectively. The NOLs begin to expire at various dates starting in 2027, unless utilized.

The Internal Revenue Code, as amended (“IRC”), imposes restrictions on the utilization of NOLs and other tax attributes in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use pre-change NOLs may be limited as prescribed under IRC Section 382. Events which may limit the amount of NOLs and credits that can be utilized annually include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.

Management evaluates both positive and negative evidence to determine whether sufficient future taxable income is likely to be generated to realize deferred tax assets. A significant piece of objective negative evidence considered is the cumulative loss incurred through the years ended September 30, 2025 and 2024. This objective evidence limits the consideration of other subjective positive evidence, such as current -year taxable income and future income projections.

Based on this evaluation, as of September 30, 2025, the Company recorded a full valuation allowance of approximately $31.7 million, as it is more likely than not that the deferred tax assets will not be realized.

F-25

The following table reconciles the statutory federal income tax rate to the Company’s effective tax rate for the year ended September 30, 2025 (in thousands, except percentages):

	Year Ended September 30, 2025
	Amount ($)	Effect on ETR (%)
Federal statutory rate	$(2,034)	21.0%
State income taxes, net of federal benefit	2	—%
Nondeductible items	2	—%
Bargain purchase	(275)	2.8%
Change in valuation allowance	2,307	25.0%
Other	(2)	—%
Total income tax provision	$—	—%

As of September 30, 2025, the Company does not have any significant uncertain tax positions and no accrued interest and penalties related to uncertain income tax positions. The Company does not anticipate that the amount of unrecognized tax benefits will significantly increase or decrease within the next twelve months. If incurred, the Company would classify interest and penalties on uncertain tax positions as income tax expense.

The Company is subject to taxation in the U.S. federal and various state jurisdictions. The Company is not currently under audit by any taxing authorities. The Company remains open to examination by U.S. federal and state tax authorities for the tax years 2021 through 2025. Federal and state net operating losses are subject to review by taxing authorities in the year utilized and in future years. The Company has no uncertain tax positions as of September 30, 2025.

Note 16 – Segment information

As of September 30, 2025, the Company reports one continuing operating segment, Consumer Products, following the classification of its previously reportable Health Solutions segment as discontinued operations.

The Consumer Products segment includes the legacy Halo pet food business, consisting of premium pet products such as dry kibble, wet food, freeze-dried raw food, treats, and toppers for dogs and cats. This segment operates across various sales channels and represents the Company’s ongoing business.

The Health Solutions segment, which encompassed the Company’s pharmacy network operations in Canada, has been classified as discontinued operations as of September 30, 2025, and accordingly, its results and related assets and liabilities are reported separately in the financial statements.

Prior to discontinuation, the Company’s Chief Operating Decision Maker (“CODM”), the Board of Directors, evaluated the Company’s financial performance based on two segments: Health Solutions and Consumer Products. Following the classification of Health Solutions as discontinued, segment reporting focuses exclusively on the Consumer Products business.

For the year ended September 30, 2025, segment financial information for continuing operations relates solely to the Consumer Products segment, which was acquired through business combination on April 25, 2025. There are no comparative results for 2024, as all operations that existed in 2024 relate to the Health Solutions segment, which is now classified as discontinued.

F-26

The following table summarizes revenues, gross margin, and Adjusted EBITDA for the continuing Consumer Products segment for the years ended September 30, 2025 (in thousands):

	Twelve months Ended September 30,
	2025	2024
Net sales	$6,534	$—
Cost of goods sold:
Direct	4,413	—
Indirect	595	—
Total cost of goods sold	5,008	—
Gross profit	1,526	—
Segment expenses:
Discretionary marketing	890	—
Outbound freight	6	—
Other segment expenses (a)	12,036	—
Total segment expenses	12,932	—
Loss from operations	(11,406)	—
Other income (expense):
Interest expense	(628)	—
Loss on extinguishment of debt	(716)	—
Bargain purchase gain	4,111	—
Other expense	—	—
Total other income (expense)	2,767	—
Net loss before income taxes	(8,639)	—
Income tax expense	—	—
Net loss	$(8,639)	$—

(a)	Other segment expenses include employee compensation and benefits, share based compensation, non-cash charges, other sales and marketing costs, professional fees, broker commissions, and other general expenses

The accounting policies of the segment are consistent with those described in Note 1 - Summary of Significant Accounting Policies.

Geographic Information

Revenue by geography is based on where the customer is based. Summary financial data attributable to various geographic regions for the years indicated is as follows:

	Year Ended September 30,
	2025	2024
United States	$5,505	$—
Taiwan	833	—
Other	196	—
Total	$6,534	$—

Note 17 – Concentrations

Major suppliers

The Company sourced approximately 85% of its inventory purchases from three vendors for the year ended September 30, 2025. There was $0.2 million of inventory purchases from major suppliers in accounts payable on the Consolidated Balance Sheets, as of September 30, 2025.

Major customers

Accounts receivable from three customers represented 98% of accounts receivable as of September 30, 2025. Three customers represented 88% of gross sales for the year ended September 30, 2025.

F-27

Credit risk

As of September 30, 2025 and 2024, the Company’s cash and cash equivalents were deposited in accounts at several financial institutions and may maintain some balances in excess of federally insured limits. The Company maintains its cash and cash equivalents with high-quality, accredited financial institutions and, accordingly, such funds are subject to minimal credit risk. The Company has not experienced any losses historically in these accounts and believes it is not exposed to significant credit risk in its cash and cash equivalents.

The Company is also exposed to credit risk on its trade accounts receivable. In evaluating expected credit losses under ASC 326, the Company considers historical collection experience, the credit quality of its customers, and current economic conditions. Historically, the Company has experienced minimal bad debts and high collection rates, and as such, expected credit losses on accounts receivable are considered low and the related allowance is not material.

Note 18 – Loss per share

The Company presents net loss per share on a basic and diluted basis for the years ended September 30, 2025 and 2024. Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding (“WASO”) during the period. For the years ended September 30, 2025 and 2024, the Company’s basic and diluted net loss per share attributable to common stockholders are the same as the Company generated a net loss.

For the year ended September 30, 2025, the Company’s basic and diluted net loss per share attributable to common stockholders are the same as the Company generated a net loss and common stock equivalents are excluded from diluted net loss per share as they have an anti-dilutive impact.

For the year ended September 30, 2025, potentially dilutive securities not included in the calculation of diluted net loss per share, because to do so would be anti-dilutive, are as follows: 24,413,104 of stock equivalent warrants; and 39,732 of stock equivalent employee stock options.

The Company’s discontinued operations relate entirely to SRx Health Solutions, Inc., which was disposed of during the year ended September 30, 2025. Net loss per share from discontinued operations is presented separately in accordance with ASC 205-20 and ASC 260. Basic and diluted net loss per share from discontinued operations are calculated using the same weighted average number of shares as used for continuing operations.

The following table sets forth basic and diluted net loss per share attributable to common stockholders for the year ended September 30, 2025 (in thousands, except per share amounts):

	Net loss	Weighted average shares	Loss per share
Continuing operations, basic and diluted	$(8,639)	21,107,043	$(0.41)
Discontinued operations, basic and diluted	$(36,367)	21,107,043	$(1.72)
Net loss	$(45,006)	21,107,043	$(2.13)

Note 19 – Discontinued operations

On August 11, 2025, the Company’s wholly-owned subsidiary, SRx Health Solutions Inc. (“Health Solutions” or the “Discontinued Operations”), filed for protection under the Companies’ Creditors Arrangement Act (“CCAA”). As a result, the Health Solutions segment has been classified as discontinued operations for all periods presented. The financial statements for the years ended September 30, 2025 and 2024 reflect only continuing operations, and results of the discontinued Health Solutions segment are presented separately in this footnote.

Results of Operations of Discontinued Operations

The results of operations for the Health Solutions segment included in discontinued operations are as follows (in thousands):

	Year ended September 30,
	2025	2024
Net sales	$39,364	$145,242
Cost of sales	30,462	120,908
Income tax expense (benefit)	357	(900)
Net loss from discontinued operations	(36,367)	(43,054)

F-28

Cash Flows of Discontinued Operations

The cash flows attributable to the Health Solutions segment are summarized as follows (in thousands):

	Year Ended September 30,
	2025	2024
Cash flows (used in) provided by:
Operating activities	$(2,791)	$(1,724)
Investing activities	4,915	(1,113)
Financing activities	(10,647)	863
Net decrease in cash and cash equivalents	$(8,523)	$(1,974)

Notes and Additional Information

All prior period results for Health Solutions, including the year ended September 30, 2024, are presented within discontinued operations.

All historical acquisitions associated with the Health Solutions segment relate solely to the discontinued business and were fully deconsolidated in connection with the CCAA process; accordingly, no ASC 805 business combination disclosures are included within the Company’s continuing operations.

The financial impact of Health Solutions’ filing under CCAA is reflected in the measurement of net assets and any associated impairment or restructuring charges, if applicable. Refer to Note 10 – Commitments and contingencies for additional details related to obligations of the discontinued operations.

The Company was subject to certain financial covenants under its senior secured term facilities with Canadian Western Bank (“CWB”) related to SRx Canada. As of the date of CCAA filing and subsequent disposal of the business, the Company was not in compliance with these covenants. The debt associated with these facilities has been deconsolidated from the Company’s financial statements. The underlying obligations, however, will not be legally settled or extinguished until completion of the CCAA process.

Subsequent to September 30, 2025, the Company entered into a Settlement, Share Forfeiture and Mutual Release Agreement with certain former founders and officers of SRx Canada, resulting in the forfeiture and cancellation of 18,839,332 shares of SRx Canada stock, of which 376,121 were common shares of the Company. The remaining shares were exchangeable into Company common stock on a one-for-one basis. This transaction has been reflected in the post-closing adjustments to the discontinued operations results.

Note 20 – Subsequent events

The Company has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued for potential recognition or disclosure. Other than the following, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Election and Departure of Directors

On October 1, 2025, the Board of Directors appointed Joshua A. Epstein, as a director of the Company, effective immediately, to serve in such capacity until a successor has been elected and qualified, or until his resignation or removal.

On October 31, 2025, the Company accepted the voluntary resignation of directors Lionel F. Conacher and David Allen White. Following these resignations, Michael Young, Simon Conway, and Joshua A. Epstein serve on each of the Audit, Compensation, and Nominating & Governance Committees, with each serving as chairman of one committee.

On November 10, 2025, the Board of Directors appointed Sammy Dorf, Esq. as a director of the Company, effective immediately, to serve in such capacity until a successor has been elected and qualified, or until his resignation or removal.

F-29

Submission of Matters to a Vote of Security Holders

On October 8, 2025, stockholders holding a majority of the voting power of the Company entitled to vote as of the record date of October 7, 2025 approved a number of corporate matters. These actions included authorizing certain issuances of common stock and convertible securities, approving a future private equity offering of securities, amending the Certificate of Incorporation to increase authorized shares, amending the Bylaws to reduce quorum requirements, and authorizing an additional reverse stock split of the common stock at a ratio to be determined by the Board. Refer to the definitive information statement filed via form DEF 14C with the SEC on October 20, 2025.

Series A PIPE

On October 27, 2025, the Company entered into a Securities Purchase Agreement with certain accredited investors named therein. Pursuant to the Securities Purchase Agreement, up to 38,070 shares of the Company’s Series A convertible preferred stock, par value $0.001 per share, and accompanying warrants to purchase shares of the Company’s common stock, par value $0.001 per share, may be purchased for an aggregate purchase price of up to $30.46 million in one or more closings.

On October 31, 2025, pursuant to the Securities Purchase Agreement, the Company issued and sold, and certain investors purchased, in a private placement (the “Private Placement”): 19,035 shares of the Series A Preferred Stock and 54,527,811 Warrants to purchase shares of Common Stock for aggregate proceeds of approximately $15.23 million, with cash proceeds of $8.66 million, net of cancellation of such investor’s July Note and July Warrant (in each case as defined in the Securities Purchase Agreement) in lieu of cash. Each additional closing of the Private Placement is at the option of the investors upon notice to the Company and subject to satisfaction of customary closing conditions.

As a result of the cancellation of the investors’ July Note and Warrants that comprised the purchase price of the Series A Private Placement, the Company no longer had any outstanding obligations under its convertible notes instruments issued in July 2025 as of the date the financial statements were issued. These events did not require adjustment to the September 30, 2025 consolidated financial statements but are disclosed to provide information regarding significant post–balance sheet financing activities.

In conjunction with the Securities Purchase Agreement, on October 31, 2025 the Company entered a registration rights agreement with the investors, pursuant to which the Company will be required to file a registration statement with the SEC, to register for resale the Common Stock issuable upon (x) the conversion of the Series A Preferred Stock and (y) the exercise of the Warrants. The preliminary registration statement was filed via form S-1 on November 7, 2025.

ELOC Amendment

On October 28, 2025, the Company amended the common stock purchase agreement it entered into on July 7, 2025 (“ELOC”) with an accredited investor, to increase the total committed capital from $50.0 million to $1.0 billion. In connection with such amendment, the Company issued to the investor a convertible promissory note in the aggregate principal amount of $20.0 million.

No amounts were drawn under the amended ELOC as of the date the financial statements were issued. The amendment does not affect the balances recorded as of September 30, 2025, but is disclosed to provide information regarding post–balance sheet financing arrangements.

Amendment to Articles of Incorporation

On November 19, 2025, the Company filed a Certificate of Amendment with the Secretary of State of the State of Delaware which increased the number of shares of Common Stock that the Company is authorized to issue from 200,000,000 shares to 5,000,000,000 shares.

Issuance of Incentive Awards

On December 3, 2025, the Company recognized approximately $0.8 million of share-based compensation expense in connection with granting 1.935 million shares of fully vested restricted stock to directors, officers and certain employees for their services related to recent financing transactions, as recommended by the Compensation Committee and approved by the Board on October 31, 2025.

F-30

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the securities being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission fee	$
Accounting fees and expenses
Legal fees and expenses
Miscellaneous fees and expenses
Total	$

We will pay the expenses, other than any underwriting discounts and commissions, associated with the resale of securities pursuant to this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock.

Item 15. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

II-1

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Charter and Bylaws limit the liability of our (i) directors and (ii) officers, which includes each individual who has been duly appointed as an officer of CERo and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to our registered agent as contemplated by Section 3114(b) of Title 10 of the DGCL, in each case, to the fullest extent permitted by the DGCL, and also provides that we indemnify our directors and officers to the fullest extent permitted by the DGCL.

In connection with the Closing, we entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we indemnify each of our directors and officers to the fullest extent permitted by law and our Charter and Bylaws, and provides for advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We also maintain a general liability insurance policy, which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

II-2

Item 16. Exhibits and Financial Statements Schedules.

(a) EXHIBIT INDEX

Exhibit	Exhibit Description	Form	File No.	Exhibit	Filing date
2.1	Agreement and Plan of Merger, dated February 28, 2019, by and among the Company, BBC Merger Sub, Inc. and Bona Vida, Inc.	8-K	333-161943	2.1	05/10/2019
2.2	First Amendment to Agreement and Plan of Merger, dated February 28, 2019, by and among the Company, BBC Merger Sub, Inc., and Bona Vida, Inc., dated May 3, 2019	8-K	333-161943	2.2	05/10/2019
2.3	Securities Exchange Agreement, dated February 2, 2019, by and among the Company, TruPet LLC and the members of TruPet LLC	8-K	333-161943	2.3	05/10/2019
2.4	First Amendment to Securities Exchange Agreement, dated February 2, 2019, by and among the Company, TruPet LLC and the members of TruPet LLC, dated May 6, 2019	8-K	333-161943	2.4	05/10/2019
2.5	Amended and Restated Stock Purchase Agreement, dated December 18, 2019, by and among the Company, Halo, Purely For Pets, Inc., Thriving Paws, LLC and HH-Halo LP	8-K	333-161943	2.1	12/26/2019
2.6	Agreement and Plan of Merger, dated July 28, 2022, by and among TruPet LLC and Halo, Purely for Pets, Inc.	10-Q	001-40477	2.6	08/11/2022
3.1	Certificate of Incorporation, dated January 1, 2019	10-Q	333-161943	3.1	04/15/2019
3.2	Certificate of Amendment to Certificate of Incorporation, dated February 1, 2019	10-Q	333-161943	3.2	04/15/2019
3.3	Certificate of Amendment to Certificate of Incorporation, dated March 13, 2019	8-K	333-161943	3.1	03/20/2019
3.4	Certificate of Amendment to Certificate of Incorporation, dated April 18, 2019	10-KT	333-161943	3.5	07/25/2019
3.5	Certificate of Amendment to Certificate of Incorporation, dated July 30, 2020	8-K	333-161943	99.1	07/30/2020
3.6	Certificate of Merger of Sport Endurance, Inc. with and into the Company	10-Q	333-161943	3.4	04/15/2019
3.7	Certificate of Amendment to Certificate of Incorporation, dated April 24, 2025	8-K	001-40477	3.6	04/30/2025

II-3

3.8	Certificate of Designation for Series A Special Voting Preferred Stock, filed April 24, 2025	8-K	001-40477	3.8	04/30/2025
3.9	Certificate of Designations of Rights and Preferences and Limitations of the Series A Convertible Preferred Stock, filed October 27, 2025.	8-K	001-40477	3.1	10/31/2025
3.10	Certificate of Amendment to Certificate of Incorporation, dated November 11, 2025	10-K	001-40477	3.10	12/05/2025
3.11	Amended and Restated Bylaws of SRx Health Solutions, Inc. adopted October 8, 2025	10-K	001-40477	3.5	12/05/2025
4.7†	Better Choice Company Inc. Amended and Restated 2019 Incentive Award Plan	10-K	333-161943	10.19	05/04/2020
4.8†	Form of 2019 Incentive Award Plan Stock Option Agreement	S-1	333-234349	10.7	10/28/2019
5.1*	Opinion of Meister Seelig & Fein PLLC
10.1†	Form of Indemnification Agreement by and among the Company and its officers and directors	S-1	333-234349	10.8	10/28/2019
10.2	Arrangement Agreement, dated September 3, 2024, between Better Choice Company Inc., and SRx Health Solutions, Inc., as amended December 6, 2024, January 24, 2025 and February 25, 2025	8-K	001-40477	10.1	09/09/2024
10.3	Common Share Purchase Agreement by and between the Company and the buyers named therein, dated July 7, 2025	8-K	001-40477	10.1	07/15/2025
10.4	Registration Rights Agreement by and between the Company and the buyers named therein, dated July 7, 2025	8-K	001-40477	10.2	07/15/2025
10.5	Securities Purchase Agreement, dated as of July 8, 2025, by and among the Company and the investors named therein	8-K	001-40477	10.3	07/15/2025
10.6	Security Agreement, dated as of July 8, 2025, by and between the Company, the Lead Investor and the other parties thereto	8-K	001-40477	10.6	07/15/2025
10.7	Registration Rights Agreement (Convertible Note Financing), dated as of July 8, 2025, by and between the Company and the investors named therein	8-K	001-40477	10.7	07/15/2025
10.8	Kent Cunningham Executive Employment Agreement, dated July 14, 2025	8-K	001-40477	10.1	07/16/2025
10.9	Carolina Martinez Amendment to Executive Employment Agreement, dated July 14, 2025	8-K	001-40477	10.2	07/16/2025
10.10	Settlement, Share Forfeiture and Mutual Release Agreement, dated August 14, 2025	8-K	001-40477	10.1	08/14/2025
10.11	Securities Purchase Agreement dated October 27, 2025 by and among the Company and the investors named therein.	8-K	001-40477	10.1	10/31/2025
10.12	Registration Rights Agreement dated October 31, 2025 by and between the Company and the lead investor named therein.	8-K	001-40477	10.2	10/31/2025
10.13	Amendment dated October 28, 2025 to Common Stock Purchase Agreement dated July 7, 2025 by and between the Company and the investor named therein.	8-K	001-40477	10.3	10/31/2025
10.14	Share Exchange and Asset Transfer Agreement, dated December 16, 2025.	8-K	001-40477	2.1	12/16/2025
21.1	Subsidiaries of the Company	10-K	001-40477	21.1	03/28/2023
23.1*	Consent of MNP LLP
23.2*	Consent of Davidson and Company LLP
23.3*	Consent of Meister Seelig & Fein PLLC (included as part of Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to this report)
101*	The following materials from the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 formatted in Inline Extensible Business Reporting Language (“iXBRL”): (i) the Consolidated Statements of Operations, (ii) the Consolidated Balance Sheets, (iii) the Consolidated Statements of Stockholders’ Equity, (iv) the Consolidated Statements of Cash Flows and (v) related notes, tagged as blocks of text and including detailed tags.
104*	Cover page from the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, formatted in iXBRL (included as Exhibit 101).
107*	Filing Fee Table

†	Indicates a management contract or any compensatory plan, contract or arrangement.
*	Filed or furnished herewith.
***	Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SRX HEALTH SOLUTIONS, INC.

Date: December 22, 2025	By:	/S/ KENT CUNNINGHAM
Kent Cunningham
Chief Executive Officer (Principal Executive Officer)

Date: December 22, 2025	By:	/S/ CAROLINA MARTINEZ
Carolina Martinez
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carolina Martinez his/her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his/her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/S/ KENT CUNNINGHAM	Chief Executive Officer	December 22, 2025
Kent Cunningham	(Principal Executive Officer)

/S/ CAROLINA MARTINEZ	Chief Financial Officer	December 22, 2025
Carolina Martinez	(Principal Financial and Accounting Officer)

/S/ JOSHUA A. EPSTEIN	Director	December 22, 2025
Joshua A. Epstein

/s/ SIMON CONWAY	Director	December 22, 2025
Simon Conway

/s/ MICHAEL YOUNG	Director	December 22, 2025
Michael Young

/s/ SAMMY DORF	Director	December 22, 2025
Sammy Dorf

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